PURCHASE AGREEMENT
dated as of
April 30, 2025
by and among
UNITEDHEALTH GROUP INCORPORATED, AS PARENT,
THE OTHER ENTITIES IDENTIFIED HEREIN AS SELLERS
TENSAW RIVER HEALTHCARE LLC, AS ASSET BUYER
AND
CORNERSTONE HEALTHCARE, INC., AS EQUITY BUYER

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1
Section 1.1.    Certain Defined Terms    1
ARTICLE II PURCHASE AND SALE    17
Section 2.1.    Purchase and Sale of Assets and Equity; Assumption of Liabilities; Closing    17
Section 2.2.    Consideration    19
Section 2.3.    Pre-Closing Adjustment    19
Section 2.4.    Closing Deliveries.    19
Section 2.5.    Post-Closing Adjustment    21
Section 2.6.    Allocation of Purchase Price.    23
Section 2.7.    Consents to Certain Assignments    24
Section 2.8.    Scope of Purchased Assets and Purchased Entities    24
Section 2.9.    Withholding    26
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES AND COMPANY ENTITIES    27
Section 3.1.    Organization and Qualification    27
Section 3.2.    Capitalization of Purchased Entities and Subsidiaries    27
Section 3.3.    Title to the Purchased Equity; Title to Purchased Assets    28
Section 3.4.    Authority    29
Section 3.5.    Financial Statements.    29
Section 3.6.    No Undisclosed Liabilities; Indebtedness; Accounts Receivable    30
Section 3.7.    Absence of Certain Changes    30
Section 3.8.    Consents and Approvals; No Violations.    30
Section 3.9.    Compliance with Laws; Absence of Certain Business Practices    31
Section 3.10.    Property    32
Section 3.11.    Litigation    32
Section 3.12.    Employee Benefit Plans    33
Section 3.13.    Labor Matters    35
Section 3.14.    Environmental Matters    36
Section 3.15.    Taxes.    37
Section 3.16.    Material Contracts    39
Section 3.17.    Insurance Matters    41
Section 3.18.    Intellectual Property; IT Assets    42
Section 3.19.    Privacy and Security; HIPAA    44
Section 3.20.    Healthcare Compliance    45
Section 3.21.    Brokers    47
Section 3.22.    Transactions with Affiliates    47

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    48
Section 4.1.    Organization and Power    48
Section 4.2.    Authority    48
Section 4.3.    Brokers    48
Section 4.4.    Consents and Approvals; No Violation    48
Section 4.5.    Litigation    49
Section 4.6.    Investment Intent    49
Section 4.7.    Financing    49
Section 4.8.    Solvency    49
ARTICLE V CERTAIN COVENANTS AND AGREEMENTS    49
Section 5.1.    Certain Actions to Close Transactions    49
Section 5.2.    Pre-Closing Conduct of Business    50
Section 5.3.    Access to Information    53
Section 5.4.    Post-Closing Access and Information; Preservation of Records    54
Section 5.5.    Tax Matters    54
Section 5.6.    Additional Efforts    59
Section 5.7.    Public Announcements; Confidentiality    59
Section 5.8.    Employees    60
Section 5.9.    Indemnification of Directors and Officers    62
Section 5.10.    Names and Trademarks of Seller Parties    63
Section 5.11.    Names and Trademarks of Company Entities    64
Section 5.12.    Restrictive Covenants    64
Section 5.13.    R&W Policy    65
Section 5.14.    Wrong Pockets    65
Section 5.15.    Intercompany Agreements    65
Section 5.16.    No Shop    66
Section 5.17.    Regulatory Filings    66
Section 5.18.    Commingled Contracts.    69
Section 5.19.    Joint Ventures    70
Section 5.20.    Insurance    71
Section 5.21.    Release    71
Section 5.22.    Reorganization    72
Section 5.24.    Healthcare Regulatory Filings.    72
Section 5.25.    Discharge of Excluded Liabilities    72
ARTICLE VI TERMINATION    72
Section 6.1.    Termination of Agreement    72
Section 6.2.    Effect of Termination    73
ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE    73
Section 7.1.    Conditions to Obligation of Buyer to Close    73
Section 7.2.    Conditions to Obligation of the Seller Parties to Close    74

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ARTICLE VIII INDEMNITY    75
Section 8.1.    Survival    75
Section 8.2.    Indemnification of the Buyer Indemnified Parties    76
Section 8.3.    Indemnification of the Seller Indemnified Parties    77
Section 8.4.    Materiality    77
Section 8.5.    Certain Claims    78
Section 8.6.    Effect of Investigation    78
Section 8.7.    Indemnification Procedure    78
Section 8.8.    Release of the Escrow Amount    81
Section 8.9.    Exclusive Remedy    81
Section 8.10.    Adjustment    81
Section 8.11.    Mitigation; Other Limitations    81
ARTICLE IX MISCELLANEOUS    83
Section 9.1.    Fees and Expenses    83
Section 9.2.    Entire Agreement; Amendment; Assignment    83
Section 9.3.    Waiver    83
Section 9.4.    Notices    84
Section 9.5.    Governing Law; Waiver of Jury Trial    85
Section 9.6.    Divisions and Headings    85
Section 9.7.    Parties in Interest    85
Section 9.8.    Severability    86
Section 9.9.    Consent to Jurisdiction    86
Section 9.10.    Counterparts    86
Section 9.11.    Interpretation    86
Section 9.12.    [Intentionally Deleted]    87
Section 9.13.    Specific Performance    87
Section 9.14.    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege    88
Section 9.15.    Disclosure Schedule    88
Section 9.16.    Appointment as Agents    89
Section 9.17.    Amedisys Rights and Responsibilities    90
Section 9.18.    Buyer Representations    90
Section 9.19.    Guaranty    90

EXHIBITS

Exhibit A	Purchased Entities
Exhibit B	Purchased Assets
Exhibit C	Specific Excluded Assets
Exhibit D	Accounting Principles and Target Working Capital and Net Working Capital Calculations
Exhibit E	Form of Transition Services Agreement
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Exhibit F	Form of Bill of Sale
Exhibit G	Form of Allocation Schedule
Exhibit H	Form of Employee Leasing Agreement
Exhibit I	EBITDA Calculation
Exhibit J	Escrow Agreement
Schedule I	Sellers

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PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT, dated as of April 30, 2025 (this “Agreement”), is entered into by and among Cornerstone Healthcare, Inc., a Nevada corporation (“Equity Buyer”), Tensaw River Healthcare LLC, a Nevada limited liability company (“Asset Buyer” and together with Equity Buyer, “Buyer”), The Pennant Group, Inc., a Delaware corporation, solely for purposes of Section 9.19 (“Guarantor”) UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), and each of the Sellers. Buyer, Parent and Sellers are each sometimes referred to herein each as a “Party” and collectively, the “Parties.”
WITNESSETH:
WHEREAS, on June 26, 2023, Parent publicly announced a transaction pursuant to which it has agreed to acquire, via merger, Amedisys, Inc., a Delaware corporation (“Amedisys” and such transaction, the “Amedisys Transaction”), pursuant to that certain Agreement and Plan of Merger, dated as of June 26, 2023, by and among Parent, Aurora Holdings Merger Sub Inc. and Amedisys (the “Amedisys Merger Agreement”);
WHEREAS, Parent has agreed to the Amedisys Transaction and Parent and Sellers have determined to enter into this Agreement for Sellers to divest certain assets and entities related to the Business;
WHEREAS, as a condition and inducement to the willingness of Parent and the other Seller Parties to enter into this Agreement, Guarantor is executing this Agreement as a guarantor, pursuant to which Guarantor is guaranteeing certain obligations of Buyer pursuant to the terms set forth in Section 9.19;
WHEREAS, Equity Buyer desires to purchase, and Parent and the Sellers desire for the Equity Sellers and the LHC Asset Seller to sell, the Purchased Equity and the LHC Purchased Assets, upon the terms and subject to the conditions specified in this Agreement; and
WHEREAS, Asset Buyer desires to purchase and assume, and Parent and the Sellers desire for the Amedisys Asset Seller to sell, transfer and assign, the Amedisys Purchased Assets, and the Amedisys Assumed Liabilities, upon the terms and subject to the conditions specified in this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Parent and each Seller hereby agree as follows:
Article I
DEFINITIONS
Section 1.1.Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means (i) the accounting principles, policies, procedures, methods and practices set forth on Exhibit D; (ii) to the extent not inconsistent with (i), the accounting principles, policies, procedures, methods, and practices (including in respect of the exercise of management judgment) as applied in the Financial Statements dated September 30, 2024; and (iii) to the extent not inconsistent with (i) or (ii), GAAP; provided, however, that in the event of conflict, clause (i) will take precedence over clause (ii) and clause (iii), and clause (ii) shall take precedence over clause (iii). The Parties agree that for all purposes hereof, including the Accounting Principles, Buyer shall assume and be entitled to all accounts receivable and reimbursement proceeds therefrom received after the Closing Date.
“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by Contract, or otherwise.
“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group (including any affiliated group within the meaning of Section 1504(a) of the Code) under U.S. federal, state, local or non-U.S. Law.
“Agreement Date” means the date of this Agreement.
“Amedisys Assets” means all of the right, title and interest in, to and under the assets identified as belonging to Amedisys Sellers in Exhibit B.
“Amedisys Assumed Liabilities” means only those Liabilities of the Amedisys Asset Seller to the extent arising from or in connection with any Amedisys Purchased Asset and expressly excluding the Excluded Liabilities.
“Amedisys Entities” means, collectively, the Amedisys Purchased Entities and their Subsidiaries. For the avoidance of doubt, each Amedisys Entity is a Company Entity.
“Amedisys Net Working Capital” means the Net Working Capital attributable to the Amedisys Entities, Amedisys Assets and Assumed Liabilities associated therewith. Exhibit D sets forth an illustrative calculation of Amedisys Net Working Capital as if the Closing occurred on September 30, 2024.
“Amedisys Purchased Assets” means the Purchased Assets identified as Amedisys Purchased Assets on Exhibit B.
“Amedisys Purchased Entities” means the Purchased Entities that are Subsidiaries of Amedisys, as identified on Exhibit A.
“Amedisys Seller” means Amedisys and each other Seller that is a Subsidiary of Amedisys, as identified on Schedule I.

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other Laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position.
“Asset Seller” means each Seller identified as an “Amedisys Asset Seller” and each Seller identified as an “LHC Asset Seller” in Schedule I.
“Assigned Contracts” means those Contracts identified in Exhibit B as “Assigned Contracts.”
“Assumed Liabilities” means the Amedisys Assumed Liabilities and the LHC Assumed Libilities.
“Bill of Sale” means the assignment and assumption agreement and bill of sale in connection with the transfer of the Purchased Assets and Assumed Liabilities, in the form attached as Exhibit F.
“Books and Records” means all books and records of any and every kind, including client and customer lists, physician orders, Medicare authorizations (Assignment of Benefits forms), medical records, payment records, patient mailing lists (including both active and inactive customers and patients stored or maintained in any format), referral sources, research and development reports, operating guides and manuals, financing and accounting records, Tax Returns (other than Tax Returns relating to Income Taxes), inventory lists, correspondence, emails, word and data storage systems, compact disks, compact disk lists, account ledgers, minute books, stock ledgers, organizational documents, files, reports, plans, advertising materials, promotional materials, drawings and operating records, held or maintained by the Company Entities.
“Business” means the business of providing home health, hospice or palliative care services through the providers identified on Section 1.1(a) of the Disclosure Schedule.
“Business Benefit Plan” means an Employee Plan (a) that is sponsored, maintained, contributed to, or required to be contributed to (i) by any Company Entity or (ii) by Parent, Amedisys or any of their respective Affiliates that covers or otherwise provides for the payment or provision of compensation or benefits to any Company Employee or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity, or any of their respective beneficiaries or dependents, or (b) under which any Company Entity has or could reasonably be expected to have any Liability to provide compensation or benefits to or for the benefit of any Company Employee or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity, or any of their respective beneficiaries or dependents.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.
“Cash” means the aggregate amount of all cash (other than Restricted Cash), cash equivalents and marketable securities, net of the aggregate amount of outstanding checks and outbound wire transfers issued by any Company Entities but uncleared; provided that, to the extent any such check or wire is a payment in respect of an amount included in accounts payable, there shall be a corresponding reduction in the accounts payable on account thereof in the calculation of Net Working Capital; but including the amount of outstanding checks, wires, transfers, drafts, deposits and other receipts in transit not yet cleared, provided that, to the extent that any such check, wire, transfer, draft or deposit is a payment in respect of an amount included in accounts receivable, there shall be a corresponding reduction in accounts receivable on account thereof in the calculation of Net Working Capital.
“Closing Cash” means the aggregate amount of Cash of the Company Entities, on a consolidated basis, determined as of the Effective Time (and, for the avoidance of doubt, disregarding any changes in such amounts between the Effective Time and the Closing).
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Entities or pursuant to which any Lien (other than a Permitted Lien) encumbers any of the Purchased Assets, Purchased Entities or Purchased Equity, including Assumed Liabilities, in each case determined as of immediately prior to Closing.
“Code” means the Internal Revenue Code of 1986.
“Company Benefit Plan” means each Employee Plan that is established, sponsored, maintained or contributed to (or required to be contributed to) solely by a Company Entity or the Amedisys Asset Seller for the benefit of any Company Employees or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity or Amedisys Asset Seller.
“Company Entities” means, collectively, the Purchased Entities and their Subsidiaries, including any entities that become Purchased Entities, and excluding any entities that cease to be Purchased Entities, pursuant to and, in such case, on the terms of, Section 2.8.
“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
“Company IT Assets” means all IT Assets that are (a) used or held for use by a Company Entity, (b) used or held for use by an Asset Seller (to the extent related to the Business) or (c) owned or purported to be owned by a Company Entity. As used in this definition “held for use” includes but is not limited to licensing, leasing and receipt as a service.
“Company Software” all Software owned or purported to be owned by an Asset Seller (to the extent related to the Business) or a Company Entity.

“Confidentiality Agreement” means that certain confidentiality agreement by and between Parent, Amedisys and Pennant Services, Inc., dated June 21, 2024, as amended by that certain letter agreement dated January 20, 2025.
“Contract” means any legally binding note, bond, mortgage, indenture, contract, lease, license, purchase order, sales order or other agreement, whether or not in written form.
“Contract Assignment” means an assignment of the Contracts of the Specified JV in form and substance reasonably acceptable to Buyer.
“Data Protection Obligations” means any applicable Laws, Contracts, or written policies or terms of use relating to data breach notifications or the Processing, privacy or security of Personal Data, including HIPAA, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and the Payment Card Industry Data Security Standards, the Payment Application Data Security Standards, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications.
“Disclosure Schedule” means the disclosure schedule delivered to Buyer concurrently with the execution of this Agreement.
“DOJ” means the United States Department of Justice.
“EBITDA” means earnings before consideration of interest expense, income taxes, depreciation and amortization, as defined in Exhibit I.
“Effective Time” means 12:01 am Central Standard Time on the Closing Date.
“Employee Leasing Agreement” means an agreement, in the form attached hereto as Exhibit H, providing for the provision of certain employment-related post-Closing services between the Company Entities and, separately, each of (a) Parent and (b) Amedisys.
“Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other benefit plan, program, policy, agreement or arrangement (including any employment, consulting or independent contractor arrangement) providing for retention, change in control, profit-sharing, retirement, bonus, commissions, stock option, stock purchase, restricted stock and other equity or equity-based compensation, phantom equity, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, dental, vision, life insurance, disability insurance, fringe benefit or paid time off benefits, whether written or unwritten.

“Environmental Laws” means any Laws relating to (a) pollution, (b) the protection, preservation or cleanup of the environment or natural resources or worker health and safety (as it relates to exposure to Hazardous Materials); or (c) the manufacture, generation, production, installation, use, handling, storage, treatment, transportation, disposal, or release of or exposure to hazardous wastes or hazardous substances including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act and the Hazardous Materials Transportation Act.
“Equity Seller” means each Seller identified as an “Equity Seller” in Schedule I.
“ERISA” means the Employee Retirement Income Security Act of 1974, and any applicable rules and regulations thereunder.
“ERISA Affiliate” shall mean any Person, trade or business (whether or not incorporated) which at any relevant time would be considered a single employer with any of the Company Entities under Section 414 of the Code or Section 4001(b) of ERISA.
“Escrow Account” means an escrow account established pursuant to the Escrow Agreement into which the Escrow Amount is deposited.
“Escrow Agent” means Wilmington Trust, National Association.
“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit J.
“Escrow Amount” means $3,075,000.
“Excluded Assets” means all of the Sellers’ rights, title and interest in, to and under all assets other than the Purchased Equity and Purchased Assets, including the assets identified in Exhibit C.
“Excluded Liabilities” means (a) any Liability to the extent arising from or in connection with an Excluded Asset, and (b) the Liabilities of the Asset Sellers other than the Assumed Liabilities.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions.
“Fraud” means an actual and intentional fraud under Delaware common law with respect to the making of the representations and warranties in Article III or Article IV of this Agreement, as applicable. For the avoidance of doubt, in no event shall “Fraud” be deemed to include equitable fraud, constructive fraud, or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means Section 3.1 (Organization and Qualification), 3.2 (Capitalization), 3.3 (Title), 3.4 (Authority), 3.8(b)(i) (No Violation), 3.15 (Taxes), 3.21 (Brokers), 4.1 (Organization and Power), 4.2 (Authority), 4.3 (Brokers), and 4.4(b)(i) (No Violation).
“GAAP” means the United States generally accepted accounting principles, at the time in effect, consistently applied.
“Governing Documents” means, as appropriate, the charter, articles or certificate of incorporation and bylaws of a corporation or the certificate of formation and, if applicable, operating agreement of a limited liability company, or other similar legal document.
“Governmental Approval” means any consent, non-opposition, approval, authorization, waiver, permit, license, grant, franchise, certification, exemption or order of, or registration, franchise, certificate, declaration, notice to or filing with any Governmental Entity.
“Governmental Entity” means any federal, state, municipal, local or foreign government, any political subdivision thereof or any court or arbitral body, administrative or regulatory agency, taxing authority, department, instrumentality, body or commission or other governmental or quasi-governmental authority, agency or entity, domestic or foreign (including any governmental division, department, agency, and commission).
“Governmental Payor Programs” means all health benefit programs that are, in whole or in part, for the benefit of, or sponsored or financed by a Governmental Entity, including Federal Health Care Programs as defined at 42 U.S.C. § 1320a–7b(f), Medicaid, the Children’s Health Insurance Program, Medicare, Medicare Advantage (including Special Needs Plans), Medicare Part D, TRICARE/CHAMPUS, Veterans Affairs Health Care, and other similar or successor programs.
“Hazardous Materials” means any substance, material or waste that is identified, designated, listed, classified, regulated, or defined by a Governmental Entity or under any Environmental Law as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” or words of similar meaning or effect, including petroleum, its derivatives, by-products and other hydrocarbons, radioactive materials or wastes, lead-based paint, PCBs, silica, and asbestos in any form.
“Healthcare Law” means any Law applicable to the healthcare business of any of the Company Entities, including (to the extent applicable): (a) Medicare, Medicaid, CHIP, TRICARE (f/k/a CHAMPUS) and such other similar federal, state or local reimbursement or governmental programs, (b) the federal Anti-Kickback Law (42 U.S.C. § 1320a-7b), (c) federal and state referral Laws, including the federal Stark Law (42 U.S.C. § 1395nn), (d) the federal False Claims Act (31 U.S.C. §§ 3729 - 3733), (e) the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (f) the federal Health Care Fraud Statute (18 U.S.C. § 1347), (g) the Exclusion Laws (42 U.S.C. § 1320a-7), (h) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), (i) the Confidentiality of Alcohol and Drug Abuse Patient Records Act (42 U.S.C. §§ 290dd-2, et seq. and implementing regulations at 42 CFR part 2), (j) the Clinical

Laboratory Improvement Act (42 U.S.C. §§ 263a, et seq.), (k) the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066); (l) the Controlled Substances Act (21 U.S.C. §§ 801 et seq.); and (m) Health Care Privacy Laws. For the avoidance of doubt, “Healthcare Law” shall include all rules and regulations promulgated under the foregoing statutes.
“Healthcare Privacy Laws” means HIPAA and all other applicable federal or state Laws regarding the privacy, security, confidentiality, creation, receipt, maintenance, transmission, use, disclosure, processing, collection, retention, transfer, or destruction of protected health information, individually identifiable health information, medical records, or other records generated in the course of providing or paying for health care services.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment Act of 2009, and the Health Information Technology for Economic and Clinical Health Act, along with all implementing regulations thereunder governing the privacy of individually identifiable health information and the security of such information maintained in electronic form.
“HSR Act” means that Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any federal, state, local or foreign Tax based on, imposed, determined or measured, in whole or in part, by reference to gross or net income, gain or profits (however denominated), including franchise, gross receipts, margin and similar Taxes.
“Indebtedness” means, without duplication, with respect to any Person, all liabilities (including in respect of principal amount, plus any related accrued and unpaid interest, fees, premiums, penalties, breakage costs, reimbursements, expenses and indemnitees) of such Person arising under, (a) any indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any obligations under securitizations or synthetic leases, (d) obligations in respect of the deferred purchase price of property, business, assets, securities or services, including earn-out payments, seller notes and any post-closing true-up obligations related thereto, including seller notes, earn-outs, holdbacks, escrows and direct financing leases or other unpaid purchase price and similar obligations (but excluding any trade payables or current liabilities included in the calculation of Net Working Capital), in each case, determined in accordance with the Accounting Principles, (e) any amounts payable to terminate interest rate and currency swaps, interest rate hedge agreements, forward contracts, caps, collars, options, futures or purchase or repurchase obligations and any other derivative financial instruments, (f) letters of credit, bankers acceptances, bank guarantees, performance bonds, surety bonds and similar bonds or instruments, in each case, only to the extent drawn or called, (g) any accrued liability related to any deferred compensation, retiree health or welfare benefits, underfunded defined benefit plans (including the employer portion of any applicable payroll Taxes), (h) any obligations secured by any Lien (other than Permitted Liens) on any Purchased Asset or any property or asset of a Purchased Entity (whether or not such obligation is assumed by such Person), (i) obligations of the Company Entities in respect of unpaid severance payable or otherwise owed to any former employee, director, manager, officer or other service provider whose employment or engagement was terminated prior to or as of the Closing (including the employer portion of any applicable Taxes in respect of such amounts), (j) obligations of the Company Entities with respect to its share of any withdrawal liability as a result of a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (k) agreements to repurchase securities and other similar financing transactions, and (l) obligations of a type referred to in clauses (a) through (k) of this definition for which such Person or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise. For the avoidance of doubt, “Indebtedness” does not include (i) undrawn letters of credit or other similar instruments, (ii) any intercompany obligations between or among the Purchased Entities, (iii) amounts that are included in Net Working Capital (including trade payables or other current liabilities incurred in the Ordinary Course of Business) or Transaction Expenses, (iv) any obligations arising from any financing or other similar arrangements of Buyer, (v) any Liabilities incurred at the written direction of Buyer or (vi) any obligations under operating leases.
“Indemnified Party” has the meaning set forth in Article VIII.
“Indemnifying Party” has the meaning set forth in Article VIII.
“Intellectual Property” means all rights, title and interests in and to: (a) patents and patent applications, (b) trademarks, service marks, trade dress, brands, logos and trade names, including all goodwill associated therewith and all registrations and applications therefor, (c) copyrights, works of authorship, and mask work rights, and copyright registrations and applications, (d) Internet domain names and social media accounts and handles, (e) data, database rights and any rights in Software or technology, (f) trade secrets, confidential information and know how, (g) rights of privacy and publicity and moral rights, (h) any other type of intellectual property right of any kind or nature, throughout the world, and (i) any and all registrations, applications, recordings, licenses, and rights arising under Law relating to any of the foregoing, including any and all rights to sue and recover for past, present or future infringements, misappropriations, or violations of any of the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means all Software, middleware, databases, and systems, networks, servers, switches, endpoints, platforms, electronics, hardware, websites, information technology equipment, and all electronic connections between them and associated documentation.
“Knowledge” means (a) when used in relation to Buyer, the actual knowledge of any of John Gochnour, Brian Mills or Kirk Cheney; (b) when used in relation to Parent and the Sellers (other than the Amedisys Sellers), the actual knowledge of any of Alex Halverson, Marcus Macip or Kimberly Seymour; and (c) when used in relation to Amedisys and the Amedisys Sellers, the actual knowledge of any of Nick Muscato, Tammy Peebles-Forrest or Matt Crapanzano.
“Law” means any law, Order, ordinance, stipulation, statute, rule or regulation of a Governmental Entity.

“Legal Proceeding” means any judicial or administrative action, suit, claim, charge, complaint, material audit, investigation of which the subject party has Knowledge, demand, dispute, hearing, mediation, arbitration, Order or other similar proceeding, in each case, by or before a Governmental Entity.
“LHC Assumed Liabilities” means only those Liabilities of the LHC Asset Seller to the extent arising from or in connection with any LHC Purchased Asset and expressly excluding the Excluded Liabilities
“LHC Purchased Assets” means the Purchased Assets identified as LHC Purchased Assets on Exhibit B.
“LHC Net Working Capital” means the Net Working Capital attributable to the Business other than as reflected in the calculation of Amedisys Net Working Capital. Exhibit D sets forth an illustrative calculation of LHC Net Working Capital as if the Closing occurred on September 30, 2024.
“Liability” or “Liabilities” means any debts, liabilities, commitments, obligations, duties or responsibilities of any kind and description, whether accrued, absolute or contingent, known or unknown.
“Licensed Intellectual Property” means any Intellectual Property owned by a third party (other than another Company Entity) and licensed to (a) a Company Entity pursuant to a Contract between such third party and such Company Entity or (b) an Asset Seller pursuant to an Assigned Contract.
“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, mortgage, hypothecation, charge, claim, attachment, encroachment, right of first offer or first refusal, deed of trust or restriction on transfer of title, except for any restrictions arising under any applicable securities Laws.
“MAE” means any event, development, effect or change that, individually, or series of related events, developments, effects, or changes that, in the aggregate, is or would be reasonably expected to be materially adverse to (i) the financial condition, business, Purchased Assets or Company Entities or results of operations of the Business, taken as a whole or (ii) the ability of the Company Entities or Sellers to perform their obligations under this Agreement or to consummate the Transactions; provided, however, that any adverse change, event or effect arising from or related to (a) any change (or proposed change) in applicable Law, GAAP or other accounting or regulatory standard, principle or requirement, or in the enforcement, implementation or interpretation thereof occurring after the date hereof; (b) any incident, condition, change or effect generally affecting any home health, hospice or palliative care industry in which the Business or the Company Entities operate; (c) any national or international political, military or social incident, condition, change or effect (including any attack (including cyber-attack), act of war, sabotage or terrorism), including any engagement by the United States in any hostility (whether or not pursuant to the declaration of a national emergency or war) or any occurrence of any attack, act of war, sabotage or terrorism (including any cyber-attack by any Person) upon the United States or any territory, possession, diplomatic or consular office, military installation, equipment or personnel of the United States; (d) any change in any financial, securities, currency, capital or credit market or in any general economic, political, regulatory, social, legal or Tax condition, including such conditions related to the Company Entities; (e) any man-made or natural disaster (including hurricane, tornado, flood, earthquake, weather, natural disaster or any other acts of God), epidemic, plague, pandemic or other outbreak or illness, or other force majeure event, or any increase or decrease thereof, including any response thereto; (f) any stoppage or shutdown of any activity by any Governmental Entity (including any default or delays in payments by a Governmental Entity or delays or failures to act by any Governmental Entity); (g) any action required by Law to be taken in response to any epidemic, pandemic, endemic or disease or viral outbreak, including any public health emergency, such as shutdowns, capacity restrictions, facility requirements or guidelines, or employee policies; (h) any negotiation, execution or performance of this Agreement or any Transaction Document, any announcement, pendency or consummation of the transactions contemplated hereby or thereby or of the Amedisys Transaction, or the identity of Buyer or any of its Affiliates or any of its or any of their personnel or any other fact or circumstance relating to Buyer or any such other Person, or the announcement or other disclosure of Buyer’s or any of Buyer’s Affiliates’ plans or intentions with respect to the conduct of any business of a Purchased Entity or the Business, including any effect of any of the foregoing on any relationship, Contractual or otherwise, of any business of any Purchased Entity or the Business with any client, customer, employee, supplier, vendor, service provider, counterparty or Governmental Entity or other third party, in each case, having a relationship with any Company Entity; (i) any failure to meet any internal, industry or analyst projection, forecast or prediction for any period (however, any underlying fact causing such failure that is not otherwise excluded in this definition of “MAE” may be taken into account in determining the occurrence (or likelihood or type of likelihood of occurrence) of an MAE); (j) any action taken (or omitted to be taken) by or on behalf of Buyer or any of its Affiliates; (k) any action taken (or omitted to be taken) by Parent, any Seller or any Purchased Entity or any of their respective Affiliates that is expressly required (x) pursuant to this Agreement or any Transaction Document or (y) in connection with the Amedisys Transaction; or (l) any bankruptcy, insolvency or other financial distress of any client, customer, employee, supplier, vendor, service provider, counterparty or Governmental Entity or any other third party; shall not be taken into account in determining whether an “MAE” has occurred; provided, with respect to a matter described in any of the foregoing clauses (a), (b), (c), (d), (e), (f) and (g), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Business, taken as a whole, relative to other comparable entities operating in the industry or markets in which the Business operates.
“Net Working Capital” means, as of the Effective Time (and, for the avoidance of doubt, disregarding any changes in such amounts between the Effective Time and the Closing) and in respect of the applicable Company Entities, Purchased Assets and Assumed Liabilities, the aggregate amount of current assets of the Business (other than any Excluded Assets), minus the aggregate amount of current liabilities of the Business (other than any Excluded Liabilities), in each case determined in accordance with the Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include (1) any amounts with respect to any current Tax assets or deferred Tax assets, or deferred Tax liabilities or current Tax liabilities, (2) Indebtedness, (3) Transaction Expenses, or (4) Cash.
“Open Source Software” means any Software that is distributed as free software, open source software (e.g., Linux) or under or subject to similar licensing or distribution models, as recognized by the Open Source Initiative.
“Order” means any judgment, order, award, decree, consent, writ, or injunction of any Governmental Entity, any conciliation agreement, settlement agreement, market conduct or financial examination report or corrective action plan with any Governmental Entity.
“Ordinary Course of Business” means the conduct of the Business by the Sellers and Company Entities, in a manner consistent with past custom and practice.
“Owned Intellectual Property” means Intellectual Property that is (a) owned or purported to be owned by an Asset Seller and identified as a Purchased Asset in Exhibit B or (b) owned or purported to be owned by a Company Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business securing obligations that are not yet due and payable as of the Closing Date, or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Company Entities’ or the Business’s present use or occupancy of such real property, (d) Liens pursuant to any financing lease, (e) liens granted to any lender at the Closing in connection with any financing by Buyer of the Transactions, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property none of which interfere in any material respect with the present use of or occupancy of the affected Leased Real Property by the Company Entities or Asset Sellers (with respect to the Business), (g) with respect to Leased Real Property, statutory Liens (or contractual Liens as set out in any Lease) of landlords for amounts not delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (h) Liens listed on Section 1.1(b) of the Disclosure Schedule, (i) solely with regards to real property or tangible assets, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed, (j) non-exclusive licenses of Intellectual Property rights granted to a customer or service provider in the Ordinary Course of Business in connection with the provision or receipt by the Business of products and services, and (k) any Lien which shall be released at or in connection with the Closing (including those related to the Closing Indebtedness).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in the Exchange Act).
“Personal Data” means any information that identifies or could be reasonably linked to an identifiable individual or that otherwise constitutes personal information, personal data or their equivalents under any applicable Law, including Governmental Entity-issued identifiers (such as social security number, driver’s license number, or passport number), combined first and last name, home address, telephone number, email address, financial account numbers, credit report information, payment card, bank or other financial information, Protected Health Information (as such term is defined in HIPAA), biometric, medical or health information.
“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Data or sets of Personal Data, whether or not by automated means, such as the processing, receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, making available, alignment, combination, restriction, sale, rental, disposal, erasure or destruction.
“Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on and including the Closing Date.
“Purchase Price” means (a) $102,484,000, plus (b) the amount (if any) by which Amedisys Net Working Capital exceeds Target Amedisys Working Capital, minus (c) the amount (if any) by which Target Amedisys Working Capital exceeds Amedisys Net Working Capital, plus (d) the amount (if any) by which LHC Net Working Capital exceeds Target LHC Working Capital, minus (e) the amount (if any) by which Target LHC Working Capital exceeds LHC Net Working Capital, minus (f) the amount of Closing Indebtedness, minus (g) the amount of the Transaction Expenses, plus (h) the amount of Closing Cash.
“Purchased Assets” means the Amedisys Purchased Assets and the LHC Purchased Assets.
“Purchased Entities” means the Subsidiaries of Parent, and the Amedisys Purchased Entities, in each case, that are identified in Exhibit A.
“Purchased Equity” means the shares of capital stock of, or any other equity or ownership interests in, the Purchased Entities held by any Equity Seller.
“R&W Policy” means the representation and warranty insurance policy with a coverage amount of no less than $10,000,000 to be obtained by Buyer in connection with this Agreement.
“R&W Policy Costs” means, in relation to the R&W Policy (or any alternative policy obtained under Section 2.8), the total premium, including any additional premium required to extend the effectiveness of the Policy to the Final Date, and related Taxes payable by Buyer, underwriting costs for the insurer and brokerage commission for Buyer’s broker.
“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consulting firms, advisors and other representatives, including legal counsel, accountants and financial advisors.
“Restricted Cash” means cash or cash equivalents that is restricted from being used, distributed or transferred to equityholders, including, for the avoidance of doubt, security deposits and escrows.
“Security Breach” means any (a) unauthorized, or unlawful Processing or other act or omission that compromises the availability, security, integrity, or confidentiality of any Personal Data or Company IT Assets, or (b) phishing, ransomware, denial of service, or other cyberattack to the extent related to the Business which results in a monetary loss or a significant business disruption.
“Sell-Side Representations” means the representations and warranties made by the Seller Parties in Article III (as modified by the Disclosure Schedule).
“Seller Parties” means, collectively, Parent, Amedisys and each Seller.
“Seller Taxes” means any Liability for (i) Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company Entities (or any predecessor of any Company Entity) or the Sellers or their respective Affiliates is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or non-U.S. Law, (ii) any and all Taxes of any Person imposed on Buyer or its Affiliates, or for which Buyer or its Affiliates is liable, as a result of any Tax sharing or Tax allocation Contract, in existence with respect to the Sellers or their respective Affiliates (including the Company Entities) on or prior to the Closing Date, (iii) any and all Taxes of any Person imposed on Buyer or its Affiliates as a transferee or successor, by Contract, by Law, or otherwise in respect of a transaction, Contract, event or condition in existence with respect to Sellers or their respective Affiliates (including the Company Entities) or the Business on or prior to the Closing, (iv) any Taxes of any Seller; (v) any Taxes imposed on or payable by any Company Entity for any Pre-Closing Tax Period; (vi) any deferred and unpaid employment or payroll Taxes with respect to any Pre-Closing Tax Period for which the Company Entities are liable, including any “applicable employment Taxes” deferred pursuant to Section 2302 of the CARES Act, or as a result of a denial of any “employee retention credit” described in Section 2301 of the CARES Act claimed by the Company Entities; (vii) the employer portion of any applicable Taxes in respect of the payments described in clause (b) of the definition of Transaction Expenses and Tax withholding on such amounts (in each case, to the extent not already accounted for as Transaction Expenses); (viii) any Transfer Taxes for which Parent is responsible pursuant to Section 5.5(g);(x) any Taxes attributable to the reorganization described in Section 5.22; or (xi) any Taxes attributable to the Business or the Purchased Assets for any Pre-Closing Tax Period (as pro-rated in the manner provided by Section 5.5(c)).

“Sellers” means, collectively, each of the Persons identified on Schedule I, including for the avoidance of doubt each Asset Seller and each Equity Seller.
“Software” means all software, mobile applications, middleware, databases and systems, including object code, source code, firmware and embedded versions thereof, and related documentation, specifications, designs and materials.
“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” means, when used with reference to any Person, any Person (a) of which such Person, or any other Subsidiary of such Person, is a general or managing partner, (b) of which a Person owns or controls, directly or indirectly, capital stock or other equity ownership interests representing 50% or more of the outstanding voting stock or other equity ownership interests or (c) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.
“Target Amedisys Working Capital” means $2,675,902.
“Target LHC Working Capital” means $5,608,582.
“Tax” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Entity or tax authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security or net worth; and taxes or other charges in the nature of excise, withholding, estimated, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (b) any obligations as a transferee or successor, as a member of a consolidated, combined or unitary group or under any Tax sharing, Tax allocation or Tax indemnity agreements or arrangements, by Contract or otherwise, with respect to items described in clause (a) above; and (c) any and all interest, penalties, additions to tax and additional amounts imposed by a Governmental Entity in connection with or with respect to items described in clause (a) or clause (b) above; in each case, whether disputed or not.
“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Return” means any return, statement, declaration, form, report, or information return, or other documentation filed or maintained, or required to be filed or maintained, with respect to or in connection with the assessment or collection of any Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third-Party Payor” means any Governmental Payor Programs, insurance company, managed care plan, health benefit plan, health maintenance organization, preferred provider organization, accountable care organization, employer sponsored health plan, multi-employer welfare trust, or third-party administrator (including prescription benefit managers).
“Third-Party Payor Program” means any payment or reimbursement program maintained by any Third-Party Payor whereby the Third-Party Payor reimburses health care providers or other Persons for the provision of health care items and services, including Governmental Payor Programs, in each case, in which any Company Entity or Asset Seller (as it relates to the Business) participates, or to which any Company Entity or Asset Seller (as it relates to the Business) submits claims.
“Third-Party Payor Program Agreement” means any Contract between any Company Entity or Asset Seller (as it relates to the Business), on the one hand, and a Third-Party Payor, on the other hand, relating to such Company Entity’s or Asset Seller’s participation in or payment related to a Third-Party Payor Program.
“Transaction Documents” means collectively this Agreement, the Escrow Agreement, the Transition Services Agreement, the Bill of Sale, the Expense Reimbursement Agreement entered into between Buyer and Parent on or about the date hereof, the Employee Leasing Agreement and the Contract Assignment.
“Transaction Expenses” means (a) the aggregate Expenses incurred by the Company Entities at or prior to Closing which have not been paid as of immediately prior to Closing, (b) any severance, change in control, retention, transaction or other compensatory amounts payable to any Person by the Company Entities which becomes payable solely as a result of the execution of this Agreement or the consummation of the Transactions, including the employer portion of any applicable Taxes in respect of such amounts, and (c) 50% of all fees and expenses of the Escrow Agent and 50% of the R&W Policy Costs; provided, however, that “Transaction Expenses” shall not include any amounts reflected in Closing Indebtedness or Net Working Capital.
“Transaction Tax Deductions” means, without duplication, any loss or deduction, which is properly deductible for Income Tax purposes, resulting from or attributable to (a) Transaction Expenses; (b) transaction costs (other than the Transaction Expenses) of any Company Entity arising from, incurred in connection with or incident to this Agreement that were paid on or prior to the Closing Date or included in the computation of Net Working Capital; (c) fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by any Company Entity, and any unamortized deferred financing costs, with respect to the payment of Indebtedness in connection with this Agreement; and (d) the amount of any employment Taxes with respect to any compensatory payment made or to be made by any Company Entity in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement. “Transactions” does not include the Amedisys Transaction.

“Transition Services Agreement” means an agreement, in the form attached hereto as Exhibit E, providing for the provision of post-Closing transition services between Parent (or its Affiliates) and the Company Entities.
“Union” means any labor union, works council, or other employee representative body.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.
The following terms are not defined above but are defined on the pages of this Agreement indicated below:
Term    Page
Acquisition Transaction    66
Agreement    1
Allocation Schedule    23
Amedisys    1
Amedisys Transaction    1
Buyer    1
Buyer Representatives    53
Closing    18
Closing Date    19
Commingled Contracts    70
Company Employees    35
Company Indemnified Parties    62
Current Representation    88
Designated Person    88
Divested Names    64
Enforceability Exceptions    41
Estimated Purchase Price    19
Exchange Act    28
Excluded Benefits    61
Filing Notice    66
Final Closing Statement    21
Final Date    73
Financial Statements    29
Healthcare Permits    47
Independent Auditor    22
Insurance Policies    41
Joint Ventures    71
Lease    32
Leased Real Property    32
Licensed Personnel    47
Losses    76
Material Contracts    39

Objection Notice    22
Parent    1
Parent Notice    25
Parent Notice Assets    25
Party/Parties    1
Payoff Indebtedness    20
Payoff Letters    21
Pre-Closing Company Tax Return    55
Pre-Closing Consolidated Tax Returns    55
Pre-Closing Statement    19
Post-Closing Adjustment Amount    22
Privacy and Security Policies and Procedures    45
Privileged Communications    88
Registered Intellectual Property    42
Released Parties    72
Restricted Period    64
Review Period    22
Seller Award    34
Straddle Period Tax Returns    55
Tax Proceeding    56
Transfer Taxes    57
Transferred Employees    61

Article II
PURCHASE AND SALE
Section 2.1.Purchase and Sale of Assets and Equity; Assumption of Liabilities; Closing.
(a)Purchased Equity. Subject to the terms and conditions of this Agreement, including Section 2.8 and Section 5.19, at the Closing, Equity Buyer shall purchase and acquire from each Equity Seller, and each Equity Seller shall sell, convey, transfer, assign and deliver to Equity Buyer, all right, title and interest to the Purchased Equity, free and clear of all Liens (other than restrictions under securities Laws applicable to securities generally), for the consideration specified below.
(b)Purchased Assets. Subject to the terms and conditions of this Agreement, including Section 2.8 and Section 5.19, at the Closing, (i) Asset Buyer shall purchase and acquire from Amedisys Asset Seller, and Amedisys Asset Seller shall sell, convey, transfer, assign and deliver to Asset Buyer, all of Amedisys Asset Seller’s right, title and interest to the Amedisys Purchased Assets, and (ii) Equity Buyer shall purchase and acquire from LHC Asset Seller, and LHC Asset Seller shall sell, convey, transfer, assign and deliver to Equity Buyer, all of LHC Asset Seller’s right, title and interest to the LHC Purchased Assets, in each case, as they exist at the Closing, free and clear of all Liens (other than Permitted Liens), for the consideration specified below.

(c)Excluded Assets. No Excluded Assets are being acquired by Buyer pursuant hereto and all Excluded Assets shall be retained by Sellers and their Affiliates that are not Company Entities.
(d)Assumed Liabilities; Excluded Liabilities.
(i)Subject to the terms and conditions of this Agreement, at the Closing, Asset Buyer shall accept, assume and agree to, and following the Closing will, pay, perform, fulfill and discharge when due only the Amedisys Assumed Liabilities.
(ii)Subject to the terms and conditions of this Agreement, at the Closing, Equity Buyer shall accept, assume and agree to, and following the Closing will, pay, perform, fulfill and discharge when due only the LHC Assumed Liabilities.
(iii)Other than the Assumed Liabilities, Buyer shall not accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability for, any Liabilities of Parent or any Seller (whether now existing or hereafter arising), and Parent, Sellers and their Affiliates shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all Excluded Liabilities.
(e)Closing. Subject to any earlier termination hereof, closing of the Transactions (the “Closing”) will take place remotely via electronic exchange of documents on the second Business Day after the satisfaction or waiver of all conditions hereunder to the obligations of the parties to consummate such Transactions (other than conditions hereunder that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer, Parent and Amedisys mutually agree in writing. Such date is herein referred to as the “Closing Date”. All events which shall occur at the Closing shall be deemed to occur simultaneously. Notwithstanding anything herein to the contrary, the Closing shall occur no sooner than the first to occur of: (i) 60 days after a court of competent jurisdiction enters an Order permitting the closing of the Amedisys Transaction if such Order is entered prior to September 1, 2025; (ii) 30 days after a court of competent jurisdiction enters an Order permitting the closing of the Amedisys Transaction if such Order is entered on or after September 1, 2025; or (iii) December 29, 2025, if necessary under an Order to permit the closing of the Amedisys Transaction by December 31, 2025.
Section 2.2.Consideration. On the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid by Buyer for the Purchased Equity and Purchased Assets shall equal the Purchase Price as adjusted pursuant hereto.
Section 2.3.Pre-Closing Adjustment. Parent and Amedisys will prepare and deliver to Buyer at least five Business Days prior to the Closing Date (a) a statement (the “Pre-Closing Statement”), together with reasonable supporting documents, that sets forth its good faith estimate of the Purchase Price (the “Estimated Purchase Price”), including its good faith estimates of (i) the amount (if any) by which Amedisys Net Working Capital exceeds Target Amedisys Working Capital or the amount (if any) by which the Target Amedisys Working Capital exceeds Amedisys Net Working Capital, (ii) the amount (if any) by which LHC Net Working Capital exceeds Target LHC Working Capital or the amount (if any) by which the Target LHC Working Capital exceeds LHC Net Working Capital (iii) Closing Indebtedness, (iv) Transaction Expenses and (v) Closing Cash, and (b) an allocation of the Estimated Purchase Price among the Company Entities and Asset Sellers, in accordance with the methodologies set forth in Exhibit G; provided that (A) after the delivery of the Pre-Closing Statement and prior to the Closing, Parent and Amedisys shall, and shall cause the Company Entities to: (1) provide Buyer and its representatives with reasonable access to the relevant books, records, supporting data, and employees of the Company Entities, related to the information in the Pre-Closing

Statement for the purposes of assisting Buyer and its Representatives in their review of the Pre-Closing Statement and (2) consider in good faith any reasonable comments and revisions provided by Buyer and its Representatives and cooperate in good faith to answer any questions and resolve any issues raised by Buyer, to the extent reasonable; and (B) Buyer may rely on the information in the Pre-Closing Statement and in no event shall Buyer have any Liability to Parent or any Person arising from or related to payments made in accordance with the terms hereof as provided in the Pre-Closing Statement. Parent and Amedisys shall prepare the Pre-Closing Statement in good faith in a manner consistent with the terms of (including the definitions in) this Agreement, including the Accounting Principles. To the extent Parent, Amedisys and Buyer agree to any revisions to the Pre-Closing Statement in connection with Buyer’s comments, such revisions shall be binding on the Parties for the purposes of this Section 2.3 and the Sellers shall deliver to Buyer prior to the Closing a revised Pre-Closing Statement including such revisions.
Section 2.4.Closing Deliveries.
(a)At or prior to the Closing, Buyer shall:
(i)pay Parent the aggregate amount of the Estimated Purchase Price, less the Escrow Amount;
(ii)pay all Closing Indebtedness set forth on Section 2.4(a)(ii) of the Disclosure Schedule (“Payoff Indebtedness”) in accordance with the Payoff Letters delivered to Buyer pursuant to Section 2.4(b)(vi);
(iii)pay all Transaction Expenses in accordance with written payment instructions delivered by Parent to Buyer at least five Business Days prior to the Closing Date;
(iv)pay the Escrow Amount to the Escrow Agent to be deposited in the Escrow Account.
(v)deliver to Parent counterparts of the Transaction Documents to which it is a party (other than this Agreement), duly executed by Buyer;
(vi)deliver to Parent the certificate referenced in Section 7.2(c);
(vii)provide to Parent confirmation that the R&W Policy has been bound;
(viii)deliver a good standing certificate (or its equivalent) for Buyer from the secretary of state or similar governmental authority of the jurisdiction under the Laws in which such entity is organized;
(ix)deliver to Parent a certificate, dated as of the Closing Date, of the Secretary, Assistant Secretary or corollary officer of Buyer certifying that attached thereto is a complete and correct copy of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by such entity and the consummation of the Transactions and the transactions contemplated thereunder; and
(x)deliver to Parent all Section 338(h)(10) Forms, duly executed by Buyer.

All payments made by Buyer pursuant to this Section 2.4(a) shall be made by wire transfer of immediately available funds to the accounts specified in writing by Parent or the recipient of such funds.
(b)At or prior to the Closing, Parent shall or shall cause the Sellers to:
(i)deliver to Buyer stock powers or other proper instruments of assignment, duly endorsed for transfer of the Purchased Equity;
(ii)deliver to Buyer counterparts of the Transaction Documents to which they are a party (other than this Agreement), duly executed by Parent, the applicable Seller or the applicable Affiliate of Sellers;
(iii)deliver to Buyer the certificate referenced in Section 7.1(c);
(iv)deliver to Buyer a properly completed and duly executed W-9 of and a certification of non-foreign status that complies with Section 1.1445-2(b)(2) of the Treasury Regulations for Parent and each Seller;
(v)deliver to Buyer evidence of termination of the agreements set forth on Schedule 2.4(b)(v), in each case, in a form reasonably acceptable to Buyer;
(vi)no less than five Business Days prior to the Closing Date, deliver customary payoff letters in respect of, and release documents necessary to release all Liens (other than Permitted Liens) on the Purchased Assets, assets of the Purchased Entities and Purchased Equity, in each case, securing all outstanding Payoff Indebtedness and in a form reasonably acceptable to Buyer, which (A) indicate that upon receipt by the applicable agent or lender of a specified amount in accordance with the instructions provided therein, all related Payoff Indebtedness shall be paid in full, all commitments related thereto shall be terminated and, if applicable, all guarantees, security interests or other Liens (other than Permitted Liens) on or against the assets of the Purchased Entities securing such Payoff Indebtedness shall be automatically terminated and released, (B) provide instructions for the payment of such amount to the applicable agent or lender, (C) authorize Buyer or its Representatives to file all UCC termination statements and releases necessary to evidence release of such Liens (other than Permitted Liens) and (D) provide for delivery of an executed IRS Form W-9 for each applicable agent or lender (collectively, the “Payoff Letters”);
(vii)deliver a good standing certificate (or its equivalent) for Parent and each Seller from the secretary of state or similar governmental authority of the jurisdiction under the Laws in which such entity is organized;
(viii)deliver the Books and Records other than those expressly related to an Excluded Asset; and
(ix)deliver to Buyer all Section 338(h)(10) Forms, duly executed by Parent.
Section 2.5.Post-Closing Adjustment.
(a)As soon as reasonably practicable, but in no event later than 120 days after the Closing Date, Buyer shall prepare and cause to be delivered to Parent a statement (the “Final Closing Statement”) setting forth Buyer’s calculation of the Purchase Price, which shall set forth, in reasonable detail, its calculations of (i) the amount (if any) by which Amedisys Net Working Capital exceeds Target Amedisys Working Capital or the amount (if any) by which Target Amedisys Working Capital exceeds Amedisys Net Working Capital, (ii) the amount (if any) by which LHC Net Working Capital exceeds Target LHC Working Capital or the amount (if any) by which Target LHC Working Capital exceeds LHC Net Working Capital, (iii) Closing Indebtedness, (iv) Transaction Expenses and (v) Closing Cash.
(b)The Final Closing Statement shall be (i) prepared, and all of the individual elements thereof, as applicable, used to calculate the Purchase Price shall be determined, in accordance with the Accounting Principles and (ii) accompanied by reasonable supporting documentation for the calculations included therein.
(c)If the Estimated Purchase Price is greater than the Purchase Price, then Parent shall pay to Buyer the amount of such difference, and if the Estimated Purchase Price is less than the Purchase Price, then Buyer shall pay to Parent the amount of such difference (each a “Post-Closing Adjustment Amount”). Payments in respect of a Post-Closing Adjustment Amount shall be made within five Business Days after the final determination of the Purchase Price in accordance with this Section 2.5. The Parties agree that any Post-Closing Adjustment Amount shall be treated for Income Tax reporting purposes as an adjustment to the purchase price, except as otherwise required by applicable Law.
(d)Upon receipt of the Final Closing Statement and calculation of the Purchase Price, Parent and its accountants (subject to reasonable confidentiality and privilege restrictions) shall be permitted during the succeeding 45-day period (the “Review Period”) reasonable access during normal business hours to the relevant personnel of Buyer and its Affiliates, and documents used by Buyer in the preparation of the Final Closing Statement and in calculating the Purchase Price as Parent may reasonably request.
(e)If Parent disagrees with the calculation of the Purchase Price, on or prior to the last day of the Review Period, Parent shall notify Buyer in writing of such disagreement with the calculation of the Purchase Price, which notice shall set forth any such disagreement in reasonable detail, the specific item of the calculation in the Purchase Price to which such disagreement relates, the specific (and reasonable) basis for each such disagreement, and the amounts of any adjustments that are necessary in Parent’s judgment (the “Objection Notice”). If Parent fails to deliver the Objection Notice within the Review Period, Buyer’s calculation of the Purchase Price shall be deemed to have been accepted by Parent and shall be final and binding and used in computing the Post-Closing Adjustment Amount. If Parent delivers the Objection Notice within the Review Period, subject to Section 2.5(f) below, Buyer and Parent shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Buyer and Parent shall be final and binding upon the parties hereto. Any items not disputed in the Objection Notice will be deemed to have been accepted by Parent.
(f)If Buyer and Parent are unable to resolve any disagreement as contemplated by Section 2.5(e) within 30 Business Days after delivery of the Objection Notice, then either Buyer or Parent may engage the dispute resolution group of KPMG US LLP (the “Independent Auditor”), on terms reasonably acceptable to each of Buyer and Parent, who shall, acting as experts and not as arbitrators, resolve the dispute set forth in the Objection Notice. The fees, costs and expenses of the Independent Auditor shall be borne by the parties in proportion to the relative amount each party’s determination has been modified. For example, if Parent challenges the calculation of the Purchase Price by an amount of $100,000, but the Independent Auditor determines that Parent has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Independent Auditor and Parent shall bear the other 60% of such fees and expenses.

(g)The parties shall instruct the Independent Auditor to consider only those items and amounts which are identified in the Objection Notice as being items which Buyer and Parent are unable to resolve. The Independent Auditor will be required to not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either Parent or Buyer or less than the lesser value for such item claimed by either Parent or Buyer in the Objection Notice or Final Closing Statement, as applicable. Further, the Independent Auditor’s determination shall be based solely on the relevant work papers and books and records relating to the Business and written information provided by Buyer and Parent, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review), and the Independent Auditor shall not conduct additional discovery in any form.
(h)The parties shall jointly instruct the Independent Auditor to make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement (i) whether the Final Closing Statement and the Purchase Price were prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Independent Auditor, whether and to what extent (if any) the Purchase Price requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor. All negotiations pursuant to this Section 2.5 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Independent Auditor shall be treated as confidential information. The Independent Auditor shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 2.5 are exclusive and, except as set forth below, the determination of the Independent Auditor shall be final and binding on the parties. The decision rendered pursuant to this Section 2.5(h) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.5(h). The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud or manifest error by or upon the Independent Auditor. Absent such fraud or manifest error, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.
Section 2.6.Allocation of Purchase Price.
(a)Within 150 days after the Closing Date (or, if later, 30 days after the final determination of the Purchase Price pursuant to Section 2.5), Parent shall deliver to Buyer a schedule allocating the Purchase Price and the Assumed Liabilities (together with any other amounts treated as consideration for U.S. federal income tax purposes), as adjusted pursuant to Section 2.5 and reasonably consistent with the estimated allocation provided pursuant to Section 2.3(b), among the Purchased Assets and the Purchased Equity and, with respect to any Purchased Entity treated as disregarded for Income Tax purposes, further among the assets of those Purchased Entities (the “Allocation Schedule”). The Allocation Schedule with respect to the Purchased Assets, each Purchased Entity treated as disregarded for Income Tax purposes, and the 338(h)(10) Company Entities shall be prepared in accordance with section 1060 and section 338 of the Code and the Treasury Regulations promulgated thereunder (and any similar, applicable provisions of state, local or foreign Law), in accordance with the methodologies set forth in Exhibit G. The Allocation Schedule shall be final as between the parties if Buyer notifies Parent in writing of its agreement with the Allocation Schedule or fails to respond to Parent within 20 days after delivery of the Allocation Schedule to Buyer by Parent (the “Final Allocation”). If Buyer notifies Parent in writing that Buyer objects to one or more items reflected in the Allocation Schedule within 20 days after delivery of the Allocation Schedule to Buyer, Parent and Buyer shall negotiate in good faith to resolve such dispute, and to the extent Parent and Buyer agree to modifications, such modified Allocation Schedule shall become the Final Allocation. If Parent and Buyer are unable to resolve any dispute with respect to the Allocation

Schedule within 30 Business Days after the delivery of the Allocation Schedule to Buyer, each of Parent and Buyer may use its own allocation statement.
(b)In the event an adjustment to the Purchase Price is made following the determination of the Final Allocation pursuant to Section 2.6(a), the Final Allocation shall be further revised to reflect such adjustment. To the extent the Allocation Schedule or any modifications thereof become the Final Allocation as set forth in this Section 2.6, Parent and Buyer each agree to use, and cause their respective Affiliates to make consistent use of, such Allocation Schedule for Tax purposes and to file all Tax Returns (including IRS Form 8594) consistently therewith.
Section 2.7.Consents to Certain Assignments.
(a)Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of this Section 2.7, to the extent the transfer, sale, conveyance, delivery or assignment, or the attempted transfer, sale, conveyance, delivery or assignment, to Buyer of any Purchased Asset or Assumed Liability, other than Contracts of the Specified JV, would result in violation of applicable Law or would require the consent, approval, authorization or waiver of a person who is not Buyer, Parent, a Seller or an Affiliate of Buyer, Parent or a Seller (including Governmental Entities), and such consent or approval shall not have been obtained prior to the Closing, this Agreement shall not constitute a transfer, sale, conveyance, delivery or assignment, or an attempted transfer, sale, conveyance, delivery or assignment, thereof; provided, however, that, subject to the other conditions set forth in this Agreement, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Buyer and Parent shall, and Parent shall cause each of the Sellers to, use their reasonable best efforts and cooperate with each other, to obtain any such required consent or approval not delivered at Closing as promptly as practicable after the Closing. Once such consent or approval is obtained, Parent shall, and shall cause its Affiliates, as applicable, to transfer, sell, convey, deliver or assign to Buyer the relevant Purchased Asset or Assumed Liability for no additional consideration. Buyer agrees that none of Parent, the Sellers or any of their Affiliates will have any Liability to Buyer arising out of or relating to the failure to obtain any such consent or approval or because of any circumstances resulting therefrom unless such failure is otherwise a breach of a representation, warranty, agreement or covenant of Parent and Sellers under this Agreement.
(b)To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer at the Closing pursuant to this Section 2.7, Buyer and the applicable Asset Seller shall enter into mutually agreeable, reasonable arrangements to provide for the economic benefit and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability, including any indemnities, that they would have obtained had the asset or Liability been conveyed to Buyer at the Closing. Buyer shall, as agent or subcontractor for the applicable Seller or any of its Affiliates, pay, perform and discharge fully the Liabilities of Sellers or the applicable Affiliate arising thereunder from and after the Closing Date in accordance with any such arrangements. Parent shall, and shall cause its applicable Affiliates to, at Parent’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof such Purchased Asset or Assumed Liability and all income, proceeds and other monies received by Parent or any of its Affiliates to the extent related to such Purchased Asset or Assumed Liability in connection with the arrangements under this Section 2.7.
Section 2.8.Scope of Purchased Assets and Purchased Entities. If, prior to the Closing, the Seller Parties determine in good faith (after reasonably consulting with, and providing reasonable information requested by, Buyer) that it is necessary or required for the Seller Parties to (i) divest additional Subsidiaries or assets and Liabilities to Buyer or (ii) divest any of the Purchased Assets or Company Entities (other than the Joint Venture identified on

Schedule 2.8(a) (together with its Subsidiaries, the “Specified JV”)) to a Person other than Buyer, in each case in order to (x) obtain an Order pursuant to the Antitrust Laws from a Governmental Entity permitting the consummation of the Amedisys Transaction or (y) avoid the entry of, or to effect the dissolution of or to vacate or lift, any Order that would otherwise have, or reasonably be expected to have, the effect of materially restraining, preventing or delaying the consummation of the Amedisys Transaction, or to avoid the commencement of any Legal Proceeding thereunder that seeks to prohibit the Amedisys Transaction, then:
(a)As promptly as practicable following Parent’s determination to take actions pursuant to this Section 2.8(a), Parent will deliver a written notice to Buyer (the “Parent Notice”) that identifies, as applicable, (i) the additional Subsidiaries it desires to include as Purchased Entities, (ii) the additional assets and Liabilities it desires to include as Purchased Assets and Assumed Liabilities, as applicable, hereunder (such additional Subsidiaries, assets and Liabilities, the “Parent Notice Assets”), or (iii) the Subsidiaries or assets and Liabilities it desires to no longer include as Company Entities, Purchased Assets or Assumed Liabilities (the “Parent Notice Exclusions”), which, for avoidance of doubt, shall in no event include the Specified JV.
(b)The Parent Notice will include (i) a supplemental update to the Disclosure Schedule, Schedules, and Exhibits as necessary to reflect any and all matters related, as applicable, to the additional or excluded Company Entities, Purchased Assets and Assumed Liabilities, including Section 1.1 of the Disclosure Schedule and as would be appropriate as though the representations and warranties in Article III were made with respect to the Company Entities, Purchased Assets and Assumed Liabilities on and as of the date of the Parent Notice and after giving effect to the addition of Parent Notice Assets or removal of the Parent Notice Exclusions and (ii) the information described in Schedule 2.8(b), and, promptly following Buyer’s written request, Parent will provide Buyer with all other diligence materials and information reasonably requested by Buyer in respect of the Parent Notice Assets (consistent with such materials and information that have been provided to Buyer related to the Business, Company Entities, Purchased Assets and Assumed Liabilities (in each case as defined as of the date of such Parent Notice)).
(c)Buyer will be deemed to accept the addition of any Parent Notice Assets and removal of the Parent Notice Exclusions unless (i) the Parent Notice Assets are not located (A) within Tennessee or (B) if not within Tennessee, within 50 miles of one of the providers identified on Section 1.1(a) of the Disclosure Schedule as of the date hereof, (ii) acceptance of such Parent Notice Assets, together with any other changes in accordance with Section 5.17 and Section 5.19 would result in a total Purchase Price in excess of $115 million in the aggregate, (iii) the aggregate of all such Parent Notice Assets, taken as a whole, or any individual Parent Notice Asset located outside of Tennessee, have a negative EBITDA for the trailing twelve month period, or (iv) such Parent Notice Assets would result in the assumption by Buyer of additional Liabilities that, individually or in the aggregate, are or would be expected in the reasonable opinion of Buyer to be material to the Business as a whole that are not (A) reasonably (subject to customary retentions and caps) insured against pursuant to the terms of the R&W Policy or an alternative policy (and Buyer shall use commercially reasonable efforts to obtain such coverage with the premiums and fees thereof shared equally by Buyer and Parent), or (B) subject to a reasonable indemnity from Parent relating to such Liabilities providing indemnity coverage for such Liabilities on terms generally comparable, after appropriate adjustments for applicable retentions and caps, to Buyer’s coverage under the R&W Policy for Liabilities covered thereunder. If Buyer is not required to accept any Parent Notice Assets or Parent Notice Exclusions pursuant to this Section 2.8(c), then, subject to Section 5.17, the Parties agree to cooperate, in good faith and using commercially reasonable efforts, to negotiate an alternative arrangement on mutually acceptable terms for the changes to the scope of Purchased

Equity, Purchased Assets and Assumed Liabilities sufficient to permit the consummation of the Amedisys Transaction and the Transactions.
(d)Upon acceptance of Parent Notice Assets or Parent Notice Exclusions, this Agreement shall be automatically amended to (i) include the Parent Notice Assets as Purchased Entities, Company Entities, Purchased Assets and Assumed Liabilities and (ii) exclude the Parent Notice Exclusions from the Purchased Entities, Company Entities, Purchased Assets and Assumed Liabilities, as applicable, and (iii) make the related adjustments to the parties executing this Agreement as Sellers hereunder, and from and after the date of such amendment, references to the Agreement Date hereunder shall instead be deemed to refer to the date of the Parent Notice to the extent such references pertain to Parent Notice Assets or Parent Notice Exclusions. Upon acceptance of the Parent Notice Exclusions, neither Parent nor any Seller will have any Liability to Buyer with respect or related to, or arising out of or in connection with, any Purchased Entity, Company Entity, Purchased Asset or Assumed Liability included in the Parent Notice Exclusions.
(e)In connection with any Parent Notice Assets, the Purchase Price shall be adjusted as follows: (i) for Parent Notice Assets located within Tennessee, the Purchase Price shall be increased or decreased in accordance with the formula set forth on Schedule 2.8(e); (ii) for Parent Notice Assets located outside of Tennessee, the Purchase Price shall be unchanged.
(f)Upon acceptance of Parent Notice Assets or Parent Notice Exclusions, the Target LHC Working Capital and Target Amedisys Working Capital amounts shall, as applicable, be updated in accordance with the calculation principles included in Exhibit D to reflect the inclusion of the operations and financial results of the Parent Notice Assets or the exclusion of the operations and financial results of the Parent Notice Exclusions, as set forth in the relevant Parent Notice.
Section 2.9.Withholding. The Buyer, the Purchased Entities and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and such amounts shall be promptly paid over to the appropriate taxing authority. Notwithstanding anything to the contrary, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.
Article III
REPRESENTATIONS AND WARRANTIES OF
SELLER PARTIES AND COMPANY ENTITIES
Except as set forth in the Disclosure Schedule and subject to Section 9.15, (a) Amedisys, in respect of the (i) Amedisys Sellers, (ii) Amedisys Entities, (iii) Amedisys Assets and (iv) related Assumed Liabilities and operations of the Business, and (b) Parent, in respect of all of the other (i) Sellers, (ii) Company Entities, (iii) Purchased Assets, (iv) Assumed Liabilities and (v) related operations of the Business, hereby, severally and not jointly, represent and warrant to Buyer as follows:

Section 3.1.Organization and Qualification.
(a)Each Seller Party and each Company Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate or limited liability company, as applicable, power and authority, as the case may be, to own, lease and operate its properties and to carry on its businesses as now conducted in all material respects.
(b)Each Company Entity is duly qualified or licensed as a foreign entity with the Secretary of State or similar Governmental Entity, and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed, or in good standing would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the Business. Section 3.1(b) of the Disclosure Schedule sets forth each jurisdiction in which each Company Entity is so qualified or licensed and in good standing.
(c)Parent and Amedisys have made available to Buyer accurate and complete copies of the Governing Documents, including all amendments made thereto, of each Company Entity, and no Company Entity is in violation of any of its respective Governing Documents in any material respect.
Section 3.2.Capitalization of Purchased Entities and Subsidiaries.
(a)Section 3.2(a) of the Disclosure Schedule sets forth the name of each Purchased Entity, the kind or class and amount of its authorized and outstanding capital stock (or other equity interests) and the record owners of such outstanding capital stock (or other equity interests) as of the date hereof and as of the Closing. Except as set forth in Section 3.2(a) of the Disclosure Schedule, there is no capital stock (or other equity interests) of any Purchased Entity of any kind or class authorized, issued or outstanding. All the issued and outstanding capital stock (or other equity interests) of each Company Entity has been duly and validly authorized and issued and is fully paid and nonassessable (to the extent applicable), was not issued in violation of any pre-emptive rights, rights of first refusal or similar rights of any Person and was issued in all material respects in accordance with the registration or qualification requirements of all applicable securities Laws or pursuant to valid exemptions therefrom.
(b)Except for the Transactions and the Amedisys Transaction, (i) there are no authorized or outstanding options, restricted stock, restricted stock units, performance stock units, stock appreciation rights, phantom equity, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating or convertible into to the issued or unissued capital stock of a Purchased Entity, obligating a Purchased Entity to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in a Purchased Entity or securities convertible into or exchangeable for such shares or equity interests, or obligating a Purchased Entity to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (ii) there are no outstanding contractual obligations (contingent or otherwise) of Parent, any Seller or any Purchased Entity to repurchase, redeem or otherwise acquire, or convertible into any capital stock or other equity interests in a Purchased Entity, to make any payments based on the market price or value of shares or other interests of a Purchased Entity or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.
(c)No Purchased Entity has registered shares of its capital stock or any other equity interests under the Securities Act of 1933, and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) or registered itself under the Exchange Act.
(d)Section 3.2(d) of the Disclosure Schedule sets forth (i) each Subsidiary of the Purchased Entities, and the record ownership of the issued and outstanding capital stock (or other equity interests) of such entity. All issued and outstanding shares of capital stock (or other equity interests) of the Purchased Entities’ Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to, and were not issued in violation of, any preemptive rights or any other third-party rights created by statute, the applicable Subsidiary’s Governing Documents or any Contract to which such Subsidiary is a party or by which it is bound. Except for the Subsidiaries disclosed on Section 3.2(d) of the Disclosure Schedule, no Purchased Entity (A) owns, directly or indirectly, any shares of capital stock or other equity rights, or securities or interests convertible into or exchangeable for capital stock or equity rights, in any other Person, or (B) is a party to any partnership or joint venture agreement.
Section 3.3.Title to the Purchased Equity; Title to Purchased Assets. The applicable Equity Seller identified in Section 3.2(a) of the Disclosure Schedule is the owner of all right, title and interest (record and beneficial) in and to the Purchased Equity identified as belonging to such Equity Seller in Section 3.2(a) of the Disclosure Schedule as of the date hereof and, subject to any changes with respect to any Joint Venture in accordance with Section 5.19, as of the Closing, in each case free and clear of any Liens (other than restrictions under securities Laws applicable to securities generally). The Asset Sellers own and have good and valid title to, or hold under valid leases, all of the material tangible assets included in the Purchased Assets, free and clear of any Liens (other than Permitted Liens). All of the tangible Purchased Assets have been installed and maintained in all material respects in accordance with all applicable Laws and are, in all material respects, in good and suitable condition and repair (subject to normal wear and tear) and are, and shall be immediately after Closing, usable in the Ordinary Course of Business in a matter consistent with the current use by such Asset Seller. None of the Excluded Assets are material to the operation of such business.
Section 3.4.Authority. Each Seller Party has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions and any other transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each other Transaction Document to which any Seller Party is a party, and the consummation of the Transactions and any other transactions contemplated hereby and thereby by such Person have been duly and validly authorized by all requisite action of such Person, and no other corporate or limited liability company, as applicable, action on the part of such Person is necessary to authorize the execution, delivery or performance by it of the Transaction Documents. Each of the Transaction Documents to which any Seller Party is a party has been duly executed and delivered by such Person and constitutes the valid and legally binding obligation of such Person enforceable against it in accordance with its respective terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.
Section 3.5.Financial Statements.
(a)Section 3.5(a) of the Disclosure Schedule sets forth true and complete copies of the unaudited balance sheets and income statements for (i) the portions of the Business operated by the Amedisys Sellers, on a consolidated basis, and (ii) the remainder of the Business, on a consolidated basis, in each case for the fiscal year ended December 31, 2023 and for the nine-month period ended September 30, 2024 (the foregoing financial statements are referred to as the “Financial Statements”). The Financial Statements (A) were prepared based upon the information contained in the books and records of the Company Entities and Asset Sellers and (B) fairly present, in all material respects, in accordance with GAAP, the financial position of the Business as of the dates thereof and the results of operations for the periods referred to therein; provided, however, that (I) the Financial Statements are not audited and do not contain all footnotes and other presentation items required to be presented with a set of financial statements prepared in accordance with GAAP, (II) throughout the respective periods covered thereby, the Business has not operated as separate stand-alone entities of Amedisys or the Parent, and instead the balance sheet and results of operations of the Business have been reported within the consolidated financial statements of the Parent and Amedisys, as applicable, (III) standalone financial statements have not historically been prepared for the Business, and (IV) the Financial Statements are not necessarily indicative of the financial position and results of operations of the Business had it been reported on a stand-alone basis. None of Amedisys or the Parent’s accountants have notified such Person in writing or, to the Knowledge of Parent or Amedisys (as applicable), otherwise of any material weaknesses in internal accounting or other controls. The Company Entities maintain systems of internal accounting controls that are designed to provide reasonable assurances that information required to be disclosed by the Company Entities is recorded and reported as necessary to permit the preparation of financial statements of the Company Entities.
(b)Section 3.5(b) of the Disclosure Schedule sets forth a list of all bank accounts and safe deposit boxes of each Company Entity, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
Section 3.6.No Undisclosed Liabilities; Indebtedness; Accounts Receivable.
(a)The Business does not have any material Liabilities, except for Liabilities (i) reflected or reserved against in the Financial Statements (or the notes or narratives included therein) or Final Closing Statement, (ii) incurred by the Company Entities or Asset Sellers after September 30, 2024 in the Ordinary Course of Business, none of which results from, arises out of, or relates to, any breach of Contract or warranty, tort, infringement, Legal Proceeding or violation of Law, (iii) that are Transaction Expenses or Excluded Liabilities, (iv) executory obligations and Liabilities under Contracts entered into in the Ordinary Course of Business, or (v) Liabilities that are disclosed in Section 3.6(a) of the Disclosure Schedule.
(b)All of the accounts and notes receivable of the Company Entities in respect of the Business (i) are arising from sales actually made or services actually performed and were incurred in the Ordinary Course of Business, (ii) are properly reflected on the Company Entities’ books and records and balance sheets included in the most recent Financial Statements in accordance with GAAP consistently applied, and (iii) are not subject to any setoffs, counterclaims, credits or other offsets, except as may arise in the Ordinary Course of Business. No Person has any Lien on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by any Company Entity with respect to any such accounts receivable other than in the Ordinary Course of Business.
Section 3.7.Absence of Certain Changes. Since September 30, 2024 (a) except for the Amedisys Transaction, this Agreement, the negotiation, preparation, or execution hereof and thereof and the process conducted by Parent, Amedisys and their Affiliates in connection herewith and therewith, the Seller Parties have conducted the Business in the Ordinary Course of Business in all material respects, and (b) no MAE has occurred with respect to the Business. Since December 31, 2024, none of the Seller Parties have taken, or failed to take, any of the actions with respect to the Business or Purchased Assets, that if taken or failed to be taken after the date hereof would have been required to be disclosed in Section 5.2(b)(4), (6), (10), (11), (14), or (16) of the Disclosure Schedule.
Section 3.8.Consents and Approvals; No Violations.
(a)No Governmental Approval is necessary for the execution, delivery and performance by any Seller Party of this Agreement or any of the other Transaction Documents to which it is a party, except as required under Antitrust Laws or where the failure to obtain such approval would not reasonably be expected to have, individually or in the aggregate, a materially adverse impact on the Business or materially impair or delay the ability of any Seller Party to consummate the Transactions.
(b)Neither the execution, delivery and performance by any Seller Party of this Agreement or of any other Transaction Document to which it is a party nor the consummation by the Seller Parties of the Transactions or of any transaction contemplated by any other Transaction Document, as applicable, does or will (i) conflict with or result in any material breach of any provision of the Governing Documents of a Seller Party or any Purchased Entity, as applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien) under, any of the terms, conditions or provisions of a Material Contract or (iii) assuming compliance with the matters described in Section 2.8, Section 3.8(a) and Section 5.17, violate any Law applicable to a Seller Party or Purchased Entity or their respective properties or assets, except in the case of clause (ii) or (iii), where such violation, breach or default would not reasonably be expected to be material to the Business or the Company Entities, taken as a whole.
Section 3.9.Compliance with Laws; Absence of Certain Business Practices.
(a)Each of the Company Entities and the Business is, and for the past four years, has been, in compliance in all material respects with all applicable Laws. To the Knowledge of Parent or Amedisys, as applicable, there is no investigation or review pending with respect to a violation of any applicable Law that is material to the Business or the Company Entities, taken as a whole, and none of Parent, Amedisys, nor the Company Entities have received written, or to the Knowledge of Parent or Amedisys, as applicable, oral notice of, and no claims have been filed (or to the Knowledge of Parent or Amedisys, as applicable, have been threatened to be filed) against the Company Entities alleging any violation by any Company Entity or the Business of any such Law in any material respect.
(b)All material Governmental Approvals necessary for the conduct of the Business and operations of each Purchased Entity as it is presently conducted, or necessary to own, lease and operate its properties, have been duly obtained by the Company Entities or Asset Sellers, as applicable, and are in full force and effect and have been in full force and effect for the past four years. For the past four years, there have been no Legal Proceedings pending or, to the Knowledge of Parent or Amedisys, as applicable, threatened that are reasonably expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such material Governmental Approval, and the execution and delivery of the Transaction Documents and the consummation of the Transactions or any other transaction contemplated thereby would not reasonably be expected to result in any such revocation, cancellation, suspension or modification.
(c)No Company Entity or Asset Seller nor, to the Knowledge of Parent or Amedisys, as applicable, any Person acting on behalf of a Company Entity or Asset Seller (including all respective directors, managers, officers, employees and Affiliates) has, in carrying out the Business within the past four years, given or agreed to give any payment, gift or other item of value to any Person (including any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state owned enterprise or any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977, foreign political party, foreign political party official or candidate for foreign political office) who was or is in a position to help or hinder the Business in violation of any applicable anti-corruption, anti-bribery, or anti-money laundering Law in order to (i) obtain favorable treatment in securing business, (ii) pay for favorable treatment for business secured, or (iii) obtain special concessions or for special concessions already obtained, for or in respect of the Company Entities or any Asset Seller (to the extent related to the Business).
Section 3.10.Property.
(a)Leased Real Property. Section 3.10(a) of the Disclosure Schedule sets forth (by street address) the real property leased or otherwise occupied by the Company Entities or used or held for use by any Asset Seller primarily for the Business (the “Leased Real Property”). Each lease, sublease or occupancy agreement, pursuant to which a Company Entity or Asset Seller, directly or through an Affiliate, has a right to occupy and put to its intended use the Leased Real Property, together with all amendments thereto, is identified on Section 3.10(a) of the Disclosure Schedule (each a “Lease”). No Company Entity or Asset Seller (or any Affiliate of the Company Entities or Asset Sellers that is a party to a Lease) is in material default under such Lease, and to the Knowledge of Parent or Amedisys, as applicable, no other party to any Lease is in material default under such Lease. The Leased Real Property, together with any real property subject to the Transition Services Agreement, constitutes all of the real estate used or occupied by the Company Entities or used by any Asset Seller with respect to the Business, and no other real estate is necessary for the conduct of the Business in the manner as currently conducted. No Company Entity owns any real property and no Asset Seller owns any real property primarily related to the Business.
(b)Personal Property. All of the material buildings, fixtures, leasehold improvements, computers, and equipment and other material tangible assets owned or used by the Company Entities that are necessary for the conduct of the Business or are included in the Purchased Assets are in reasonable condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business.
(c)Assets. The Company Entities own and have good and marketable title, or hold under valid leases, all material tangible assets necessary for the operation of the Business immediately prior to the Closing, free and clear of any Liens (other than Permitted Liens).
(d)Escheat. There is no unclaimed property or escheat obligation with respect to any material property or other material asset held or owned by any Company Entity or Asset Seller (with respect to the Business).
Section 3.11.Litigation. Except any Legal Proceedings initiated or threatened by any Governmental Entity or any other Person under any Antitrust Law in connection with the Transactions or the Amedisys Transaction: (i) there are no, and in the past four years have not been, material Legal Proceedings pending or, to the Knowledge of Parent or Amedisys, as applicable, threatened against (A) (i) the Company Entities or (ii) Parent or any Asset Seller and related to the Business or (B) that question the validity of this Agreement or of any action taken or to be taken by any Seller Party in connection with the Transaction Documents or the transactions contemplated hereby or thereby; (ii) no officer, director or, to the Knowledge of Parent or Amedisys, as applicable, employee of the Company Entities has been party to any material Legal Proceeding in such capacity; and (iii) none of the Company Entities or their respective material assets nor the Purchased Assets are subject to any outstanding Order. The Company Entities and Asset Sellers (as it relates to the Business) have timely submitted claims under applicable insurance policies in respect of all Legal Proceedings, and no insurer has disclaimed or denied coverage or reserved rights in respect of such claim.
Section 3.12.Employee Benefit Plans.
(a)Section 3.12(a) of the Disclosure Schedule sets forth a complete and correct list of each Business Benefit Plan, identifying each such plan that is a Company Benefit Plan with an asterisk (*).
(b)With respect to each Business Benefit Plan: (i) such Business Benefit Plan has been established, operated, maintained and administered in compliance in all material respects with its terms and all applicable Laws; and (ii) there are no pending or, to the Knowledge of Parent or Amedisys, as applicable, material threatened claims against, by or with respect to any Business Benefit Plans (other than routine claims for benefits under the terms of any such Business Benefit Plan). All contributions, premiums or payments required to be made by a Company Entity with respect to each Business Benefit Plan have been made within the applicable time required by the Business Benefit Plan and applicable Law. No Company Benefit Plan is, or within the last three years has been, the subject of an examination or audit by or before a Governmental Entity. Neither Parent, nor any Asset Seller, nor any Company Entity, nor to the Knowledge of Parent or Amedisys, as applicable, any fiduciary, trustee or administrator of any Business Benefit Plan, has engaged in any transaction with respect to any Business Benefit Plan that would reasonably be expected to subject any Company Entity or the Business, to any Liability for a “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975 or that would reasonably be expected to subject a Company Entity or the Business to any Tax or other penalty under the Code, ERISA, or any other applicable Law.
(c)With respect to each Company Benefit Plan, Parent and Amedisys have made available to Buyer, as applicable, true and complete copies of: (i) the most recent determination, opinion or advisory letter from the IRS, (ii) the Annual Report/Return (IRS Form Series 5500) with financial statements, if any, and attachments for the most recent plan year, (iii) (x) the current Company Benefit Plan documents (and all amendments) (or, if the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms), summary plan descriptions (including summaries of material modifications), and (y) trust agreements, custodial agreements, administrative agreements, and insurance Contracts, (iv) results of non-discrimination testing for each of the last two years, (v) all Forms 1094-C for filed by a Company Entity for the 2019 through 2022 calendar years, and (vi) any non-routine correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity related to such plan within the last two years.
(d)Each Business Benefit Plan intended to be qualified under Section 401(a) of the Code and the trust forming part thereof, is so qualified and is the subject of a favorable determination or opinion letter from the IRS stating that such Business Benefit Plan, and such trust, is so qualified, and nothing has occurred that would reasonably be expected to adversely affect such qualification or exemption or otherwise result in material Liability to a Company Entity in respect of such Business Benefit Plan.
(e)No Company Benefit Plan is, and none of the Company Entities sponsors, maintains, contributes to, or is obligated to contribute to, or in the past six years sponsored, maintained, contributed to or been obligated to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA or other plan subject to Title IV of ERISA, (ii) pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code,

(iii) “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) “multiple employer plan” as described in Section 413(c) of the Code, or (v) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No ERISA Affiliate has any Liability under Title IV of ERISA that would reasonably be expected to become a Liability of a Company Entity, Buyer or any of their respective Affiliates on or following the Closing Date.
(f)Neither the Business nor any Company Entity has or would reasonably be expected to have any Liability with respect to, and no Company Benefit Plan provides for, post-employment or post-retirement health or welfare benefits other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA at the participant’s sole expense.
(g)Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) is and has at all times been in material compliance in form and operation with the applicable requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder.
(h)For each Company Employee or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity that holds an equity or equity-based incentive award of Parent or Amedisys (each, a “Seller Award”), Section 3.12(h) of the Disclosure Schedule sets forth (i) the name of the holder of such Seller Award, (ii) the issuer and type of award (e.g., stock option, RSU, restricted stock, stock appreciation right), (iii) the grant date, and (iv) whether the award will be subject to accelerated vesting or forfeiture as a result of the transactions contemplated by this Agreement or the Transaction Documents).
(i)Neither the execution of this Agreement nor the consummation of the Transactions, whether alone or in conjunction with any other event, will (i) result in any payment or benefit (whether of compensation, termination or severance pay or otherwise) becoming due to any Company Employee or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity, (ii) cause or accelerate the time of payment or vesting of, or increase the amount or value of, compensation (including equity or equity-based compensation) or benefits payable by Parent, Amedisys or their respective Affiliates (including the Company Entities) to any Company Employee or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity, or (iii) increase or accelerate the time of the required funding of any Company Benefit Plan, (iv) limit or restrict the right of the Company Entities, Buyer, or any of their respective Affiliates to merge, amend or terminate any Company Benefit Plan or any related Contract, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” under Section 280G of the Code. No Company Entity has any obligation to gross up or otherwise make whole any Person for any Taxes, including, but not limited to, a Tax imposed under Section 4999 or Section 409A of the Code.
Section 3.13.Labor Matters.
(a)“Company Employee” means an individual (i) who is or was employed in the past two years by a Company Entity, or (ii) who is or was employed in the past two years by a Seller Party whose employment relates primarily to the Business. Each current Company Employee is listed on Section 3.13(a) of the Disclosure Schedule. Each Company Employee is and for the past two years has been properly classified in all material respects with respect to employment status for all purposes, including employment, labor, wage and hour compliance and Tax purposes.

(b)
(i)Each Company Entity, Asset Seller, Parent or their respective applicable Affiliates has paid or made provision for payment of all salaries and wages, which are payable by such Person to any Company Employees, accrued through the Closing Date.
(ii)(A) None of the current Company Employees are represented by any Union with respect to their employment with a Company Entity, Asset Seller, Parent or their respective applicable Affiliates; (B) there are no collective bargaining agreements or other Contracts binding on the Company Entities, Asset Sellers, Parent or any of their Affiliates with respect to any current Company Employees or the Business, and no such Contract is currently being negotiated; (C) no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Entity seeking recognition of a collective bargaining agreement; (D) to the Knowledge of Parent or Amedisys, as applicable, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees; (E) in the past three years, there has not occurred or been threatened any strikes, slowdowns, lockouts, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Company Employees or the Business; and (F) in the past three years, there has been no material grievance or arbitration or other Legal Proceeding arising out of or under or relating to any collective bargaining agreement or other Contract with any Union relating to the Company Employees pending or, to the Knowledge of Parent or Amedisys, as applicable, threatened.
(iii)In the past three years, none of the Company Entities, Asset Sellers, Parent or any of their Affiliates have, with respect to any Company Employees or the Business, effectuated: (A) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Person; or (B) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of such Person.
(iv)There is no pending, or to the Knowledge of Parent or Amedisys, as applicable, threatened, and for the past three years there has not been any (A) Legal Proceeding, (B) settlement or similar out-of-court or pre-litigation arrangement, in each case relating to sex-based discrimination, sexual harassment or sexual misconduct involving any current Company Employees or any current directors, officers, or independent contractors of the Company Entities, Asset Sellers, Parent or their Affiliates in relation to their work to the Business.
(c)Each of the Seller Parties and the applicable Affiliates thereof have complied in all material respects during the past three years with all Laws relating to the employment of and employment practices with respect to the Company Employees, including all Laws relating to recruiting, hiring, retaining and documenting prospective employees, wages, hours, equal opportunity, labor relations, recordkeeping, occupational health and safety, severance, collective bargaining and the payment of social security and other Taxes, employment discrimination, employee classification, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including the completion and retention of Forms I-9 for all Company Employees and the confirmation of employee visas), wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, family and medical leave, employee leave (including the leave requirements under the Families First Coronavirus Response Act), the WARN Act, and unemployment insurance, and no Seller Party has received any written or, to the Knowledge of Parent or Amedisys, as applicable, oral notice alleging that it has failed to comply with any such Laws. To the Knowledge of Parent or Amedisys, as applicable, none of the Company Employees is unauthorized to work in the United States.
Section 3.14.Environmental Matters.
(a)The Company Entities and Asset Sellers (as it relates to the Business) have operated the Business (including at or from the Leased Real Property) for the past four years in compliance in all material respects with, and currently comply in all material respects with, all Environmental Laws applicable to the operation of the Business.
(b)For the past four years, no Company Entity nor any Asset Seller (as it relates to the Business) has stored, managed, disposed of, released or exposed any Person to any Hazardous Materials such as would reasonably be expected to give rise to Liabilities under Environmental Laws.
(c)The Company Entities or Asset Sellers (as it relates to the Business) possess all material permits required under applicable Environmental Laws for the operation of the Business.
(d)The Company Entities have made available to the Buyer copies of material reports and assessments in the possession of the Company Entities or the Asset Sellers (as it relates to the Business) relating to the environmental condition of the Leased Real Property.
(e)Other than general contractual indemnities entered into in the Ordinary Course of Business, no Company Entity nor Asset Seller (as it relates to the Business) is party to any Contract obligating it to indemnify a third party against any Liability arising under Environmental Law.
Section 3.15.Taxes.
(a)All Tax Returns with respect to Income Taxes and other material Tax Returns required to be filed by or with respect to each of the Company Entities and Asset Sellers (to the extent related to the Business or Purchased Assets) have been duly and timely filed, and all such Tax Returns were true, correct, and complete in all material respects, and all Taxes due and owing (whether or not shown on any Tax Return) by or with respect to each Company Entity and Asset Seller (to the extent related to the Business or Purchased Assets) have been paid in full.
(b)There are no Liens relating to Taxes upon the assets of the Company Entities or the Purchased Assets other than Permitted Liens described in clause (b) of the definition thereof.
(c)No audit, dispute, investigation or other administrative or judicial proceeding for Taxes is pending or being conducted with respect to any Taxes of or Tax Return filed by, and primarily or in a material respect related to, any Company Entity or Asset Seller (with respect to the Business or Purchased Assets). No Company Entity (with respect to any separate or stand-alone Tax Return filed by such Company Entity) is subject to any waiver, extension or comparable consent given regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is currently in effect.
(d)No claim or deficiency solely against any Company Entities or Asset Sellers (to the extent related to the Business or Purchased Assets) for the assessment or collection of any Tax has been asserted or proposed in writing which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid.
(e)In the last four years, no claim in writing has been made by a Tax authority in a jurisdiction where a Company Entity or Asset Seller does not file Tax Returns asserting that such Company Entity or Asset Seller (to the extent related to the Business or Purchased Assets) is or may be subject to Taxes imposed by that jurisdiction.
(f)No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of accounting method for any Pre-Closing Tax Period, (ii) written agreement with a Governmental Entity with regard to the Tax Liability of the Company Entities for any Pre-Closing Tax Period, (iii) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, (iv) an intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing.
(g)None of the Company Entities or Asset Sellers (to the extent related to the Business) has received any prepaid amount or advance that has been deferred pursuant to Revenue Procedure 2004-34, 2004-22 I.R.B. 991, Section 451(c) of the Code, or Treasury Regulation Section 1.451-8.
(h)Each of the Company Entities and Asset Sellers (to the extent related to the Business) has timely and fully deducted, withheld and timely paid all Taxes required to be deducted, withheld and paid in connection with amounts paid, owing or allocable to any employee, independent contractor, creditor, stockholder, member, owner, or other third party and the Company Entities and Asset Sellers (to the extent related to the Business) have complied with all related reporting and recordkeeping requirements in all material respects.
(i)None of the Company Entities or Asset Sellers (to the extent related to the Business) is a party to, or bound by, any Tax allocation, indemnification, or sharing or similar agreement.
(j)No Company Entity or Asset Seller is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(k)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Entity with respect to any Company Entity (as a Taxpayer) or Asset Seller (to the extent related to the Business or Purchased Assets).
(l)Section 3.15(l) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each Company Entity.
(m)Each of the Company Entities and Asset Sellers (to the extent related to the Business) has collected and timely remitted to the proper Governmental Entity all applicable state and local sales and use Taxes as required by Law and has reported in a timely manner to the proper Governmental Entity all such state and local sales and use Taxes.
(n)None of the Company Entities has been a distributing corporation with respect to a transaction described in Code Section 355 within the prior three years.

(o)None of the Company Entities (i) owns, directly or indirectly, any interest in any Person that is organized outside of the United States, (ii) currently has any office or other fixed place of business, or permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States; or (iii) is engaged in a trade or business in any country other than the United States.
(p)None of the Company Entities has been a member of an Affiliated Group filing a consolidated federal income Tax Return, other than a group the common parent of which is Parent or Amedisys. None of the Company Entities is, or within the last three years has been, a partner or member of any partnership or limited liability company which is treated as a partnership for U.S. federal income tax purposes.
(q)None of the Company Entities or Asset Sellers has claimed any “employee retention credit” or any deferral of Taxes (including deferred payment of employment taxes) under the paycheck protection program or the CARES Act.
(r)None of the Purchased Assets (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code (or the equivalent or similar concept under any corresponding or similar provisions of state, local, foreign or other applicable Law); or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code (or the equivalent or similar concept under any corresponding or similar provisions of state, local, foreign or other applicable Law).
Section 3.16.Material Contracts.
(a)Section 3.16(a) of the Disclosure Schedule sets forth, by applicable subsection, a correct and complete list of the following Contracts to which a Company Entity is a party, or to which an Asset Seller is a party solely to the extent that it relates to the Business (collectively, the “Material Contracts”):
(i)Contracts with the ten largest customers of the Business based on 2023 fiscal year revenue of the Business, on a consolidated basis;
(ii)any Contract with an annual commitment or annual payment on a going-forward basis by the Company Entities or Asset Sellers (to the extent that it relates to the Business) of more than $200,000 that is not terminable without material penalty, premium, fee or other Liability by the Company Entities or Asset Sellers on 30 days or less notice;
(iii)any Contract that relates to Indebtedness of the type referenced in subsections (a), (b), (c), (d), (e), (f), or (l) of the definition thereof owed by the Company Entities or Asset Sellers (to the extent that it relates to the Business, the Purchased Assets, Purchased Entities or the Purchased Equity) or the guarantee thereof;
(iv)to the extent not described in clause (ii), any Contract relating to personal property (other than Intellectual Property) used by the Company Entities or Asset Sellers (to the extent related to the Business) involving annual payments by the Company Entities or Asset Sellers (to the extent that it relates to the Business) in excess of $200,000;
(v)any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the assets or properties of the Company Entities or any Purchased Assets, Purchased Entities or Purchased Equity;

(vi)to the extent not described in clause (ii), any Contract of the Company Entities or Asset Sellers, as related to any assets that would be Purchased Assets, for the sale or purchase of personal property (other than Intellectual Property) having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $200,000 or for a Company Entity to purchase the equity interests or a material portion of the assets of any Person;
(vii)any Contract involving a commitment for capital expenditures in excess of $250,000 under which any Company Entity will have any obligations after the Closing Date;
(viii)any joint venture agreements, shareholder agreements, operating agreements, voting agreements or similar agreements (either with respect to any capital stock of the Company Entities or the appointment of directors of the Company Entities);
(ix)any Contract between a Company Entity or Asset Seller, on the one hand, and any current Company Employee, officer, director, independent contractor or shareholder of a Company Entity or Asset Seller (to the extent related to the Business) or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such Persons), on the other hand, including any Contract for the engagement of any Person on a consulting basis;
(x)any Contract pursuant to which any Asset Seller (to the extent related to the Business) or Company Entity (a) is licensed or otherwise permitted to use or hold for use any rights under any Intellectual Property (but excluding (1) non-exclusive licenses or subscriptions for commercial “off-the-shelf” or “shrink-wrap” software or “software-as-a- service” that is licensed or made available for a one-time fee or an annual fee of $250,000 or less, (2) non-negotiated licenses to Intellectual Property embedded in equipment or fixtures, (3) non-exclusive licenses granted by customers of the Business in the Ordinary Course of Business, (4) non-exclusive licenses granted by vendors of the Business in the Ordinary Course of Business which are ancillary to the overall purpose of said Contract, and (5) backstop licenses for background or residual rights); or (b) grants any license or otherwise permits any Person to use or hold for use any rights under any Owned Intellectual Property (but excluding non-exclusive licenses granted to customers or service providers of the Business in the Ordinary Course of Business);
(xi)any change of control, severance, retention, or transaction or similar bonus Contracts with any Company Employees or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity;
(xii)collective bargaining agreements or other labor Contracts with any Union applicable to the Company Employees;
(xiii)any Contract relating to any Legal Proceeding involving any Company Entity or Asset Seller (to the extent related to the Business) under which any Company Entity or Asset Seller has any Liabilities;
(xiv)Contracts granting to any Person a right of first-refusal, first-offer or similar preferential right to purchase or acquire any material assets or any equity securities of it;

(xv)Contracts for which any Company Entity or Asset Seller has granted any third-party “most favored nation” pricing or similar terms,
(xvi)Contracts which materially restrain the Business from freely engaging in business activities, anywhere in the world;
(xvii)any Contract with a Governmental Entity other than any enrollment forms or standard Contracts with respect to the Medicare/Medicaid authorizations listed on Section 3.20(g) of the Disclosure Schedule;
(xviii)any Contracts (i) for the acquisition of or the development of material Owned Intellectual Property (other than employee and contractor agreements entered into in the Ordinary Course of Business on the Company Entity’s standard form of such Contracts); or (ii) constituting co-existence agreements or covenants not to sue in lieu of bringing, or to resolve, an infringement claim; and
(xix)Contracts with respect to the lending or investing of funds to or in other Persons.
(b)The Seller Parties have made available to Buyer a correct and complete copy of each Material Contract, including all material amendments thereto. Each Material Contract is valid and enforceable against the Company Entity, Asset Seller or other Seller Affiliate party thereto and, to the Knowledge of Parent or Amedisys, as applicable, against each other Person party thereto in accordance with its terms (subject in each case to the effects of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, moratorium, reorganization, preferential transfers or other Laws relating to or affecting creditors’ rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”)) and is in full force and effect. Each Company Entity, Asset Seller or other Seller Affiliate has performed all of the material obligations required to be performed by it to date under the Material Contracts to which it is party and is not in default under any Material Contract that would be material to the Business. To the Knowledge of Parent or Amedisys, as applicable, no other party to any of the Material Contracts is in material default thereunder. No Seller Party has received written, or to the Knowledge of Parent or Amedisys, as applicable, oral notice of any cancelation or termination of any Material Contracts from the other parties thereto. The consummation of the Transactions will not, in and of itself, cause or result in the early expiration or termination of any Material Contract, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests or any other obligation.
Section 3.17.Insurance Matters. The Company Entities and Asset Sellers (to the extent related to the Business) are covered by insurance (including self-insurance) in scope and amount customary and reasonable for the Business. Section 3.17 of the Disclosure Schedule lists each insurance policy of the Company Entities and Asset Sellers (to the extent related to the Business) (the “Insurance Policies”). With respect to the Insurance Policies: (a) each such policy is in full force and effect and all premiums due thereon have been paid, (b) all of such policies were placed with financially sound and reputable insurers, and are and were in amounts and had coverages that are and were reasonable and customary for Persons engaged in businesses similar to the Business, and (c) the Company Entities and Asset Sellers have complied in all material respects with the terms and provisions of such policies and no Company Entity or Asset Seller is in default with respect to its obligations under the policies applicable to it. There is no claim under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policy, or for which the underwriters of such policy have reserved such rights. No written, or to the Knowledge of Parent or Amedisys, as applicable, oral notice has been received that indicates that material changes in any such policy are required as a condition to the continuation of coverage under, or renewal of, any such policy.

Section 3.18.Intellectual Property; IT Assets.
(a)Section 3.18(a) of the Disclosure Schedule is a correct and complete list of all Owned Intellectual Property consisting of registered trademarks, registered copyrights, patents, Internet domain names, social media accounts and handles, and any applications therefor, (the “Registered Intellectual Property”) indicating for each such item, as applicable, the registration/application number and the applicable filing jurisdiction, and identifying the owner and registrar. The Company Entities and Asset Sellers, as applicable, exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (excluding Permitted Liens). The Company Entities and Asset Sellers have undertaken commercially reasonable actions prior to the Closing Date for the maintenance, protection, prosecution or enforcement of the Registered Intellectual Property in a timely manner. The Registered Intellectual Property is duly registered in the name of a Company Entity or an Asset Seller. The Registered Intellectual Property is valid, subsisting and enforceable. Except with respect to proceedings relating to the prosecution of Registered Intellectual Property before a Governmental Entity in the Ordinary Course of Business, the Registered Intellectual Property is not subject to any pending or outstanding Legal Proceeding adversely affecting or that are reasonably expected to adversely affect the applicable Company Entity’s or Asset Seller’s use or ownership thereof. There are no material royalties, fees, honoraria or other payments payable to any Person by reason of the applicable Company Entity’s or Asset Seller’s ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Owned Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business and payments due pursuant to a Material Contract set forth in Section 3.16(a)(x) of the Disclosure Schedule (or a Contract which meets one of the exclusions from disclosure against such Section).
(b)The Company Entities and Asset Sellers (to the extent related to the Business) have not received, in the four years preceding the Agreement Date, written inquiries or notices of complaints or audits from the U.S. Department of Health and Human Services – Office of Civil Rights, the U.S. Department of Justice, the Attorney General of any state or territory of the United States, any other Governmental Entity or any other Person alleging a violation of any applicable Data Protection Obligations or Healthcare Privacy Law, including HIPAA.
(c)Except for any Intellectual Property and IT Assets that will be provided to the Business under the Transition Services Agreement, the Company Intellectual Property includes all Intellectual Property and IT Assets used in the operation of the Business immediately prior to the Closing. The consummation of the Transactions will not cause or result in the material loss or impairment of any Company Intellectual Property or Company IT Assets that would not have arisen but for the consummation of the Transactions.
(d)In the last four years none of the Asset Sellers (to the extent related to the Business) nor Company Entities have, nor has the conduct of the Business, infringed, misappropriated, or violated, nor are they currently infringing, misappropriating or violating, the Intellectual Property rights of any Person. In the last four years, the Seller Parties (to the extent related to the Business) and the Company Entities have not received any charge, complaint, claim, demand or notice, in each case, in writing alleging infringement, misappropriation or violation of the Intellectual Property of any Person (including any written invitation to license Intellectual Property in lieu of an infringement claim or written request or written demand to refrain from using any Intellectual Property of any Person in connection with the conduct of the Business). Except with respect to proceedings relating to the prosecution of Registered Intellectual Property before a Governmental Entity in the Ordinary Course of Business, there is no Legal Proceeding pending or, to the Knowledge of Parent or Amedisys, as applicable, threatened against an Asset Seller (to the extent related to the Business) or Company Entity concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of any Intellectual Property. To the Knowledge of Parent or Amedisys, as applicable, in the last four years no Person has infringed, misappropriated, or violated, or is currently infringing, misappropriating, or violating, any Owned Intellectual Property. In the last four years, none of the Seller Parties (to the extent related to the Business) or Company Entities have made any charge, complaint, claim, demand or notice, in each case, in writing or, to the Knowledge of Parent or Amedisys, otherwise against or to any Person alleging interference, infringement, dilution, misappropriation or violation of any Owned Intellectual Property (including any written invitation to license Owned Intellectual Property in lieu of an infringement claim or written request or written demand to refrain from using any Owned Intellectual Property).
(e)In the last four years, no material trade secret included in the Owned Intellectual Property has been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course of Business pursuant to a non-disclosure agreement or similar instrument or other binding obligation of confidentiality. In the last four years preceding the Agreement Date, the Company Entities and Asset Sellers (to the extent related to the Business) have maintained and currently maintain commercially reasonable practices intended to protect the secrecy, confidentiality and value of such trade secrets and other trade secrets otherwise disclosed to an Asset Seller (to the extent related to the Business) or Company Entity. All current and former employees and independent contractors of the Company Entities who have developed or contributed to material Owned Intellectual Property (i) have executed enforceable written Contracts that, or (ii) by operation of law, assign to a Company Entity or an Asset Seller all of such Person’s rights relating to such Intellectual Property.
(f)The Company IT Assets are reasonably sufficient for the operation of the Business as currently conducted, in all material respects. In the last four years, the Company IT Assets have not materially malfunctioned or materially failed. To the Knowledge of Parent or Amedisys, as applicable, the Company IT Assets do not contain any viruses, bugs, faults or other devices or effects that (i) are intended to enable or assist any Person to access without authorization or disable or erase any IT Assets, or (ii) otherwise prevent the Company IT Assets from performing substantially in accordance with the documentation therefor. The Asset Sellers (to the extent related to the Business) and Company Entities have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the Business and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis. In the last four years, the Company Entities and the Asset Sellers have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party Company IT Asset.
(g)Other than employee, independent contractor and third-party software developer Contracts in the Ordinary Course of Business, no Company Software is subject to any Contract, such as a source code escrow agreement, that grants to any Person any current, contingent or other right to access or otherwise receive any source code that is part of the Company Software. No Company Software uses any Open Source Software that (other than with respect to the Open Source Software itself): (i) would require any portion of the Company Software to be disclosed, delivered, distributed, licensed or otherwise made available to any Person in source code form, (ii) limits a Company Entity’s or an Asset Seller’s freedom to claim full ownership of or seek full compensation in connection with the marketing, licensing or distribution of any of the Company Software, or (iii) allows any Person to relicense, decompile, disassemble, or otherwise reverse engineer any Company Software. The Company Entities have in their possession the source code for all Company Software as reasonably necessary to enable competently skilled programmers and engineers to use, update, and enhance the Company Software.

Section 3.19.Privacy and Security; HIPAA.
(a)For the last four years, the Business, including any Processing of Personal Data by or on behalf of the Business, and the Company Entities and the Asset Sellers (to the extent related to the Business) have been in compliance with all applicable Data Protection Obligations and Healthcare Privacy Laws in all material respects.
(b)At all times in the four years preceding the Agreement Date, the Company Entities and Asset Sellers (to the extent related to the Business) have implemented and currently implement commercially reasonable administrative, physical and technical safeguards designed to ensure the confidentiality, integrity, and security of Personal Data, including electronic Protected Health Information (as such term is defined in HIPAA) that materially comply with all applicable Data Protection Obligations. For the past four years, the Company Entities and Asset Sellers (to the extent related to the Business) have conducted HIPAA security risk assessments as required by HIPAA. To the Knowledge of Parent or Amedisys, as applicable, there have not been any incidents of, or any written allegations by any Person of, any Security Breaches related to or that have materially affected the Business, Asset Sellers (to the extent related to the Business) or Company Entities, including any Person that has Processed Personal Data on behalf of the Business. In the past four years, there has been no breach of security, malware attack, or other incident or Security Breach that would require notification to any Person under applicable Data Protection Obligations based on unauthorized access, use, disclosure, acquisition or misappropriation of any Personal Data in the possession or control of a Company Entity or Asset Seller (to the extent related to the Business). In the past four years, no Seller Party or Company Entity has received written notice of any breach of security, malware attack, or other incident or Security Breach that would require notification to any Person under applicable Data Protection Obligations based on unauthorized access, use, disclosure, acquisition or misappropriation of any Personal Data in the possession or control of a Company Entity or Asset Seller (to the extent related to the Business). Neither the Seller Parties nor the Company Entities have received any written notice of any claims, investigations (including investigations by a Governmental Entity), or alleged violations of Data Protection Obligations with respect to the Processing of Personal Data by or on behalf of the Business.
(c)The Company Entities and Asset Sellers (to the extent related to the Business) have, and throughout the last four years have had, privacy and security policies that comply in all material respects with applicable requirements of Healthcare Privacy Laws and all Data Protection Obligations (collectively, “Privacy and Security Policies and Procedures”). Each Company Entity and each Asset Seller (to the extent related to the Business) complies, and throughout the last four years has complied, in all material respects, with all such Privacy and Security Policies and Procedures. The Company Entities and Asset Sellers (to the extent related to the Business) are, and for the past four years have been, in compliance in all material respects with the requirement that each Company Entity or Asset Seller, as applicable, enter into a written business associate agreement with each Person who is a “business associate” as set forth in HIPAA. In the last four years, no Company Entity nor any Asset Seller (to the extent related to the Business) has received written notice of, and there is no litigation pending or, to the Knowledge of Parent or Amedisys, as applicable, threatened, and to the Knowledge of Parent or Amedisys, as applicable, there is no inquiry or investigation pending or threatened, with respect to any alleged violation of Healthcare Privacy Laws or Data Protection Obligations by any Company Entity or Asset Seller (to the extent related to the Business).
Section 3.20.Healthcare Compliance.
(a)The operations of the Company Entities and the Business are, and during the four year period immediately preceding the Agreement Date, have been in compliance in all material respects with applicable Healthcare Laws. During the four years immediately preceding the Agreement Date, no Company Entity or Asset Seller has received any written notice, nor, to the Knowledge of Parent or Amedisys, as applicable, has any Company Entity or Asset Seller, as applicable, received any oral notice, from any Governmental Entity or any other Person alleging a material violation of any such Healthcare Laws with respect to the operations of the Business. There are no Legal Proceedings pending by or before any Governmental Entity or any other Person or, to the Knowledge of Parent or Amedisys, as applicable, threatened, which allege a violation of Healthcare Laws by any Company Entity or any Asset Seller (to the extent related to the Business). In the last four years, no Company Entity nor any Asset Seller (to the extent related to the Business) has (i) been served with or received any search warrant, subpoena, civil investigative demand or other demand for records from any Governmental Entity regarding or alleging a violation of Healthcare Laws by such Company Entity or Asset Seller (to the extent related to the Business) or (ii) made a voluntary disclosure to any Governmental Entity for a violation of a Healthcare Law.
(b)Neither the Company Entities, any Asset Seller (as it relates to the Business) nor, to the Knowledge of Parent or Amedisys, as applicable, any current owners, officers, directors, employees or managers thereof are or have been in the past four years (i) debarred, excluded, or suspended from participating in any Governmental Payor Program, (ii) subject to a civil monetary penalty or civil investigative demand, sanctioned, or convicted of a felony, or pled nolo contendere or to sufficient facts, in connection with any violation of any applicable Healthcare Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs; (iv) party to a corporate integrity agreement, deferred prosecution agreement or any similar agreement with any Governmental Entity; or (v) party to any settlement agreement with a Governmental Entity for a violation of any Healthcare Law. To the Knowledge of Parent or Amedisys, as applicable, no exclusion, suspension, or debarment actions relating to the business conducted by any Company Entities or any Asset Seller (as it relates to the Business) are pending or threatened against any Company Entities or any Asset Seller (as it relates to the Business) or any of its directors, officers, owners, managers, or employees while acting on behalf of any Company Entities or any Asset Seller.
(c)The Company Entities and Asset Sellers (as it relates to the Business) maintain (and have maintained for the past four years) a compliance program having in all material respects the elements of an effective corporate compliance and ethics program.
(d)Each Company Entity and each Asset Seller (as it relates to the Business) is, and during the past four years has been, (i) qualified in all material respects to participate in Third-Party Payor Programs in which such entity participates or participated, (ii) in compliance in all material respects with the written conditions of participation of each Third-Party Payor Program in which it participates, and (iii) in compliance in all material respects with each Third-Party Payor Program Agreement to which such entity is, or was, party or by which such entity is, or was, bound. To the Knowledge of any Company Entity or any Asset Seller, there is no pending or threatened written or, to the Knowledge of Amedisys or Parent, as applicable, oral notice that the Company Entities and Asset Sellers are in material breach or material default under any such Third-Party Payor. No Company Entity or any Asset Seller (as it relates to the Business) has, at any time in the last four years, (A) been terminated, suspended, disenrolled or otherwise disqualified as a participating provider from any Third-Party Payor Program or (B) received any written notice indicating that such entity’s qualification as a participating provider in any Third-Party Payor Program will be terminated or suspended. No Legal Proceeding is pending or, to the Knowledge of Parent or Amedisys, as applicable, threatened in writing to terminate or suspend any Company Entity’s participation in any Third-Party Payor Program.
(e)No Company Entity or any Asset Seller (as it relates to the Business) has received written notice during the past four years of (i) any actual violation of, or failure to be in compliance, in any material respect, with any Third-Party Payor Program Agreement or (ii) any material audit, program integrity review, or investigation regarding such entity’s participation in any Third-Party Payor Program other than in the Ordinary Course of Business. Other than in the Ordinary Course of Business, (A) no Company Entity or Asset Seller (as it relates to the Business) is the subject of any written demand for, or written notice of, any material unresolved denials of payment, recoupments, or overpayments with any Third-Party Payor and (B) there is no active (1)  material audit, inspection or investigation by any Third-Party Payor or (2) material appeal or other material Legal Proceeding before any Third-Party Payor. All claims and billings submitted by or on behalf of each Seller Party with respect to the Business are, and during the last four years have been, in compliance in all material respects with all Healthcare Laws, and the Contracts with, and legally binding written policies of, all applicable Third-Party Payors, and no Company Entity or Asset Seller (with respect to the Business) has billed or received any payment in an amount that is materially in excess of amounts permitted thereby or made or caused to be made a materially false statement, claim or representation of a material fact in any application for any payment from any Third-Party Payor, except for matters that have been corrected or resolved in the Ordinary Course of Business.
(f)For the last four years, the Company Entities and the Asset Sellers (as it relates to the Business) have timely filed all material reports and such reports and billings were prepared in compliance in all material respects with all applicable Healthcare Laws governing reimbursement and claims, as well as applicable Third-Party Payor Program Agreements. No Company Entity or any Asset Seller (as it relates to the Business) has received written notice of any dispute from any Governmental Entity regarding such cost or cap reports, in each case other than in the Ordinary Course of Business.
(g)Each Company Entity and Asset Seller (as it relates to the Business) currently holds all material Governmental Approvals and accreditations that are required under applicable Healthcare Laws in connection with the conduct of the Business as currently conducted, including with respect to payments or reimbursements received from patients or Third-Party Payors with respect to the provision of health care services; and all such material Governmental Approvals and accreditations are listed on Section 3.20(g) of the Disclosure Schedule (collectively, the “Healthcare Permits”). The Healthcare Permits are valid and in full force and effect and neither any Company Entity or Asset Seller (as it relates to the Business) is, or in the past four years has been, in any material respect, in breach or violation of, or default under, any Healthcare Permit. There is no pending or, to the Knowledge of Parent or Amedisys, as applicable, threatened Legal Proceeding by or before any Governmental Entity or accreditation authority to revoke, cancel, rescind, suspend, restrict, or refuse to renew any such Healthcare Permit in any material respect.
(h)To the Knowledge of Parent or Amedisys, as applicable, all employees and independent contractors of the Company Entities and Asset Sellers (as it relates to the Business), who are required by applicable Healthcare Law to hold a license, permit, registration, approval or other designation from a Governmental Entity in order to provide services for or on behalf of, any Company Entity or Asset Seller (as it relates to the Business) (the “Licensed Personnel”) are, and for the past four years have been, duly licensed, registered, or approved by, as applicable, and in good standing with the applicable Governmental Entity, in each case, except as would not be material to the Business. To the Knowledge of Parent or Amedisys, as applicable, the Licensed Personnel are, and for the past four years have been, providing services for or on behalf of any Company Entity or Asset Seller (as it relates to the Business) in accordance in all material respects with the scope of practice and supervision requirements set forth in applicable Healthcare Laws.
(i)To the Knowledge of Parent or Amedisys, as applicable, during the past four years, no Licensed Personnel, in their capacity as such: (i) has been the subject of any criminal complaint, indictment or criminal Legal Proceeding, or (ii) has been the subject of any Legal Proceeding by a Governmental Entity or other Third-Party Payor relating to an allegation of a violation of any Healthcare Law in any material respect.
(j)Each operating location of the Company Entities and Assets Sellers providing home health services and hospice services enrolled in the Medicare program more than three years prior to the date hereof and obtained its provider number(s) more than three years prior to the date hereof. There has been no “change in majority ownership” (as defined in 42 C.F.R. § 424.502) of any operating location that constitutes part of the Business during the three-year period prior to the date of this Agreement.
Section 3.21.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the Company Entities, Parent, any Seller Party or any of their respective Affiliates that would become a Liability of a Company Entity or Buyer after Closing.
Section 3.22.Transactions with Affiliates. Except for the Transaction Documents or pursuant to a Contract between a Company Entity and a Seller Party or an Affiliate of a Seller Party that is disclosed in Section 3.22 of the Disclosure Schedule, as of the Closing, there are no Contracts between or among Seller Parties or any Affiliate of a Seller Party, on the one hand, and a Company Entity, on the other hand, in respect of the Business.
Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller Parties as follows:
Section 4.1.Organization and Power. Equity Buyer is a corporation, and Asset Buyer is a limited liability company, each duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to (i) enter this Agreement and the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and (ii) own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to be duly organized and existing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions.
Section 4.2.Authority. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party, and the consummation of the Transactions and any other transactions contemplated by the Transaction Documents, have been duly and validly authorized by all requisite corporate action of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of the Transaction Documents by Buyer. Each of the Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of Buyer or any of its Affiliates that would become a Liability of a Seller Party or any of their Affiliates after the Closing.

Section 4.4.Consents and Approvals; No Violation.
(a)No Governmental Approval is necessary for the execution and delivery by Buyer of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Buyer of the Transactions or any other transactions contemplated by the other Transaction Documents, except as required under Antitrust Laws of the United States or as set forth on Schedule 4.4.
(b)Neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer nor the consummation by Buyer of the Transactions or other transaction contemplated by a Transaction Document will (i) conflict with or result in any material breach of any provision of the Governing Documents of Buyer, (ii) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien) under, any of the terms, conditions or provisions of a Contract to which Buyer is a party or by which it is bound or affected or (iii) assuming compliance with the matters described in Section 2.8, Section 3.8(a) and Section 5.17, violate any Law applicable to Buyer or its properties or assets, except in the case of clauses (ii) or (iii) for any such violations, losses, defaults, accelerations, terminations, cancellations or Liens that, individually, or in the aggregate, are not reasonably expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.
Section 4.5.Litigation. There is no Legal Proceeding against Buyer pending or, to the Knowledge of Buyer, threatened, with respect to the validity of this Agreement or any of the other Transaction Documents to which Buyer is a party, or of any action taken or to be taken by Buyer in connection with this Agreement or any of the other Transaction Documents or the Transactions or any other transactions contemplated by the other Transaction Documents.
Section 4.6.Investment Intent. Buyer is acquiring the Purchased Equity as an investment for its own account and not with a view to the distribution thereof. Buyer has no present intention to sell, transfer, assign, pledge or hypothecate any of the Purchased Equity except in compliance with any federal and applicable state securities Laws or an exemption therefrom.
Section 4.7.Financing. Buyer has, and will have at Closing, available sufficient funds to pay the Purchase Price, and to effect the Transactions and all other transactions contemplated by the other Transaction Documents. Buyer’s obligations hereunder are not contingent upon procuring any financing.
Section 4.8.Solvency. Buyer is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any Company Entity. Assuming (i) the accuracy of the representations and warranties of the Sellers and the Company Entities contained in this Agreement, (ii) the conditions to the obligation of Buyer to consummate the Closing set forth in Section 7.1 will be satisfied as of the Closing Date, and (iii) the absence of Fraud of the Seller Parties, then, at and immediately after the Closing, and after giving effect to the Transactions, Buyer and its Subsidiaries (including the Company Entities) on a consolidated basis will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business (including the Business); and (c) will not have incurred and will not incur debts beyond its ability to pay as they become absolute and matured.

Article V
CERTAIN COVENANTS AND AGREEMENTS
Section 5.1.Certain Actions to Close Transactions. Subject to the terms and conditions of this Agreement and except as otherwise expressly set forth in this Agreement (including in Section 5.17 and Section 5.19), from the Agreement Date until Closing or the earlier termination of this Agreement, each party will use its reasonable best efforts to promptly fulfill, and to cause to be promptly satisfied, the conditions in Article VII (but with no obligation to waive any such condition) and to consummate and effect the Transactions, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. The Seller Parties will use commercially reasonable efforts to obtain resignations from each director and officer of the Company Entities, resigning from all positions with the Company Entities effective as of the Closing.
Section 5.2.Pre-Closing Conduct of Business.
(a)From the Agreement Date until Closing or the earlier termination of this Agreement in accordance with its terms, except (i) as expressly contemplated by this Agreement or as required, as determined by the Seller Parties in good faith in connection with the Amedisys Transaction, (ii) as required by applicable Law or Material Contract, or (iii) with the prior written consent of Equity Buyer, which will not be unreasonably withheld, conditioned or delayed, (A) Amedisys will, and will cause the Amedisys Sellers and Amedisys Entities to, and (B) Parent will, and will cause the other Sellers and other Company Entities to, conduct the Business in the Ordinary Course of Business in all material respects and use commercially reasonable efforts to preserve intact its business and to maintain its existing relations and goodwill with all applicable Governmental Entities, customers, suppliers, creditors, employees, lessors and agents in all material respects; provided, the Company Entities may distribute all available Cash or use any available Cash to repay any Indebtedness and Transaction Expenses prior to the Closing.
(b)From the Agreement Date until Closing or the earlier termination of this Agreement, except (i) as set forth on Section 5.2(b) of the Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Equity Buyer, which will not be unreasonably withheld, conditioned or delayed, (A) Amedisys will not, and will cause the Amedisys Sellers and Amedisys Entities (in connection with the Business) not to, and (B) Parent will not, and will cause the other Sellers and other Company Entities (in connection with the Business) not to,
(1)amend, terminate or otherwise modify the Governing Documents of a Company Entity;
(2)effect any recapitalization, reclassification, equity split, or like change in any Company Entity’s capitalization;
(3)knowingly subject to any Lien any Purchased Assets, assets of any Purchased Entity or any Purchased Equity or other assets (whether tangible or intangible), in each case, except for Permitted Liens and Liens that will be released at or in connection with the Closing (including those related to Closing Indebtedness);
(4)(A) acquire (including by merger or consolidation) any material properties or material assets or (B) sell, assign, license (other than non-exclusive licenses to Company Intellectual Property granted to customers or service providers in the Ordinary Course of Business), transfer, convey, lease, abandon, permit to lapse or otherwise dispose of any assets, including Company Intellectual Property, material to the Business (except for the purpose of disposing of obsolete or worthless assets or to the extent such assets are replaced with like assets of equivalent value);
(5)issue, authorize the issuance of, sell, pledge, transfer, dispose, encumber, redeem, repurchase, acquire, or amend any of the terms of any equity securities of, or any securities convertible into or exchangeable for, equity securities of a Company Entity, or grant any options, warrants, phantom equity, other equity-based compensation or any other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests or any debt securities of a Company Entity;
(6)declare, set aside, make or pay any non-cash distribution with respect to its equity securities or make any redemption or purchase of its equity securities;
(7)create, incur or assume, guarantee, or become obligated with respect to any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, any such Indebtedness of any Person or make any loans, advances or capital contributions to, or investments in any other Person, other than (i) Indebtedness among the Purchased Entities, (ii) Indebtedness incurred with respect to instruments of Indebtedness existing as of the date of this Agreement, (iii) Indebtedness that will be repaid on or before the Closing Date or (iv) other Indebtedness under existing revolver lines of credit incurred in the Ordinary Course of Business for working capital purposes, in accordance with the terms thereof, or (B) grant, pledge, or assume any Lien (other than Permitted Lien) on the Purchased Assets or Purchased Equity;
(8)enter into or agree to enter into any merger or consolidation with any other Person, or acquire the securities of any other Person, or restructure, reorganize or completely or partially liquidate (or adopt a plan of liquidation, dissolution, merger, consolidation, reorganization, share exchange, restructuring or recapitalization), or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(9)other than in the Ordinary Course of Business, or pursuant to the terms of a Business Benefit Plan listed on Section 3.12(a) of the Disclosure Schedule or as required by applicable Law, (A) increase the compensation or benefits payable to any Company Employee or current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity whose annual base compensation exceeds $250,000, (B) grant any bonus, severance, termination pay or benefit or other compensation or grant any equity or equity-based awards to any Company Employee or any current or former independent contractor, officer or director (or the equivalent thereof) of any Company Entity, (C) adopt, establish, amend, modify, waive or terminate any Company Benefit Plan (or other Business Benefit Plan with respect to or otherwise affecting the Business), or any plan, contract, policy, program, fund or arrangement that would be a Business Benefit Plan if in effect on the date hereof, (D) hire, engage or terminate the employment or engagement of any employee or independent contractor earning annual base compensation or consulting fees in excess of $250,000, (E) implement any layoffs affecting 25 or more Company Employees, or (F) negotiate, enter into, amend or extend any collective bargaining agreement or other Contract with any Union, or recognize any Union as the representative of any Company Employees;
(10)make any material change in any claims, administration, investment, reserving, financial or accounting methods, policies, practices, or principles of a Company Entity, except as required by applicable Laws or GAAP;

(11)make, change, or revoke any Tax election, change any annual Tax accounting period, adopt, or change any method of Tax accounting, amend any Tax Returns, enter into any closing agreement, settle any Tax claim, audit or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim, investigation, audit, controversy or assessment;
(12)institute, settle, or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the settlement payment is paid prior to the Closing or is paid by any Person other than such Company Entity; provided, that the foregoing shall not permit such Company Entity to settle any litigation, claim or other Legal Proceeding that would impose material restrictions or changes on the business or operations of such Company Entity or that does not include a full release of such Company Entity;
(13)other than in the Ordinary Course of Business, materially amend, renew, extend or terminate any Material Contract prior to the expiration of such Material Contract or enter into or adopt any new Contract that would otherwise be a Material Contract if existing on the date hereof or that contains a “change of control” provision that would be triggered by the Transactions or by a subsequent change of control;
(14)waive, release, assign, settle or compromise any material rights or claims (including any material write-off or other material compromise of any accounts receivable of such Company Entity) other than in the Ordinary Course of Business;
(15)fund or enter into any commitments for any capital expenditure in excess of $50,000 for any individual commitment and $500,000 for all commitments in the aggregate, except for expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in a financial budget and plan made available to Buyer prior to the date hereof;
(16)disclose any trade secrets contained in the Company Intellectual Property to any Person other than pursuant to a binding non-disclosure or confidentiality obligation;
(17)other than as required by Section 5.8 or in connection with preparation for, and provision of, the services contemplated by the Employee Leasing Agreements, solicit any Company Employee to accept employment with any Affiliate of Amedisys or Parent that is not a Company Entity (other than general solicitations in the Ordinary Course of Business not targeted at the Company Employees);
(18)agree to do anything prohibited by this Section 5.2(b).
(19)No action or failure to take action of any of the types described in this Section 5.2(b) will be deemed to constitute a breach of Section 5.2(a) if such action or failure to take action would not constitute a breach of this Section 5.2(b).
(c)If a Company Entity or Seller Party desires to take an action that would be prohibited under this Section 5.2 without the written consent of Equity Buyer, prior to taking such action, any Seller Party may request such written consent by sending an electronic mail to a representative of Equity Buyer listed on Schedule 5.2(c) noting in such email that such email is being sent subject to this Section 5.2(c) and that in the absence of response consent will be deemed to have been granted. Equity Buyer will either deliver to the applicable Seller Party written consent or a denial notification via electronic mail within five Business Days after Equity

Buyer receives a written request by any Seller Party pursuant to this Section 5.2. If no such consent or denial is received by the applicable Seller Party within five Business Days of its request in accordance with this Section 5.2, Equity Buyer will be deemed to have granted its consent to such action(s) requested by such Seller Party.
(d)Buyer acknowledges and agrees that, (i) nothing in this Agreement, shall give Buyer or any of its representatives, directly or indirectly, the right to control or direct the operations of any Seller Party, the Company Entities or their respective businesses and operations prior to the Closing, and (ii) prior to the Closing, subject to Section 5.2(a) and Section 5.2(b), the Seller Parties and the Company Entities shall exercise complete control and supervision over their respective businesses and operations.
Section 5.3.Access to Information. From the Agreement Date through Closing or any earlier termination of this Agreement, subject to the Confidentiality Agreement and this Agreement, the Seller Parties will and will cause the respective Company Entities over which they have control to provide Buyer and Buyer’s authorized representatives that are reasonably acceptable to Parent (the “Buyer Representatives”) reasonable access during normal business hours and upon reasonable notice from Buyer, to the properties, facilities, premises, officers, Books and Records of the Business, and furnish Buyer and Buyer’s Representatives with such financial, operating and other data and information related to the Business as Buyer or Buyer’s Representatives may reasonably request, provided that such access or request is made in a manner that does not unreasonably interfere with the operations of the Business. Without limitation of the foregoing, upon reasonable request by Buyer, Parent shall deliver to Buyer true, correct and complete copies of the unaudited center-level profit and loss statements and balance sheets for the Business and such other materials as are reasonably required by Buyer to comply with its financial reporting obligations. Buyer and the Buyer Representatives will not have access to any personnel other than Marcus Macip and Alex Halverson without the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), except that Buyer shall have the opportunity to offer introductory meetings with the employees set forth on Schedule 5.3 no less than 45 days prior to Closing. Without limiting any right or obligation under the Confidentiality Agreement, Buyer will, and will cause its representatives and agents to, keep confidential all confidential or nonpublic information that Buyer or any of the Buyer Representatives receives from or on behalf of the Seller Parties or the Company Entities in the course of the actions contemplated in this Section 5.3, and Buyer will, and will cause its representatives and agents, not to, use any of such confidential information except in connection with this Agreement. Notwithstanding the foregoing, no Seller Party or Company Entity will be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege, contravene any applicable Law or contravene any existing confidentiality obligation of such Seller Party or Company Entity; provided, that such Seller Party or Company Entity shall use its commercially reasonable efforts to provide or cause to be provided access or disclose or cause to be disclosed such information in an alternative manner that does not so jeopardize such privilege or contravene applicable Law or confidentiality obligations.
Section 5.4.Post-Closing Access and Information; Preservation of Records. From and after Closing, Buyer shall promptly afford Parent and its representatives reasonable access to the books and records, information, employees and auditors of the Business to the extent necessary for Parent in connection with any audit, dispute or Legal Proceeding; provided that Parent agrees to reimburse Buyer promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with such request. Buyer shall cause the Business and each Company Entity to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Business or the Company Entities in existence at the Closing that are required to be retained under the Company Entities’ current retention policies for a period of seven years from the Closing Date. Notwithstanding the foregoing, Buyer shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege, contravene any applicable Law or contravene any existing confidentiality obligation; provided, that Buyer shall use its commercially reasonable efforts to provide or cause to be provided access or disclose or cause to be disclosed such information in an alternative manner that does not so jeopardize such privilege or contravene applicable Law or confidentiality obligations.
Section 5.5.Tax Matters.
(a)Pre-Closing Tax Period Tax Returns. The Parties intend and agree that, to the extent permitted by applicable Law, (i) as a result of the consummation of the Closing, the Company Entities will join Equity Buyer’s consolidated tax group and as a result the Taxable Period (year) of each Company Entity will end for U.S. federal (and applicable state and local) Income Tax purposes as of the end of the Closing Date, and the Parties shall treat for U.S. federal (and applicable state and local) Income Tax purposes the Closing Date as the last day of the Taxable Period (year) of each Company Entity, and (ii) the Affiliated Group of which the applicable Company Entity is a member shall include the income of such Company Entity (including any deferred items triggered into income by Treasury Regulations section 1.1502-13 and any excess loss account taken into income under Treasury Regulations section 1.1502-19) on the Pre-Closing Consolidated Tax Returns of such Affiliated Group for all periods prior to and including the Closing Date and pay any Income Taxes attributable to such income. Each of Parent and Amedisys will prepare and timely file (or cause to be prepared and timely filed) all (i) Tax Returns that relate solely to the respective Company Entities over which they have control (including any separate company state and local income Tax Returns in jurisdictions requiring separate reporting from Parent or Amedisys or their respective Affiliates) that are for any Taxable Period ending on or before the Closing Date (such Tax Return, a “Pre-Closing Company Tax Return”) and (ii) consolidated, combined or unitary Tax Returns that include Parent or Amedisys (or their respective Affiliates), as applicable, and the respective Company Entities over which they have control that are required to be filed before, on or after the Closing Date (such Tax Returns, “Pre-Closing Consolidated Tax Returns”).  All such Pre-Closing Company Tax Returns and Pre-Closing Consolidated Tax Returns will be prepared allocating all items accruing on the Closing Date to the Company Entities’ Taxable Period ending on the Closing Date pursuant to Treasury Regulation section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulation section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulation section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)) (or comparable provisions of state, local or foreign Law) and all Transaction Tax Deductions shall be allocated to the period ending on the Closing Date to the extent permitted by applicable Law. Parent or Amedisys, as applicable, shall permit Buyer to review and comment on any Pre-Closing Company Tax Return (and not any returns that include any Seller Party or any other Affiliate or any Pre-Closing Consolidated Tax Returns) at least 15 days prior to the due date (including extensions) for filing such Pre-Closing Company Tax Return (unless such Tax Return is due within 30 days of the Closing Date, in which case Parent or Amedisys, as applicable, will provide it to Buyer within a reasonable period) and shall make any changes reasonably requested by Buyer. Parent or Amedisys, as applicable, shall deliver the Pre-Closing Company Tax Returns that relate solely to a Company Entity (and not any returns that include any Seller Party or any other Affiliate) to Buyer no later than five days prior to the due date (including extensions) for filing such Pre-Closing Company Tax Returns (unless such Tax Return is due within 30 days of the Closing Date, in which case Parent or Amedisys, as applicable, will provide it to Buyer within a reasonable period). Buyer shall execute and file or cause to be executed and filed all such Pre-Closing Company Tax Returns on or prior to the due date (including extensions) that relate solely to a Company Entity (and not any returns that include any Seller Party or any other Affiliate or any Pre-Closing Consolidated Tax Returns) and

shall timely pay any Tax shown as due thereon (subject to the rights of the Buyer Indemnified Parties under Section 5.5(h)).
(b)Straddle Period Tax Returns. Buyer shall prepare or cause to be prepared all Tax Returns that relate solely to the Company Entities for any Straddle Period (such Tax Returns, “Straddle Period Tax Returns”). Except as otherwise required by applicable Law, Buyer shall prepare such Straddle Period Tax Returns in a manner consistent with the past practice of each Company Entity. Buyer shall permit Parent to review each Straddle Period Tax Return at least 15 days prior to the due date (including extensions) for filing such Straddle Period Tax Return and shall make any changes reasonably requested by Parent. Buyer shall execute and file or cause to be executed and filed all such completed Straddle Period Tax Returns on or prior to the due date (including extensions) for filing such Straddle Period Tax Returns, and shall timely pay any Tax shown as due thereon (subject to the rights of the Buyer Indemnified Parties under Section 5.5(h)).
(c)Apportionment of Straddle Period Taxes. In the case of any Straddle Period, subject to Section 5.5(a), (i) Taxes imposed on a periodic basis (such as real and personal property Taxes which are not based on income) shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro-rata basis, (ii) all other Taxes based on, related to or measured by income, receipts, profits, payroll, sales, or similar items of the Company Entities, or imposed on a transactional basis as of the close of the Closing Date (with the Closing Date being included in the pre-Closing portion of the Straddle Period), shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a closing of the books basis (and for such purpose, the taxable period of the Company Entities classified as a partnership or other pass-through entity for Income Tax purposes will be deemed to terminate at such time), and (iii) all Transaction Tax Deductions shall be allocated to the period ending on the Closing Date to the extent permitted by applicable Tax Law.
(d)Post-Closing Actions. Except as otherwise required by applicable Law, after the Closing, Buyer shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (i) file, or allow to be filed, any amended Tax Return of a Company Entity for a Pre-Closing Tax Period or Straddle Period, (ii) apply to any Tax authority for any binding or non-binding opinion, ruling, or other determination with respect to a Company Entity in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre-Closing Tax Period, (iii) elect to carry back any loss of a Company Entity into any Pre-Closing Tax Period; (iv) make or change any material Tax election with respect to a Company Entity for a Pre-Closing Tax Period; or (v) cause any Company Entity to engage in any transaction not in the Ordinary Course of Business on the Closing Date after the Closing (including any dividends, significant asset dispositions, reorganizations, mergers, Tax elections, transfers, or liquidations).
(e)Cooperation. Parent and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.5 and any Tax Proceeding. Such cooperation may include signing Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, providing notice of any statutory audit and information regarding any significant statutory audit adjustments which may affect the Tax Returns of a Company Entity for any Pre-Closing Tax Period or Straddle Period, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby. Notwithstanding the foregoing, Parent shall not be required to provide Pre-Closing Consolidated

Tax Returns (or work papers or similar information related to such Pre-Closing Consolidated Tax Returns).
(f)Tax Proceedings.
(i)After the Closing Date, Buyer, on the one hand, and Parent, on the other hand (each a “Recipient”), shall promptly notify the other Party in writing upon receipt by the Recipient or any of its Affiliates (including in the case of Parent, any Asset Seller) of any written notice of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim that relates solely to the Taxes of a Company Entity or with respect to the Purchased Assets (“Tax Proceeding”) for any Pre-Closing Tax Period or Straddle Period. Such notice shall contain factual information describing any Tax Proceeding in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax Proceeding. Thereafter, each Recipient shall deliver to the other Party, as promptly as possible but in no event later than 15 days after Recipient’s receipt thereof, copies of all relevant notices and documents and any attachments thereto (including court papers) received by Recipient in respect of such Tax Proceeding.
(ii)In the case of any Tax Proceeding relating to any Pre-Closing Tax Period, Parent shall have the right, at Parent’s expense, to control the conduct of such Tax Proceeding; provided that Buyer shall have the right to participate in such Tax Proceeding at Buyer’s expense and Parent shall keep Buyer reasonably informed of all material developments and events relating to such proceeding (including promptly forwarding copies to the Buyer and the Company Entities of any related correspondence and shall provide the Buyer and the Company Entities with an opportunity to review and comment on any material correspondence before Parent sends such correspondence to any Tax authority). Regardless of whether Buyer elects to participate, Parent shall not settle any such Tax Proceeding without the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
(iii)In the case of any Tax Proceeding relating to any Straddle Period, Buyer shall, at Buyer’s expense, control the conduct of such Tax Proceeding; provided, that Parent shall have the right, at Parent’s expense, to participate in such Tax Proceeding, and Buyer shall keep Parent reasonably informed of all material developments and events relating to such proceeding (including promptly forwarding copies to Parent of any related correspondence and shall provide Parent with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Tax authority). Regardless of whether Parent elects to participate, Buyer shall not settle such Tax Proceeding without the consent of Parent, which such consent shall not be unreasonably withheld, delayed or conditioned.
(iv) This Section 5.5(f) shall govern the Parties’ rights with respect to Tax Proceedings, notwithstanding Section 8.7 or any other provision of this Agreement to the contrary.
(g)Transfer Taxes. Any sales, use, real estate transfer, stock transfer, stamp, value added or similar transfer Tax (“Transfer Taxes”) payable in connection with the Transactions shall be borne one-half by Buyer and one-half by Parent. Parent shall duly and timely cause to be prepared and filed any Tax Return relating to such Taxes; provided, that Parent shall deliver each such Tax Return to Buyer at least five Business Days prior to the filing thereof and shall incorporate any reasonable comments that Buyer may have with respect thereto. Parent shall give Buyer a copy of such Tax Return as filed, together with proof of payment of the

Taxes shown thereon to be payable, within five days after filing such Tax Return and Buyer shall reimburse Parent for its share of the Transfer Taxes within five days.
(h)Seller Taxes. Parent and Amedisys shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses arising from or attributable to Seller Taxes. The amount of any such Losses shall be paid to Buyer no more than 30 days after such amount is determined. Any payment made pursuant to this Section 5.5(h) shall, to the extent permitted by applicable Law, be treated for Tax purposes as an adjustment to the Purchase Price.
(i)Tax Refunds. Except to the extent that any such amounts have been taken into account in the computation of the Purchase Price, the amount of any refunds or overpayment of Taxes of the Company Entities paid, and any amounts credited against Taxes payable by any Company Entity, with respect to any Pre-Closing Tax Period shall be for the account of Parent. The amount of any refunds, credits, or overpayments of Taxes of the Company Entities for any Straddle Period shall be equitably apportioned between Parent and Buyer in accordance with the principles set forth in Section 5.5(c). Buyer shall promptly pay or cause to be paid to Parent any such refund or overpayment and the dollar value of any such credit. If Parent reasonably determines that a Company Entity is entitled to file or make a claim for a refund or credit or an amended Tax Return providing for a refund or credit with respect to a Pre-Closing Tax Period, Parent shall be entitled to file or make such claim or amended Tax Return (solely at Parent’s expense) on behalf of such Company Entity and shall control the prosecution of such claim. Buyer shall reasonably cooperate with any reasonable request by Parent relating to filing or making such claim or amended Tax Return, provided that any such costs relating to such claim or such Tax Return, as the case may be, shall be borne solely by Parent. Any such refund payable to Parent shall be reduced by any Taxes or costs incurred by Buyer and its Affiliates attributable to obtaining or the receipt of such refund. To the extent permitted by Law, Buyer shall elect to receive any overpayment of Taxes that Parent is entitled to hereunder in the form of a cash refund. Any payment made pursuant to this Section 5.5(i) shall, to the extent permitted by applicable Law, be treated for Tax purposes as an adjustment to the Purchase Price. To the extent any refund previously paid to Parent under this Section 5.5(i) is subsequently disallowed, Parent shall promptly thereafter repay such amount to Buyer or any of its Affiliates (as directed by Buyer), together with any interest and penalties imposed by the relevant Governmental Entity on Buyer or any of its Affiliates associated with such disallowance.
(j)No Indemnity. Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Affiliates (including, after the Closing, the Company Entities) shall not be entitled to be indemnified or held harmless for, and no Seller Party shall be responsible for (i) any Taxes that are (or Losses relating solely to Taxes that are) (A) incurred in respect of any taxable year (or portion thereof) that begins after the Closing Date (other than Taxes or Losses attributable to a breach of any representation and warranty contained in Sections 3.15(b), (f), (g), (o) or (p)), (B) Transfer Taxes for which Buyer is responsible pursuant to Section 5.5(g), or (C) attributable or relating to transactions outside the Ordinary Course of Business that occur on the Closing Date after the Closing, or (ii) any Losses relating to availability or utilization after the Closing Date of net operating losses, capital losses, or credit carryovers, Tax basis or depreciation or amortization periods existing as of the Closing Date with respect to any Company Entity.
(k)Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company Entities or the Purchased Assets (except those solely between or among the Company Entities) shall be terminated prior to the Closing and, after the Closing, Buyer, the Company Entities and their respective Affiliates shall not be bound thereby or have any liability thereunder.

(l)Section 338(h)(10) Election. Parent and Buyer shall make, or cause to be made, timely joint elections for the Company Entities specifically identified in Exhibit G (the “338(h)(10) Company Entities”) under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local Law with respect to the purchase of the Purchased Equity in the 338(h)(10) Company Entities. Each of Parent and Buyer shall duly execute, or cause to be executed, IRS Form 8023 (and any comparable form required for purposes of making such elections under state or local Law) and such forms shall be delivered to the other Party on the Closing Date (the “Section 338(h)(10) Forms”). If any changes are required in these forms as a result of information which is first available after these forms are prepared, the Parties shall promptly agree on such changes.
(m)Section 754 Election. Equity Buyer intends for the University of TN Medical Center Home Care Services, LLC to make an election under Section 754 of the Code (and any equivalent election for applicable state and local Income Tax purposes). Parent shall, to the extent applicable, reasonably cooperate in the making of such election.
(n)Survival. This Section 5.5 shall survive the Closing (and any claims for the breach thereof may be brought) until the sixth anniversary of the Closing Date.
Section 5.6.Additional Efforts. Upon and subject to the terms of this Agreement, following the Closing, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions and the transactions contemplated by the other Transaction Documents.
Section 5.7.Public Announcements; Confidentiality.
(a)No Party hereto may, whether directly or indirectly, issue any press release or make any other announcement disclosing the existence of this Agreement, the other Transaction Documents, or the matters contemplated hereby or thereby without the prior consent of Parent and Buyer, except where such a press release or other announcement is required by Law, as reasonably determined by the party making such disclosure, as applicable, in which event such party making such disclosure shall give notice to the other parties hereto of such determination and an opportunity to comment upon any related release or announcement prior to such release or announcement, which comments shall be considered and incorporated in good faith. For avoidance of doubt, the filing of an SEC Form 8-K by any Party shall not require prior consent. Notwithstanding the foregoing, in no event shall the mention or general description of the transactions contemplated hereby by an executive of Buyer or an Affiliate of Buyer, or Parent or an Affiliate of Parent, in response to a question from a third party on earnings calls or similar public communications following the date hereof, either prior to or following the Closing, be prohibited by this Section 5.7 or require a Party to provide any other Party an opportunity to review or comment on such communications pursuant to this Section 5.7(a).
(b)The terms of the Confidentiality Agreement shall continue in full force and effect until Closing, at which time the Confidentiality Agreement shall terminate. After the Closing:
(i)Buyer and its Affiliates (including the Company Entities) shall not disclose, directly or indirectly, any information, documents, work papers or other materials of a confidential or proprietary nature related to any Seller Party or their respective Affiliates (including any such information obtained in connection with the entering into of this Agreement or the other Transaction Documents) and shall have all such information kept confidential; provided, however, that Buyer may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (B) that is or becomes available to Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to the Company Entities or any Seller Party, or (C) with the prior written approval of Parent; provided, further, that, to the extent that Buyer or its Affiliates may become legally compelled by any Governmental Entity to disclose any such information or if Buyer or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any Laws, Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Parent, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Buyer may disclose such information to the extent necessary to comply with applicable Law or regulation, or to enforce its obligations under this Agreement; and provided, further, that this Section 5.7 shall not prohibit or restrict or otherwise limit the use or disclosure by Buyer and its Affiliates of any documents, work papers or other materials or information related exclusively to the Business.
(ii)The Seller Parties and their respective Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Buyer or its Affiliates (which shall for the purposes of this Section 5.7 include, as of the Closing, the Company Entities) (including any information included in the Purchased Assets or Assumed Liabilities or obtained in connection with the entering into of this Agreement or the other Transaction Documents) and shall have all such information kept confidential; provided, however, that Parent may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Parent or its Affiliates, (B) that is or becomes available to Parent on a non-confidential basis from a source that is not bound by a confidentiality obligation to Buyer or (C) with the prior written approval of Buyer; provided, further, that, to the extent that Parent or its Affiliates may become legally compelled by any Governmental Entity to disclose any such information or if Parent or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any Laws, Parent or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Buyer, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Parent may disclose such information to the extent necessary to comply with applicable Law or regulation, in connection with any required Tax disclosures or to enforce its rights under this Agreement.
Section 5.8.Employees.
(a)No later than ten Business Days prior to the Closing, Buyer will deliver to the Seller Parties a list of each Company Employee required to be employed by a Company Entity immediately following the Closing (each such Company Employee, a “Closing Date Transferred Employee”). Prior to the Closing, the Seller Parties and Amedisys shall cause the employment of each Closing Date Transferred Employee who is not employed by a Company Entity to be transferred to a Company Entity. No later than three Business Days prior to the Closing, the Seller Parties and Amedisys will provide a final census, which will indicate the entity that employs each Company Employee as of immediately prior to the Closing.
(b)The terms and conditions of employment of all Company Employees immediately prior to the Closing (other than the Closing Date Transferred Employees, the “Delayed Transfer Employees” and together with the Closing Date Transferred Employees, the

“Transferred Employees”) shall be governed by the Employee Leasing Agreement for the relevant time periods specified therein.
(c)No later than 15 Business Days prior to the Closing Date, the Buyer shall, or shall cause one of its Affiliates to, offer employment to all Closing Date Transferred Employees on the terms set forth herein. The employment offers made by the Buyer or one of its Affiliates to such Closing Date Transferred Employee shall take the form of a written offer letter and shall provide (i) a base rate of pay that is not less than the base rate of pay paid to such Closing Date Transferred Employee by the relevant Company Entity immediately prior to the Closing through at least the first anniversary of the Closing, (ii) work at a geographic location that is not more than 50 miles from the location each Closing Date Transferred Employee worked at as of the Closing Date; and (iii) employee benefits (excluding change in control, retention, deferred compensation, equity or equity-based incentive or other long-term incentive, defined benefit pension and post-employment health or welfare benefits (collectively, the “Excluded Benefits”)), that are substantially comparable in the aggregate to the broad based employee benefits (excluding the Excluded Benefits) provided to similarly situated employees of Buyer and its Affiliates following the Closing. The Buyer shall, or shall cause one of its Affiliates to, offer employment to Delayed Transfer Employees in accordance with the Employee Leasing Agreement.
(d)With respect to the Transferred Employees, Buyer further agrees (except for with respect to the Excluded Benefits) to (i) recognize the existing levels of service and seniority for benefit plan purposes (including participation, vesting and for paid time off and levels of severance benefits for accrual purposes), and (ii) provide credit for purposes of eligibility and vesting under its benefit plans, programs or policies for service with the Company Entities or any Seller Party or any of their Affiliates prior to the Closing, provided that the foregoing service credit shall not be required to apply to the extent that its application would result in a duplication of benefits related to the same period of service. With respect to any welfare benefit plans maintained by Buyer that will cover Transferred Employees, Buyer shall use commercially reasonable efforts to waive or cause to be waived all pre-existing condition exclusions and waiting periods that might otherwise apply to the Transferred Employees and their covered dependents, other than limitations or waiting periods that have not been satisfied under any similar Business Benefit Plan prior to the Closing Date, and Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by a Transferred Employee and his or her covered dependents during the portion of the plan year of the Business Benefit Plan ending on the date such Transferred Employee’s participation in the corresponding Buyer welfare plan begins to be taken into account under such Buyer welfare plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket.
(e)Each Closing Date Transferred Employee who accepts Buyer or its applicable Affiliate’s offer of employment shall be eligible as of the Closing Date to immediately participate in the Buyer’s or its applicable Affiliate’s 401(k) plan, subject to the eligibility, age and service requirements of such 401(k) plan (as amended to recognize service with the Current Employer and its Affiliates). The Buyer’s or its applicable Affiliate’s 401(k) plan shall accept rollovers of each Closing Date Transferred Employee’s loans made under the applicable Business Benefit Plan that qualifies under Section 401(a) of the Code.
(f)Notwithstanding any provision herein, no term of this Agreement shall be deemed to create any Contract with any Transferred Employee, or to give any Transferred Employee the right to employment, continued employment, or any term or condition of employment with Buyer, any of the Company Entities or any related employer, or to interfere with Buyer’s or any of its Affiliates’ rights to terminate (or cause the Seller Parties or their Affiliates to terminate pursuant to an Employee Leasing Agreement) the employment of any Transferred Employee at any time. Except as otherwise provided in this Section 5.8, nothing in this Agreement shall diminish Buyer’s or any of its Affiliates’ rights to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. No provision of this Agreement shall constitute a limitation on rights of the Company Entities, Buyer or their Affiliates to amend, modify or terminate any Company Benefit Plan or other compensation or benefit plan, policy, program, agreement or arrangement at any time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and the Transferred Employees, and any other current or former service provider of any Company Entity or any beneficiary or dependents thereof, are not intended to be and shall not be construed as beneficiaries hereof.
(g)Nothing contained in this Agreement shall constitute or be deemed to be a waiver, modification, or creation of, or an amendment to, any Business Benefit Plan or any other compensation or benefit plan, program, policy, agreement or arrangement.
Section 5.9.Indemnification of Directors and Officers.
(a)From the Closing Date through the sixth anniversary of the Closing Date, Equity Buyer shall, and shall cause each applicable Company Entity to indemnify and hold harmless each person who is now, or has been at any time prior to the Agreement Date, a director or officer of such Company Entity (the “Company Indemnified Parties”), against all Liabilities and Losses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of a Company Entity or any predecessor thereof, whether asserted or claimed prior to, at or after the Closing Date, with respect to acts or omissions occurring at or prior to the Closing, to the fullest extent permitted under applicable Law and as set forth in the Governing Documents of the Company Entities.
(b)For a period of six years from and after the Closing Date, Equity Buyer will cause the Governing Documents of each Company Entity to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each Company Entity or any predecessor thereof than are presently set forth in the Governing Documents of each Company Entity and Equity Buyer will, and will cause each applicable Company Entity to, comply with the terms thereof.
(c)For a period of six years from and after the Closing Date, Parent shall maintain in effect policies of directors’ and officers’ liability insurance with respect to the Company Indemnified Parties for matters existing or occurring at or prior to the Closing Date subject to any exclusion in such policies, at no expense to the Company Indemnified Parties, on terms generally consistent with the policies that are in place immediately prior to the Closing.
(d)Equity Buyer shall cause the Company Entities to pay all expenses, including reasonable attorneys’ fees, incurred by Company Indemnified Parties in enforcing their indemnification rights set forth in this Section 5.9 to the extent any such Company Indemnified Party is the prevailing party, in whole or in part, and whether by settlement, order, judgment or otherwise, in any proceeding initiated by such Company Indemnified Party to enforce their rights to indemnification set forth in this Section 5.9.
(e)The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f)In the event Buyer, a Company Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, Buyer shall use commercially reasonable efforts to ensure that the successors and assigns of Buyer or such Company Entity (or their respective successors and assigns), shall assume the obligations set forth in this Section 5.9.
(g)The obligations of Buyer and the Company Entities under this Section 5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Company Indemnified Party to whom this Section 5.9 applies without the consent of such affected Company Indemnified Party.
Section 5.10.Names and Trademarks of Seller Parties. Within 180 days from the Closing Date or such longer period specified in the Transition Services Agreement with respect thereto, Buyer will and will cause each of its Affiliates (including the Company Entities) to take all action necessary to remove all references to Seller Party names and trademarks in conducting the Business. Buyer shall not and shall ensure that its representatives and the Company Entities after Closing do not, represent itself or themselves as a Seller Party or an Affiliate of any Seller Party or as representatives of any Seller Party or an Affiliate of any Seller Party. The prohibitions in this Section 5.10 shall expressly apply, without limitation, to the use of any company name, website, stationary, invoices, packaging and identifying signs bearing name or trademarks of any Seller Party or Seller Party Affiliate, except as permitted under the Transition Services Agreement. Notwithstanding the foregoing, this Section 5.10 shall not apply to or limit any: (a) factual references to the Company Entities and Business’s prior relationship to the Seller Parties; (b) use required for recordkeeping purposes or to comply with applicable Laws; or (c) use of any materials that are solely used internally by the Business’s own personnel and are not made publicly available or otherwise accessible to third parties.
Section 5.11.Names and Trademarks of Company Entities. Within 180 days from the Closing Date, Parent will and will cause each of its Affiliates (including the Asset Sellers) to take all action necessary to remove all public-facing references used by Parent or its Affiliates to any names and trademarks set forth on Schedule 5.11 (the “Divested Names”). Parent shall not, and shall use commercially reasonable efforts to cause its Affiliates, representatives and the Asset Sellers after Closing to not, represent itself or themselves as a Company Entity or an Affiliate of any Company Entity or as representatives of any Company Entity. Notwithstanding the foregoing, this Section 5.11 shall not apply to or limit any: (a) factual references to the Company Entities and Business’s prior relationship to the Seller Parties, (b) use required for recordkeeping purposes or to comply with applicable Laws, or (c) use of any materials that are solely used internally by the Seller Parties own personnel and are not made publicly available or otherwise accessible to third parties.
Section 5.12.Restrictive Covenants.
(a)In consideration of the completion of the Transactions, each Seller Party agrees that for a period of 18 months after the Closing Date (the “Restricted Period”), without the prior written consent of Buyer and other than transfers of employment as required under the Employee Leasing Agreement, such Seller Party shall not, and shall cause its Affiliates not to, directly or indirectly, (i) contact, approach or solicit for the purpose of offering employment to, hiring or engaging any Transferred Employee or (ii) seek to persuade any Transferred Employee to discontinue employment or engagement with Buyer or any of its Affiliates, including the Company Entities. Notwithstanding the foregoing, (A) the Seller Parties shall not be prohibited from (I) engaging in general solicitations of employment not directed at any Transferred Employees, (II) engaging search firms that do not target any Transferred Employees, or (III)

soliciting, hiring or engaging any Transferred Employee (y) whose employment was terminated by a Company Entity or other Affiliate of Buyer or (z) who resigned from employment with a Company Entity or other Affiliate of Buyer at least 12 months prior to such solicitation or hiring (in each case, assuming such Transferred Employee had not been solicited by a Seller Party in violation of this Section prior to the termination of or resignation from their employment); and (B) solicitation by individual, non-management employees of the Seller Parties without actual knowledge of the restrictions imposed by this Section 5.12 shall not constitute a violation of the prohibitions on solicitation contained herein; and (C) it will not constitute a violation of this Section for any Seller Party or its Affiliate to continue to engage, on a part-time basis, any Transferred Employee that worked on a part-time basis for such Seller Party or its Affiliate and, separately, for a Company Entity, as of Closing.
(b)Each Seller Party agrees that, (i) were such Seller Party to breach any of the covenants contained in this Section 5.12, the damage to Buyer may be irreparable, (ii) Buyer, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by such Seller Party of any such covenants, without having to post bond, and (iii) in the event that any provision of this Section 5.12 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law.
Section 5.13.R&W Policy. Buyer shall, and shall cause its applicable Affiliates to, (a) use best efforts to cause the R&W Policy to be bound no later than May 20, 2025 and (b) consult and cooperate with Parent to attempt to eliminate any proposed exclusions from coverage thereunder. Buyer shall pay when due all premiums, fees, costs and Taxes payable under the R&W Policy for which it is responsible thereunder and, once bound, use its reasonable commercial efforts to satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Policy. The R&W Policy will (i) waive any right of subrogation or contribution by the insurer(s) in favor of the Parent, the Seller Parties, their Affiliates, and their respective Representatives except in the case of Fraud, and (ii) provide that Parent, the Seller Parties and their Affiliates and Representatives are express third party beneficiaries of such waiver. Buyer and its Affiliates shall not terminate, cancel, amend, waive or otherwise modify the limitations on subrogation against the Seller Parties and their Affiliates in the R&W Policy in a manner that is adverse to any Seller Party or its Affiliates, in each case, without Parent’s prior written consent.
Section 5.14.Wrong Pockets. In the event that, on or after the Closing, any Party or any of its Affiliates receives payments or funds due or belonging to another Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving (or whose Affiliate has received) such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper Party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. Following the Closing, if Buyer or any of its Affiliates receives any mail, email, delivery, notice or packages addressed to any Seller Party or any of its employees or Affiliates and delivered to Buyer or a Company Entity, Buyer shall or shall cause the applicable Company Entity to promptly deliver such mail, email, delivery, notice or packages to Parent. Following the Closing, if any Seller Party or any of its Affiliates receives any mail, email, delivery, notice or packages belonging to a Company Entity or any of its employees, Parent shall promptly deliver such mail, email, delivery, notice or packages to Buyer. In the event that, on or after the Closing, the Seller Parties shall receive or possess any asset that is discovered to be a Purchased Asset, Parent shall promptly notify and transfer, or cause to be transferred, such asset to the applicable Buyer or its designee. Prior to any such transfer of assets by the Seller Parties pursuant to this Section 5.14, Seller Parties and Buyer agree that Parent or the applicable Seller Party who possesses such asset shall hold such asset in trust for Buyer or its designee. For the avoidance of doubt, any transfer of Purchased Assets pursuant to this Section 5.14 shall occur for no additional consideration unless otherwise agreed to in writing by the Buyer and Parent.
Section 5.15.Intercompany Agreements. Intercompany Agreements. Except as set forth in this Section 5.15, Buyer and the Seller Parties acknowledge and agree that all Contracts between or among a Seller Party or one of its Affiliates (excluding the Company Entities) on the one hand, and the Company Entities, on the other hand, and all rights and obligations of the Business or the Company Entities, the Seller Parties and the Seller Parties’ Affiliates under such Contracts will be terminated at or prior to the Closing (the “Terminated Intercompany Agreements”). No such Terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing. Notwithstanding the foregoing, this Section 5.15 does not require the Seller Parties, the Company Entities, or their Affiliates to terminate any of the following: (a) this Agreement or any of the other Transaction Documents or any Contract expressly contemplated by this Agreement or the other Transaction Documents, (b) the Contracts set forth in Section 5.15 of the Disclosure Schedule and (c) the Commingled Contracts, which are addressed in Section 5.18.
Section 5.16.No Shop. From the Agreement Date through the Closing Date or the earlier termination of this Agreement, no Seller Party or Company Entity or Parent will, and each shall cause its Subsidiaries, as applicable, and its and their respective Affiliates, officers, directors, employees, investment bankers, consultants, attorneys, and other agents acting on its and their behalf not to, directly or indirectly, solicit, initiate or seek any proposal or offer from or participate in any negotiation with any Person (other than Buyer or any Person on its behalf) regarding any acquisition of the equity interests of a Company Entity (including by merger or consolidation), any acquisition of all or a material portion of the Purchased Assets, or any acquisition of substantially all of the assets or business of a Company Entity (any such transaction, an “Acquisition Transaction”), except as required in connection with the Amedisys Transaction or as expressly contemplated by Section 2.8 or Section 5.19. Each Seller Party shall immediately upon execution and delivery of this Agreement cease any and all negotiations and discussions regarding any of the foregoing transactions and notify any parties to such negotiations and discussions to promptly destroy or return any confidential information provided thereto in connection therewith; (ii) and promptly (and in any event within two Business Days after receipt thereof) notify Buyer if it receives any proposal or offer regarding an Acquisition Transaction which could reasonably be expected to result in such proposal or offer.
Section 5.17.Regulatory Filings. Without limiting the generality of Section 5.1,
(a)In the event Parent determines in good faith (after reasonably consulting with and providing reasonable information requested by Buyer) that it is necessary, required or advisable to make a filing or filings under any Antitrust Laws, it shall notify Buyer in writing (a “Filing Notice”) and each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file as soon as reasonably practicable or advisable after Buyer receives the Filing Notice (x) a Notification and Report Form to the extent required by the HSR Act with respect to the Transactions and (y) any other filing or notification required pursuant to any other Antitrust Law applicable to the Transactions, (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act, and (iii) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable. Buyer shall pay all filing fees required under the HSR Act or any other Antitrust Law. Each of the Buyer and Parent agrees that it will use its reasonable best efforts to demonstrate that Buyer is an acceptable purchaser of the Purchased Assets and Purchased Entities and that Buyer will compete effectively using the Purchased Assets and Purchased Entities.

(b)In connection with the efforts referenced in Section 5.1 and this Section 5.17 to obtain all requisite Governmental Approvals for the Transactions and the Amedisys Transaction under the HSR Act, any other Antitrust Law or any Healthcare Law, each of the parties shall use reasonable best efforts to (i) promptly notify the other party of any substantive communication it or any of its Affiliates receives from any Governmental Entity in connection with any of the Transactions and, in the case of written substantive communications, provide copies thereof to the other party, (ii) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry brought by any Governmental Entity in connection with the Transactions, (iii) provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Entity, except the parties’ HSR Act filings, or in connection with any proceeding by a private party, in each case related in any way to any of the Transactions, and (iv) to the extent permitted by applicable Law, provide a reasonable opportunity to attend and participate in any substantive meetings, discussions, telephone conversations, or videoconference with a Governmental Entity related to such Governmental Entity’s review or approval of the Transactions. Subject to applicable Law, each Party shall, upon request by the other party, furnish Parent or Buyer, as applicable, with all information concerning itself, its Affiliates, officers, directors or equityholders, as applicable, and such other matters or assistance as may be reasonably necessary or advisable in connection with any statement, filing, notice, application or other submission made (or to be made) by or on behalf of Buyer, Parent or any of their respective Affiliates to any Governmental Entity related in any way to any of the Transactions or the Amedisys Transaction with respect to any Antitrust Law or any Healthcare Law. Parent and Sellers will promptly provide Buyer with each draft of any proposed DOJ Order (and any other draft documents related thereto) received from or provided to DOJ, and shall confer with Buyer regarding any potential changes thereto that relate to Buyer or Buyer’s obligations. Parent and Sellers shall keep Buyer reasonably apprised regarding the status and proposed timing for execution of a DOJ Order a reasonable amount of time prior to the date of execution of the proposed DOJ Order. Notwithstanding the foregoing, materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company Entities or the Purchased Assets, (B) as necessary to comply with Contracts, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided that each party may further designate competitively sensitive material provided pursuant to this Section 5.17(b) as “outside counsel only”. The foregoing obligations in this Section 5.17(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege and shall not apply to Parent or any of its Affiliates’ communications, correspondence, filings or submissions to any Governmental Entity related to the Amedisys Transaction, other matters unrelated not materially connected to the Transactions, or communications with the mediator or communications directed by the mediator in United States, et al, v. UnitedHealth Group, et al, (D.Md. Civil Case No. JKB-24-3267).
(c)Without limiting the generality of Section 5.17(b):
(i)If any objections are asserted with respect to the Transactions or the Amedisys Transaction under any Antitrust Law or any Healthcare Law or if any suit or action is instituted or threatened by any Governmental Entity or any private party challenging any of the proposed Transactions or the Amedisys Transaction as violative of any Antitrust Law or any Healthcare Law, or if a filing pursuant to Section 5.17(a) is reasonably likely to be rejected or conditioned by a Governmental Entity, then Parent, Sellers, and Buyer shall each use reasonable best efforts to resolve such objections or challenges as such Governmental Entity or private party may have to such transactions, including by contesting, resisting, opposing and defending any legal suit or action and vacating, lifting, reversing or overturning any Order, whether temporary, preliminary or permanent, seeking to enjoin, restrain, prevent or prohibit the Transactions or the Amedisys Transaction so as to permit consummation of the Transactions and the Amedisys Transaction as soon as practicable and in any event on or prior to the Final Date. Buyer shall use reasonable best efforts to diligently pursue all actions necessary to eliminate each and every impediment (including to satisfy any conditions set forth in or established by any Governmental Approval) and obtain all consents, clearances or approvals required from any Governmental Entity with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, regarding the legality of Buyer’s acquisition of the Purchased Assets and Purchased Equity, in each case, as promptly as reasonably practicable and in any event prior to the Final Date.
(ii)Without limiting, and in furtherance of, the obligations set forth in Section 5.17(c)(i), Buyer shall (A) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by order, consent decree, or otherwise, typical behavioral or conduct conditions acquirers agreed to in recent divestiture transactions under the HSR Act or other applicable Antitrust Laws including conditions comparable to those agreed to in In the Matter of The Golub Corporation et. al. (F.T.C., Decision and Order, Docket No. C-4753) and In the Matter of JAB Consumer Partners SCA SICAR et. al. (F.T.C., Decision and Order, Docket No. C-4766) so long as (i) the taking of such actions are conditioned upon Closing and (ii) neither Buyer nor any of its Affiliates shall be required to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or hold separate of such existing assets or businesses of Buyer or its Affiliates, or otherwise offer or commit to any action, non-action, condition or conduct requirement that would limit Buyer’s or its Affiliates’ freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Buyer or its Affiliates that are not Purchased Assets or Purchased Entities (except to the extent described in the following clause (B)), and (B) comply with all obligations imposed by any Governmental Entity to submit compliance reports relating to the Transactions or to cooperate with any monitor appointed by the Governmental Entity relating to the Transactions.
(iii)None of Buyer, its Affiliates, the Business or the Company Entities shall be obligated to take any such action unless the taking of such action is conditioned upon the Closing, in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other applicable Antitrust Laws or Healthcare Laws and to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) thereunder that would otherwise have the effect of restraining, preventing or delaying the consummation of the Transactions, or to avoid the commencement of any Legal Proceeding thereunder that seeks to prohibit the Transactions.
(iv)If any action is instituted by any Governmental Entity under the HSR Act or other applicable Antitrust Laws or Healthcare Laws that challenges the validity or legality of this Agreement, the Transactions or the Amedisys Transaction, Buyer shall use its reasonable best efforts to contest, resist, oppose, defend and resolve any such objection or action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the Transactions or the Amedisys Transaction, including to appeal promptly any adverse decision or order by any Governmental Entity (including prosecuting all available appeals).

(v)If staff of any particular Governmental Entity indicates to Buyer, Parent, or any Seller Party that this Agreement or any of the Transaction Documents is not an acceptable manner of divesting the Business to resolve the Governmental Entity’s concerns regarding the Amedisys Transaction pursuant to applicable Antitrust Law and Parent reasonably determines that such Governmental Entity’s consent, approval or order is reasonably likely to be withheld pending modification of the terms or provisions of this Agreement or any other Transaction Document, Buyer and the Seller Parties shall reasonably seek to modify the Transaction Documents as may be necessary to satisfy such Governmental Entity, provided that neither Buyer nor any Seller Party shall be required to agree to any expansion of the divested assets except in accordance with the requirements and procedures set forth in Section 2.8. In the event a court appoints a monitor to oversee the operation of the Business prior to the Closing, Parent and Buyer shall reasonably cooperate with such monitor.
(d)Prior to the earlier of the Closing or termination of this Agreement, Buyer shall not and shall cause its Affiliates not to take any action that could reasonably be expected to prevent or materially delay the consummation of the Transactions, including acquiring, investing in or otherwise obtaining any interest in or agreeing to acquire, invest in or otherwise obtain any interest in by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any Person or portion thereof if the entering into a definitive agreement relating to or the consummation of such acquisition, investment, purchase, merger or consolidation would reasonably be expected to materially delay or increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions.
(e)Neither Parent nor any Seller Party shall be required to take any action in connection with this Agreement (including Section 2.8, this Section 5.17, and Section 5.19) that is not expressly required by the terms of the Amedisys Merger Agreement (as of the date hereof). Parent and Sellers shall not commit to and effect, by consent decree, hold separate order or otherwise, without the prior written consent of Buyer, any restrictions on the Purchased Equity or Purchased Assets.
(f)Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall control all strategy and communications with any Governmental Entity related to this Agreement, the Transactions and the Amedisys Transaction in connection with or under any Antitrust Law or Healthcare Laws (including, in its sole discretion, the decision to enter into any agreements with any Governmental Entity to resolve any or all impediments raised under any Antitrust Law or Healthcare Laws in connection with the Amedisys Transaction) provided that Parent shall, in all cases, use good faith efforts to consider and reflect on all views and input provided by Buyer.
Section 5.18.Commingled Contracts.
(a)Buyer acknowledges that the Seller Parties or their Affiliates and one or more of the Company Entities are parties to certain Contracts listed in Section 5.18(a) of the Disclosure Schedule (such Contracts, the “Commingled Contracts”), which relate to both the Business and other businesses of the Seller Parties or their Affiliates (other than the Business) and may be material to the continuing operation of the Business. Prior to the Closing and for a period of 12 months after the Closing, Parent shall, and shall cause its Affiliates to, as Buyer reasonably requests, use its commercially reasonable efforts to either (i) assist Buyer to establish replacement Contracts, contract rights, bids, purchase orders or other agreements with respect to the Business between the applicable Company Entity and any third party which is a counterparty to a Commingled Contract (in each case as such terms are approved by Buyer in writing in advance), (ii) assign the rights and obligations under such Commingled Contract exclusively related to the Business to a Company Entity or Buyer (or such person as Buyer designates) or

(iii) establish reasonable and lawful arrangements designed to provide a Company Entity or Buyer (or such person as Buyer designates) the rights and obligations under such Commingled Contract related to the Business; provided, however, no Seller Party makes any representation or warranty that any third party will agree to enter into any such Contract, contract right, bid, purchase order or other agreement with Buyer or any Company Entity on the existing terms of the applicable Commingled Contract or at all; provided, further, to the extent compliance with this Section 5.18(a) would conflict with the obligations of the parties to the Transition Services Agreement (for instance, by causing a Commingled Contract to be separated in such a way that Services (as defined in the Transition Services Agreement) to be provided under the Transition Services Agreement can no longer be provided on the terms of the Transition Services Agreement), Buyer and Parent shall discuss and agree in good faith with respect to the appropriate treatment of the relevant Commingled Contract(s) in respect of such conflict. Notwithstanding anything contained in this Section 5.18(a) to the contrary, none of the Seller Parties or any of their Affiliates shall be required to expend money (excluding the cost of the Seller Party’s and its Affiliates’ and their respective employees’ time and efforts in accordance with this Agreement), commence any litigation or other Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any third party to fulfill its obligation under this Section 5.18(a).
(b)The failure to receive any of the consents described in this Section 5.18 shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VII shall have been met, and no representation, warranty, covenant or agreement of the Seller Parties set forth in this Agreement shall be breached or deemed breached.
Section 5.19.Joint Ventures.
(a)Buyer acknowledges that the Company Entities identified on Section 5.19(a) of the Disclosure Schedule are joint ventures (the “Joint Ventures”), related to which, as of the Agreement Date, the applicable Seller owns less than all of the outstanding equity interests, or Subsidiaries of such Joint Ventures.
(b)Subject to the terms and conditions of this Agreement, each Seller Party shall (i) use reasonable best efforts to obtain any necessary consent, approval, authorization or waiver of a Person that is required in connection with the transfer, sale, conveyance delivery or assignment of any equity interests in or owned by any Joint Venture, and (ii) reasonably cooperate as may be necessary or advisable to amend the Governing Documents of any applicable Joint Venture or to amend, replace, or terminate any management services agreement or other Contract between any Seller Party or any of its Affiliates, on the one hand, and any Joint Venture, on the other hand, in each case, (A) in a manner to reflect that, from and after Closing, the Seller Party’s equity interests will be owned by Equity Buyer and Equity Buyer will perform any services to the Joint Venture in connection therewith that were performed by the Seller Parties or their Affiliates prior to Closing, and (B) to release the Seller Parties and their Affiliates from any post-Closing Liabilities or restrictions in connection with the Joint Ventures to the maximum extent possible.
(c)All actions to be taken by any Seller Party pursuant to this Section 5.19 that result in (i) termination of any Contract of the applicable Joint Venture; (ii) material amendment of any Contract of the applicable Joint Venture that would remain in force post-Closing; (iii) any new Contract to be entered into by the applicable Joint Venture; or (iv) changes to the capitalization of the applicable Joint Venture must be approved in writing by Equity Buyer (such approval not to be unreasonably withheld, conditioned or delayed).
Section 5.20.Insurance. For a period of six years after the Closing, Parent shall, and shall cause its Affiliates to use commercially reasonable efforts to (a) maintain in full force and effect for the policies’ durations and (b) afford to the Company Entities the (i) benefit of coverage available under and (ii) to the extent applicable and available, right to proceeds under, all third party liability insurance policies issued to the Seller Parties covering the Business, the Company Entities or the Purchased Assets that are identified on Section 5.20 of the Disclosure Schedule with respect to any claim or loss covered by such policies relating to occurrences prior to the consummation of the Transactions that relates to the Business. If (x) a Company Entity would be entitled to the proceeds of a claim made after the consummation of the Transactions under a third party liability insurance policy of the Seller Parties identified on Section 5.20 of the Disclosure Schedule relating to occurrences prior to the consummation of the Transactions that are eligible for coverage thereunder and (y) Buyer informs the Seller Parties in a timely manner of such claim, then the Seller Parties shall use their commercially reasonable efforts (and Buyer will be responsible for any and all reasonable costs, expenses or taxes, incurred by Parent, Amedisys, their Subsidiaries and their respective Representatives in connection therewith, to file and pursue such claim. Buyer and the Company Entities shall reimburse the Seller Parties for any costs and expenses incurred thereby as a result of such claim and shall exclusively bear any deductibles, retentions, or uninsured, uncovered, unavailable or uncollectible amounts solely relating to or associated with such claim. This Section 5.20 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance.
Section 5.21.Release. Effective as of the Closing, each of the Seller Parties, on behalf of itself and its Affiliates, hereby waives and releases, to the fullest extent permitted under applicable Law, the Company Entities and their respective directors, officers, employees and representatives (the “Released Parties”) from and against any and all actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which the they may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Released Parties occurring prior to the Closing; provided, however, that this release shall not apply to (a) any rights or claims set forth in or contemplated by this Agreement or any other Transaction Document, (b) any rights to indemnification or exculpation provided for in the Governing Documents of any Company Entity, or claims with respect thereto, or (c) claims under the “tail” insurance policy or other insurance policy of the Company Entities.
Section 5.22.Reorganization. Prior to the Closing, the Seller Parties shall effect the reorganization described in Schedule 5.22.
Section 5.23.Notification of Certain Matters. From the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller Parties shall promptly notify Buyer of the occurrence or nonoccurrence of any fact or event which would be reasonably expected to cause any condition set forth in Article VII not to be satisfied.
Section 5.24.Healthcare Regulatory Filings. As soon as reasonably practicable following the execution of this Agreement and, in any event, within the time frames required by applicable Law, Buyer will file or cause to be filed with the applicable Governmental Entities, all applications, forms, notices, or other filings required to be filed by Buyer in connection with this Agreement or the Transactions contemplated hereby pursuant to, and in accordance with, applicable Healthcare Laws. Sellers agree to reasonably cooperate with Buyer in preparing and submitting any such filings reasonably required to consummate the transactions contemplated by this Agreement.
Section 5.25.Discharge of Excluded Liabilities. After the Closing, the Parent shall promptly pay or satisfy or cause to be paid or satisfied all Excluded Liabilities as they become due and payable.

Section 5.26.Transition Services. No later than 90 days following the date hereof, Buyer shall identify any transition services set forth in Schedule A to the Transition Services Agreement that it elects (i) not to have provided thereunder or (ii) to have provided for a shorter duration than contemplated thereby.  The Parties shall amend Schedule A to the Transition Services Agreement prior to Closing to reflect such changes.
Article VI
TERMINATION
Section 6.1.Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing (and each party that has any such right) are as follows:
(a)by mutual written consent of Equity Buyer and Parent;
(b)by Equity Buyer or Parent, if Closing has not occurred on or before January 30, 2026 (the “Final Date”); provided, that such date shall be automatically extended for an additional 30 days in the event that all conditions to Closing other than those set forth in Sections 7.1(d), 7.2(d) and 7.2(g) have been satisfied or are capable of being satisfied at the time of such extension;
(c)by Equity Buyer, if any Seller Party shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 being satisfied, and (ii) (A) if capable of being cured, has not been cured by such Seller Party within 30 days after Parent’s receipt of written notice thereof from Equity Buyer or (B) is incapable of being cured; provided, that Equity Buyer shall not have the right to terminate the Agreement pursuant to this Section 6.1(c) if the Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 7.2;
(d)by Parent, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 being satisfied, and (ii) (A) if capable of being cured, has not been cured by Buyer within 30 days after its receipt of written notice thereof from Parent or (B) is incapable of being cured; provided, that Parent shall not have the right to terminate the Agreement pursuant to this Section 6.1(d) if the Seller Parties are then in material breach of any of their representations, warranties, covenants or other agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 7.1;
(e)by Parent, if the Amedisys Transaction is terminated; or
(f)by Parent, if staff from any Governmental Entity notifies either Buyer or Parent in writing of its intention to recommend opposing or not approving Buyer as the purchaser of the Purchased Entities and Purchased Assets.
A termination of this Agreement under this Section 6.1 (other than Section 6.1(a)) will be effective two Business Days after the party seeking termination gives written notice to Buyer or Parent, as applicable. Notwithstanding any term in this Section 6.1, a party will not have the right to terminate this Agreement pursuant to Section 6.1(b), Section 6.1(c), Section 6.1(d) or Section 6.1(e) if the failure to satisfy or be able to satisfy any condition to Closing or consummate the

Transactions results primarily from the material breach by such party (or for Parent, a breach by any Seller Party) of any of its representations, warranties, covenants or agreements herein.
Section 6.2.Effect of Termination. If this Agreement is validly terminated pursuant to Section 6.1, then this Agreement will be of no further force or effect, except for the terms of Section 5.7, this Section 6.2, Article IX and related defined terms. Upon any termination pursuant to Section 6.1, no party will have any further Liability hereunder or with respect hereto, except for in connection with the above-referenced Sections or any pre-termination Fraud or willful or intentional breach of a covenant by such party, with respect to which all rights and remedies (under this Agreement or otherwise) will survive such termination and continue to exist. Nothing in this Section 6.2 shall be deemed to impair the right of any party hereto to compel specific performance by any other party of any of its obligations under this Agreement.
Article VII
CONDITIONS TO OBLIGATIONS TO CLOSE
Section 7.1.Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:
(a)(1) Each of the Fundamental Representations (except for Section 3.15 (Tax)) of the Sellers and the Company Entities shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except if any such representation and warranty is expressly stated to have been made as of a specific date, then instead, for such representation and warranty, as of such specific date), and (2) each representation and warranty in Article III (including Section 3.15 (Tax) but otherwise other than the Fundamental Representations) (x) that is qualified as to materiality, “in all material respects,” “material” or MAE will be true and correct and (y) that is not qualified as to materiality, “in all material respects,” “material” or MAE will be true and correct in all material respects, in each case under clauses (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except if any such representation and warranty is expressly stated to have been made as of a specific date, then instead, for such representation and warranty, as of such specific date).
(b)Each Seller Party will have performed and complied with, in all material respects, all covenants, obligations and agreements required by this Agreement to be performed by it on or before the Closing Date (or, for any such non-performance that has occurred, such non-performance will have been cured in all material respects).
(c)Parent will have delivered to Buyer a certificate from it, dated the Closing Date and executed by an officer of Parent, certifying with respect to the items in Section 7.1(a), Section 7.1(b) and Section 7.1(g).
(d) (i) The applicable waiting period, if any, and any extension thereof, under the HSR Act (including any agreement with any Governmental Entity to delay or not consummate the Transactions) will have expired or been duly terminated; (ii) the DOJ shall have approved the Transactions pursuant to a Consent Order; or (iii) the applicable Governmental Entity shall have issued an Order from a Governmental Entity in respect of an Antitrust Law that permits the Closing to occur.
(e)No Order will be in effect that restrains or prohibits the consummation of the Transactions.

(f)Each of the Seller Parties will have delivered (or caused to be delivered) to Buyer each other item required by this Agreement to be so delivered by the Seller Parties, including the deliveries set forth in Section 2.4(b).
(g)Since the date of this Agreement, no MAE shall have occurred.
(h)The consents listed on Section 7.1(h) of the Disclosure Schedule shall have been obtained.
(i)The R&W Policy will have been bound (other than any failure to be bound resulting from Buyer’s non-compliance with its obligations pursuant to Section 5.13).
Section 7.2.Conditions to Obligation of the Seller Parties to Close. The obligation of the Seller Parties to effect the closing of the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent, in Parent’s sole discretion:
(a)(1) Each of the Fundamental Representations of Buyer shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except if any such representation and warranty is expressly stated to have been made as of a specific date, then instead, for such representation and warranty, as of such specific date), and (2) each representation and warranty in Article IV (other than the Fundamental Representations) (x) that is qualified as to materiality, “in all material respects” or “material” or MAE will be true and correct, and (y) that is not qualified as to materiality, “in all material respects” or “material” or MAE will be true and correct in all material respects, in each case under clauses (i) and (ii), as of the Closing Date as though made on and as of the Closing Date (except if any such representation and warranty is expressly stated to have been made as of a specific date, then instead, for such representation and warranty, as of such specific date).
(b)Buyer will have performed and complied with, in all material respects, all covenants, obligations and agreements required by this Agreement to be performed by Buyer on or before the Closing Date (or, for any such non-performance that has occurred, such non-performance will have been cured in all material respects).
(c)Each of Equity Buyer and Asset Buyer will have delivered to Parent a certificate of a duly authorized officer of Equity Buyer or Asset Buyer, as the case may be, dated the Closing Date and executed by such officer, certifying with respect to the items in Section 7.2(a) and Section 7.2(b).
(d)(i) The applicable waiting period, if any, and any extension thereof, under the HSR Act (including any agreement with any Governmental Entity to delay or not consummate the Transactions) will have expired or been duly terminated; (ii) the DOJ shall have approved the Transactions pursuant to a Consent Order; or (iii) the applicable Governmental Entity shall have issued an Order in respect of an Antitrust Law that permits the Closing to occur.
(e)No Order will be in effect that restrains or prohibits the consummation of the Transactions.
(f)Buyer will have delivered (or caused to be delivered) to Parent each other item required by this Agreement to be so delivered by Buyer at Closing, including the deliveries set forth in Section 2.4(a).

(g)The Amedisys Transaction shall have been completed or will be completed substantially concurrently with the Closing.
Article VIII
INDEMNITY
Section 8.1.Survival. The parties hereto, intending to modify any applicable statute of limitations, agree that (a) none of the representations and warranties contained in Articles III or IV of this Agreement (other than the Fundamental Representations) or in any certificate delivered pursuant to this Agreement solely with respect to Sections 7.1(a) or 7.2(a) (other than with respect to the Fundamental Representations) (the “Bringdown Certification”) shall survive the Closing, and thereafter there shall be no Liability on the part of, nor shall any claim be made against, any Party hereto or any of their respective Affiliates or Representatives in respect thereof (except in respect of Fraud); (b) the Fundamental Representations shall survive until the sixth anniversary of the Closing Date plus ninety days; (c) the covenants and agreements set forth herein that are to be performed after the Closing shall survive the Closing in accordance with their respective terms (or until fully performed in accordance with this Agreement); and (d) the indemnification obligation set forth in Section 8.2(a)(v)(B) shall survive the Closing for a period of three years. For the avoidance of doubt, any covenants and agreements set forth herein that are to be performed in full prior to the Closing shall terminate upon the Closing. Notwithstanding the preceding sentences, any breach of a representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the applicable survival period in the preceding sentences if requisite written notice pursuant to Section 8.7 of the breach thereof giving rise to such right of indemnity shall have been given to Buyer (if the indemnity is sought against Buyer) or Parent (if the indemnity is being sought against the Seller Parties), as applicable, prior to such termination. Notwithstanding the foregoing, this Section 8.1 shall not be construed to limit a claim against any Person with respect to Fraud or willful breach of any covenant.
Section 8.2.Indemnification of the Buyer Indemnified Parties.
(a)Subject to the other terms and conditions of this Article VIII, from and after the Closing, (x) with respect to this Section 8.2(a) Parent (the “Seller Indemnifying Party”), shall indemnify, defend and hold harmless Buyer and its Affiliates (including the Company Entities) and their respective officers, directors and employees, and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities (including reasonable costs of investigation, preparation, defense and mitigation required under Section 8.11(a), and reasonable attorneys’ and other professional advisor and consulting fees and expenses in connection with any of the foregoing) (collectively, “Losses”) incurred, suffered or sustained by any of the Buyer Indemnified Parties arising out of or resulting from:
(i)any breach or inaccuracy of any Fundamental Representation contained in Article III or certified in the Bringdown Certification;
(ii)any breach, violation or failure to perform or comply with any covenant or agreement of any Seller, Parent or Amedisys in this Agreement;
(iii)any Fraud;
(iv)any Excluded Liabilities;
(v)any matter set forth on Section 8.2(a)(v) of the Disclosure Schedule.

(b)The Buyer Indemnified Parties’ right to make claims under Section 8.2(a) shall be subject to the following limitations and conditions:
(i)With respect to any Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to Section 8.2(a), such Losses shall be satisfied in the following order of priority: (A) first, if any applicable retention amount under the R&W Policy has not been satisfied, by release of an amount from the Escrow Account equal to the lesser of (I) the amount of such Loss and (II) the remaining unsatisfied portion of the applicable retention amount under the R&W Policy; (B) second, to the extent coverage is reasonably available thereunder, from the R&W Policy (in which case, for the avoidance of doubt, such Buyer Indemnified Party shall use commercially reasonable efforts to seek recovery thereunder before proceeding to clause (C) and (D)), (C) third, from the Escrow Account, in an amount equal to the then remaining portion of the Escrow Amount; and (D) fourth, from Parent.
(ii)The indemnification obligations of the Seller Indemnifying Party pursuant to Section 8.2(a) shall not exceed, in the aggregate, the Purchase Price; provided, that the limitations set forth in this clause (ii) shall not apply in the case of Fraud or willful breach of any covenant.
(c)Nothing in this Agreement is intended to limit the ability of the Buyer Indemnified Parties to make a claim, and recover, under the R&W Policy for and in respect of, any and all Losses incurred, suffered or sustained by the Buyer Indemnified Parties based upon, attributable to, arising out of, related to or resulting from any inaccuracy or breach of any representation or warranty contained in Article III, or in any certificate delivered by any Seller Party pursuant to this Agreement. For the avoidance of doubt, the limitations set forth in Section 8.2(b) are not intended to limit or inhibit in any way the rights or remedies of the Buyer Indemnified Parties or dictate the procedures for recovery under the R&W Policy.
Section 8.3.Indemnification of the Seller Indemnified Parties.
(a)Subject to the other terms of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Parent and Amedisys and their Affiliates and their respective officers, directors and employees, and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred, suffered or sustained by any of the Seller Indemnified Parties arising out of or resulting from:
(i)any breach or inaccuracy of any Fundamental Representation contained in Article IV or certified in the Bringdown Certification;
(ii)any breach, violation or failure to perform or comply with any covenant or agreement of Buyer in this Agreement; and
(iii)any Assumed Liabilities or Buyer’s ownership of the Purchased Assets or operation of the Business from and after the Closing Date.
(b)The indemnification obligations of Buyer pursuant to (A) Section 8.3(a) (other than the Buyer Fundamental Representations) shall not exceed, in the aggregate, an amount that is equal to the Purchase Price.
Section 8.4.Materiality. For purposes of determining whether there has been any breach of any representation or warranty and calculating any Losses arising out of or as a result thereof, each representation or warranty shall be read without regard and without giving effect to any materiality, MAE or other similar qualification contained in such representation or warranty (other than in respect of the representations and warranties contained in Section 3.7(b), as used in any defined term (e.g. “Material Contract”), or for purposes of determining the existence of Fraud).
Section 8.5.Certain Claims. Notwithstanding anything to the contrary in this Agreement (and without limiting the specific provisions excluding Fraud or willful breach of any covenant (or Losses arising therefrom) from certain of the limitations in Section 8.2 and Section 8.3), none of the limitations set forth in this Article VIII shall apply to or be construed to restrict or otherwise limit the rights of any party hereto in the case of Fraud or willful breach of any covenant.
Section 8.6.Effect of Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any other Transaction Document shall not be affected by any investigation, inquiry or examination conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.
Section 8.7.Indemnification Procedure. The party seeking indemnification under Section 8.2 or Section 8.3 is referred to as the “Indemnified Party” and the party against whom indemnity is sought is referred to as the “Indemnifying Party”. For the avoidance of doubt, the indemnification procedures with respect to Buyer Indemnified Parties’ recovery under the R&W Policy shall be governed by the provisions set forth in the R&W Policy. For the avoidance of doubt, claims with respect to Taxes shall be covered exclusively by the procedures set forth in Section 5.5 and are not subject to this Section 8.7.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion of any claim or commencement of any claim or Legal Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has suffered actual prejudice as a result of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right (but shall not be obligated), by giving a written notice to the Indemnified Party within fifteen (15) Business Days of the Indemnified Party’s notice of a Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall reasonably cooperate in good faith in such defense; provided, that notwithstanding anything to the contrary set forth in this Section 8.7(a), if the Indemnifying Party is a Seller Indemnifying Party, such Indemnifying Party shall not have the right to assume, defend or direct the defense of any such Third-Party Claim (i) that is reasonably likely result in Losses that would materially exceed the Seller Indemnifying Party’s indemnity obligations under this Article VIII, (ii) that seeks solely an injunction or other equitable relief against the Indemnified Party, or (iii) that is a criminal, regulatory or statutory enforcement action. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.7(b), such Indemnifying Party shall conduct the defense of such claim diligently and shall have the right to take such action as such Indemnifying Party deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-

Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action and shall (unless otherwise directed by the Indemnified Party) furnish the Indemnified Party with all material documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Party may reasonably request. Without limiting the preceding sentence, the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by such Indemnified Party subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to timely notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses arising out of or resulting from such Third-Party Claim (provided that the Indemnified Party shall not settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed).
(b)Settlement of Third-Party Claims. The Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement. The Indemnifying Party will not compromise, settle, or consent to the entry of any judgment with respect to any such Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party and the applicable third party wish to settle or consent to the entry of any judgment with respect to a Third-Party Claim and the proposed settlement or judgment (i) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, (ii) involves solely the payment of monetary damages for which the Indemnified Party will be fully indemnified hereunder, (iii) imposes no equitable remedies or other non-monetary relief obligations on the Indemnified Party or its Affiliates, and (iv) includes an unconditional written release by the claimants or plaintiffs of the Indemnified Party and its Affiliates from all Liabilities in connection with such Third-Party Claim, the Indemnifying Party shall give at least five Business Days’ prior written notice to that effect to the Indemnified Party, and the prior written consent of such Indemnified Party shall not be required.
(c)Direct Claims. Any claim for indemnification under this Article VIII by an Indemnified Party on account of any Losses that did not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party reasonably prompt written notice thereof. The failure to timely give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations pursuant to this Article VIII, except and only to the extent that the Indemnifying Party has suffered actual prejudice as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim during such 30 day period, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request.

With respect to each Direct Claim in respect of which a written notice has been duly delivered by the Indemnified Party pursuant to this Section 8.7(c):
(i)if the Indemnifying Party delivers a response thereto within such 30 day period in which such Indemnifying Party agrees to the Direct Claim, then any resulting payments shall be made to the Indemnified Party in accordance with Section 8.7(d);
(ii)if the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement; or
(iii)if the Indemnifying Party delivers a response within such 30 day period in which it rejects to the Direct Claim, then the Indemnifying Party shall set forth in such response in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 45 day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to the Direct Claim to which Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any of such Direct Claim, then they shall promptly prepare and sign a memorandum setting forth such agreement and any resulting payments shall be in accordance with Section 8.7(d). Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)Payments. Once a Loss (whether a Direct Claim or Third-Party Claim) is agreed to by the Indemnifying Party or finally adjudicated by a court of competent jurisdiction accordance with Article IX to be payable as provided in this Agreement, the Indemnifying Party shall, subject to the provisions of this Article VIII, satisfy its obligations within ten Business Days of such time by wire transfer of immediately available funds. If such Loss is to be satisfied from funds then remaining in the Escrow Account, Parent and Equity Buyer shall deliver a joint written instruction to the Escrow Agent, in accordance with the Escrow Agreement, directing the Escrow Agent to immediately release to Equity Buyer the amount of such Loss (or if the amount of such Loss exceeds the funds then remaining in the Escrow Account, all remaining funds shall be released to Buyer).
Section 8.8.Release of the Escrow Amount. Any portion of the Escrow Amount that is not disbursed to a Buyer Indemnified Party pursuant to this Article VIII and is remaining in the Escrow Account as of the date that is 12 months following the Closing Date (the “Release Date”) shall be released to Parent by the Escrow Agent pursuant to the terms of the Escrow Agreement, and Parent and Equity Buyer shall deliver a joint written instruction to the Escrow Agent directing such release; provided that an amount (a “Pending Claim Amount”) shall be retained by the Escrow Agent in the Escrow Account that represents a reasonable quantification (as reasonably determined, in good faith by Buyer) of indemnifiable Losses with respect to each pending and unresolved Direct Claim or Third-Party Claim (a “Pending Claim”) of which a Buyer Indemnified Party has provided written notice prior to the Release Date in accordance with this Article VIII; provided, however if the aggregate amount of all Pending Claims exceeds the portion of the Escrow Amount remaining in the Escrow Account as of the Release Date such remaining funds shall be retained in the Escrow Account. Any Pending Claim Amounts retained in the Escrow Account following the Release Date shall be further disbursed following resolution of the applicable Pending Claim (whether by agreement of the parties, or by final, non-appealable determination of a court of competent jurisdiction) and in accordance with joint instructions provided by the Parent and Equity Buyer or a final, non-appealable judgment of a court of competent jurisdiction establishing one or more of the parties’ rights to all or a portion of such Pending Claim Amount.
Section 8.9.Exclusive Remedy. Other than (a) with respect to Fraud, or willful breach of a covenant, or (b) for the enforcement of any other remedies expressly set forth in this Agreement (including Section 9.13), the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims against a Party to this Agreement for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement (or any certificate delivered hereunder or schedule or exhibit hereto) shall be pursuant to the indemnification provisions set forth in this Article VIII.
Section 8.10.Adjustment. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
Section 8.11.Mitigation; Other Limitations.
(a)The Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses upon and after becoming actually aware of any event which would reasonably be expected to give rise to any indemnifiable Losses hereunder to the same extent as if the matter was not subject to indemnification hereunder.
(b)Losses hereunder shall be calculated net of any applicable insurance or other recoveries available to the applicable Indemnified Party in respect of such Losses. In the event that any insurance or other recovery is actually received by any Indemnified Party with respect to any Losses for which such Indemnified Party has already been indemnified hereunder, then a refund equal to the amount of such insurance or other proceeds (net of the deductible for such insurance policies, costs of enforcement and associated costs and expenses of recovery, and any increases in premium) will be made promptly to the Indemnifying Party with respect to such Losses.
(c)No Indemnified Party will be entitled to recover any Loss to the extent such Indemnified Party has otherwise been compensated for such Loss under any other Transaction Document or otherwise, in each case as to avoid duplication or “double counting” of such Loss by such Indemnified Party.
(d)Buyer acknowledges and agrees that, except for the Sell-Side Representations, none of the Seller Parties, Company Entities or any other Person makes any express or implied representation or warranty with respect to the Company Entities, Seller Parties or their respective businesses (including the Business), assets (including the Purchased Assets), operations, Liabilities (including the Assumed Liabilities), condition (financial or otherwise) or prospects, and the Seller Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing, Buyer acknowledges and agrees that except for the Sell- Side Representations, none of the Seller Parties, Company Entities or any other Person makes or has made any representation or warranty to Buyer or its Affiliates or any of their respective representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company Entities, the Business, the Seller Parties, their Affiliates or any of the Purchased Assets or Assumed Liabilities, or (ii) any oral or written information furnished or made available to Buyer, its Affiliates or any of their respective representatives in the course of their due diligence investigation of the Purchased Assets, Assumed Liabilities, Company Entities or the Business, the negotiation of this Agreement or the

Transaction Documents or the consummation of the Transactions or the transactions contemplated thereby, including the accuracy, completeness or currency thereof, and none of the Company Entities, Seller Parties or any other Person shall have any Liability to Buyer or any other Person in respect of such information, including any subsequent use of such information, except in the case of Fraud.
(e)Buyer acknowledges and agrees that (i) Buyer has conducted its own independent investigation of the Transactions (including businesses, assets, employees, permits, Liabilities, operations, prospects, condition (financial or otherwise) or any projections of the Business or Seller Parties or their Affiliates (including the Company Entities)) and, in making its determination to enter into this Agreement and the other Transaction Documents and to proceed with the Transactions, has relied solely on the results of such independent investigation and the Sell-Side Representations and (ii) except for the Sell-Side Representations, Buyer has not relied on, or been induced by, any representation, warranty, or other statement of or on behalf of any Seller Party or any of their Affiliates (including any Company Entity), or any of their respective representatives or direct or indirect equity holders or any other Person, in making its determination to enter into this Agreement and the other Transaction Documents and to proceed with the Transactions.
(f)This Agreement may only be enforced against, and any claim or other Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties to this Agreement. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party or of any Affiliate of any party, or any of their successors or assigns, shall have any Liability for any obligations or Liabilities of any party under this Agreement or for any claim or other Legal Proceeding based on, in respect of or by reason of the Transactions.
(g)The Parties intend that Buyer shall be treated as the owner of the Escrow Account for Tax purposes, and all interest on or other taxable income, if any, earned with respect to the Escrow Amount pursuant to the Escrow Agreement shall be treated for all tax purposes as earned by Buyer.
(h)Neither the Parent nor any officer, director, investor, equity holder or Affiliate thereof shall have any right of contribution, indemnification or right of advancement from any Company Entity with respect to any payments owed by a Seller Indemnifying Party pursuant to this Article VIII.
Article IX
MISCELLANEOUS
Section 9.1.Fees and Expenses. Unless otherwise specifically provided pursuant to this Agreement all Expenses incurred in connection with this Agreement, and the Transactions or any other transaction contemplated under another Transaction Document shall be paid by the party incurring such Expenses.
Section 9.2.Entire Agreement; Amendment; Assignment.
(a)This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof.

(b)This Agreement may not be amended, supplemented, or otherwise modified except as specifically contemplated in Section 2.8, Section 5.19 or by an instrument in writing executed by the party against which such amendment, supplement, or other modification is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
(c)No party may assign this Agreement, nor any of the rights, interests or obligations hereunder, by operation of Law (including by merger or consolidation) or otherwise, without the prior written consent of the other parties hereto.
(d)Any assignment in contravention of the foregoing shall be void.
Section 9.3.Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in a writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 9.4.Notices. All notices, requests, demands, waivers, instructions or other documents or communications required or permitted to be given under this Agreement shall be in writing and shall be deemed effectively given only (a) when personally delivered, (b) confirmed delivery by a standard overnight carrier, (c) the day of transmission if delivered before 5:00 p.m. local time of the recipient on a Business Day, or the first Business Day following transmission if not transmitted before 5:00 p.m. local time of the recipient on a Business Day, via email to the email addresses below so long as the sender does not receive an auto reply from recipient’s email server indicating the recipient did not receive the email, or (d) three Business Days after deposit in the United States mail by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):
if to Buyer:    c/o Pennant Services, Inc.
    1675 E. Riverside Dr., Ste. 200
    Eagle, ID 83616
    Attention: Kirk Cheney
    Email: kirk.cheney@pennantservices.com
with a copy to (which shall
not constitute notice):            c/o Robinson & Cole LLP
            666 Third Avenue
            New York, New York 10017
            Attention: Leslie J. Levinson
            Email:    llevinson@rc.com

if to Parent:    UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, MN 55343
Attn: Richard Mattera
Ryan Adrian
Email: richard.mattera@uhg.com
ryan.adrian@uhg.com

with copies to (which shall
not constitute notice):    c/o Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention:    W. Morgan Burns
        Kate Sherburne
        Eli M. Isaacs
Email:         morgan.burns@faegredrinker.com
        kate.sherburne@faegredrinker.com
        eli.isaacs@faegredrinker.com
if to Amedisys:
Amedisys, Inc.
3854 American Way, Suite A
Baton Rouge, LA 70816
Attn: Jennifer Griffin
          Matt Crapanzano
          Nick Muscato
Email: jennifer.griffin@amedisys.com
             matthew.crapanzano@amedisys.com
             nick.muscato@amedisys.com
Notice given by a party’s counsel shall be considered notice given by that party.
Section 9.5.Governing Law; Waiver of Jury Trial. The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any rule or principle that might refer the governance or the construction of this Agreement to the Laws of another jurisdiction. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
Section 9.6.Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
Section 9.7.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement other than the third party rights under Section 5.9.
Section 9.8.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 9.9.Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
Section 9.10.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by e-mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by e-mail shall be deemed to be their original signatures for any purposes whatsoever.
Section 9.11.Interpretation.
(a)The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. References to independent contractors are to natural persons. When calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day. All terms defined in this Agreement shall have the defined meanings contained herein when used in any other Transaction Document or certificate or other document delivered pursuant to Section 2.4 unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns contained in this Agreement encompass the masculine as well as to the feminine and neuter genders of such terms. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as amended, qualified or supplemented as of the applicable time, including (in the case of Contracts and instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The reference to “$” or “Dollars” shall be United States Dollars. When used herein, the parenthetical statement “(with respect to the Business)” shall be construed to modify only Asset Sellers or Purchased Assets. Any reference to “Buyer” or “Buyers” will be deemed to be a reference to each of Asset Buyer and Equity Buyer, jointly and severally.
(b)The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
Section 9.12.[Intentionally Deleted].
Section 9.13.Specific Performance.
(a)The parties acknowledge that, in view of the uniqueness of the Transactions, each party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at Law or in equity. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement on the basis that (i) the other parties have an adequate remedy at law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise. Any party seeking an injunction or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or Order.

(b)Notwithstanding the foregoing, nothing in this Agreement shall limit Buyer’s rights under the R&W Policy.
Section 9.14.Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)Effective as of the Effective Time, Buyer hereby waives and agrees not to assert, and Buyer agrees to cause each Company Entity to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing of Parent, Amedisys, any of their Affiliates or any officer, employee or director of Parent, Amedisys or any of their Affiliates (any such Person, a “Designated Person”) in any matter involving the process of selling the Company Entities or the Purchased Assets, including arising out of or relating to this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any Transaction or a transaction contemplated pursuant to another Transaction Document (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Faegre Drinker Biddle & Reath LLP, Baker Botts LLP, Kirkland & Ellis LLP, and any other legal counsel currently representing any Designated Person in connection with the Transactions or any agreement, certificate, instrument or other document executed or delivered pursuant to the Transaction Documents or any Transaction or other transaction contemplated thereby (including the consideration, pursuit, negotiation, execution or performance hereof or thereof) (the “Current Representation”).
(b)Effective as of the Effective Time, Buyer hereby agrees not to control or assert, and Buyer agrees to cause each Company Entity not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any privileged communication between any legal counsel and any Designated Person during, arising from or relating to the Current Representation (the “Privileged Communications”), including in connection with a dispute with Buyer or any of its Affiliates (including, after the Closing Date, the Company Entities), it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person. Legal counsel to Parent, Amedisys or their Affiliates shall have no duty whatsoever to reveal or disclose any attorney-client communications or files relating to the Current Representation to Buyer or any of its Affiliates (including, after the Closing Date, the Company Entities) by reason of any attorney-client relationship between legal counsel to Parent, Amedisys or their Affiliates and the Company Entities or otherwise. Further, Buyer, together with any of its Affiliates (including the Company Entities), successors, or assigns, hereby agrees that it may not access, use or rely on the Privileged Communications after the Closing Date, including in any action or claim on or after the Closing Date against or involving any Seller Party or their Affiliates. Each party hereto will take the steps necessary to ensure that any privilege or protection relating to the Current Representation will survive the Closing, remain in effect, and be assigned to and controlled by Parent.
Section 9.15.Disclosure Schedule. The Disclosure Schedule has been prepared to correspond to and qualify specific numbered paragraphs of sections as set forth therein; provided, however, that any disclosure in the Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section of this Agreement to the extent the relevance of such disclosure to such other paragraph or section is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, is not an admission of Liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between or among the parties as to whether any obligation, item, or matter not described herein or included in any Disclosure Schedule is or is not material for purposes of this Agreement.
Section 9.16.Appointment as Agents.
(a)Each Amedisys Seller irrevocably constitutes and appoints (i) for all periods from the Agreement Date until the closing of the Amedisys Transaction, Amedisys, and (ii) for all periods after the closing of the Amedisys Transaction, Parent, as such Person’s agent, attorney-in-fact and representative, with full power to do any and all things on behalf of such Person, and to take any action required or contemplated to be taken by such Person, under this Agreement, any other Transaction Document or in connection with any transaction contemplated herein or therein, including receipt of any notice or service of process in connection with any claim under this Agreement (which will be deemed delivered or served upon each Seller upon delivery to Amedisys or Parent, as applicable). Each of Amedisys and Parent hereby accepts such appointment at the time it is to be made. Each Seller will be bound by all actions taken by Amedisys or Parent in such capacity regarding this Agreement, any Transaction Document or in connection with any transaction contemplated herein or therein. Amedisys or Parent, as applicable, will have authority to (a) execute and deliver to Buyer or any other Person on behalf of any or all of the Amedisys Sellers any and all instruments, certificates, documents and agreements called for by this Agreement or any Transaction Document and the transactions contemplated hereby and thereby, (b) resolve any issues related to the determination of any Post-Closing Adjustment Amount, and (c) agree to, negotiate, enter into settlements and compromises of, and comply with arbitration awards and court orders with respect to, any dispute relating to this Agreement or the Transactions. Buyer will at all times be entitled to rely upon any communication with Amedisys or Parent, as applicable, (including any document or other writing executed by Amedisys or Parent, as applicable) as being binding upon each Amedisys Seller, and Buyer will not be liable to Amedisys or Parent or any of their Subsidiaries for any such reliance during the applicable periods. Each Amedisys Seller agrees to take any further action required by applicable Law to effect the appointment set forth in this Section 9.16(a).
(b)Each Seller other than the Amedisys Sellers hereby irrevocably constitutes and appoints Parent as such Person’s agent, attorney-in-fact and representative, with full power to do any and all things on behalf of such Person, and to take any action required or contemplated to be taken by such Person or Parent, under this Agreement, any other Transaction Document or in connection with any transaction contemplated herein or therein, including receipt of any notice or service of process in connection with any claim under this Agreement (which will be deemed delivered or served upon each Seller upon delivery to Parent). Parent hereby accepts such appointment. Each such Seller will be bound by all actions taken by Parent in such capacity regarding this Agreement, any Transaction Document or in connection with any transaction contemplated herein or therein. Parent will have authority to (a) execute and deliver to Buyer or any other Person on behalf of any or all of such Sellers any and all instruments, certificates, documents and agreements called for by this Agreement or any Transaction Document and the transactions contemplated hereby and thereby, (b) resolve any issues related to the determination of any Post-Closing Adjustment Amount, and (c) agree to, negotiate, enter into settlements and compromises of, and comply with arbitration awards and court orders with respect to, any dispute relating to this Agreement or the Transactions. Buyer will at all times be entitled to rely upon any communication with Parent (including any document or other writing executed by Parent) as being binding upon each such Seller, and Buyer will not be liable to

Parent or any of its Subsidiaries for any such reliance. Each such Seller agrees to take any further action required by applicable Law to effect the appointment set forth in this Section 9.16(b).
Section 9.17.Amedisys Rights and Responsibilities. For the avoidance of doubt, until the closing of the Amedisys Transaction, Amedisys and not Parent shall be responsible for all of the covenants, commitments, agreements, obligations, representations, warranties and rights of Amedisys and the other Amedisys Sellers and Amedisys Entities contained in this Agreement and in the other Transaction Documents, including all representations and warranties contained in Article III and all pre-Closing covenants contained in Article V.
Section 9.18.Buyer Representations. The Seller Parties acknowledge and agree that, except for the representations set forth in Article IV, Buyer does not make any express or implied representation or warranty with respect to Buyer or its business, and Buyer hereby disclaims any such other representations or warranties.
Section 9.19.Guaranty. To induce the Seller Parties to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of Buyer’s obligations, covenants, agreements and other Liabilities under this Agreement (collectively, the “Obligations”). Guarantor acknowledges and agrees that the Seller Parties refuse to enter into the Agreement or to consummate the Transactions unless such Guarantor guarantees the Obligations and that Guarantor will benefit from the Seller Parties entering into the Agreement and consummating the Transactions. Guarantor’s obligation under this Section 9.19 is independent of any other remedy the Seller Parties may have to enforce the Obligations, and the Seller Parties need not resort to Buyer or pursue any remedy against Buyer before seeking payment or performance of the Obligations by Guarantor. No act or event needs to occur to establish the obligation of Guarantor. No act or event will in any way discharge Guarantor from its obligations hereunder, except full payment and performance of all of the Obligations. Guarantor hereby waives any and all defenses and discharges available to a guarantor or accommodation co-obligor in such capacity and hereby waives any and all defenses, claims, setoffs and discharges of Buyer or any other person obligated to pay or perform any of the Obligations, except the defense of discharge by payment and performance in full. If any payment received by the Seller Parties from Buyer or any other Person is thereafter set aside or returned for any reason, the Obligations to which such payment applied will continue to exist and be enforceable against Guarantor as if such payment had never been made. Guarantor will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation as to any of the Obligations against any person until all of the Obligations have been fully paid and performed. The provisions of this Section 9.19 shall survive the Closing or termination of this Agreement and shall remain in full force and effect until all Obligations have been fully performed and are fully satisfied.
[Remainder of page intentionally left black; signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.
EQUITY BUYER:

CORNERSTONE HEALTHCARE, INC.
By:
Name:
Title:

ASSET BUYER:

TENSAW RIVER HEALTHCARE LLC
By:
Name:
Title:

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PARENT:
UnitedHealth Group Incorporated
By:
Name:
Title:

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.
SELLERS:
Amedisys, Inc.
By:
Name:
Title:
[●]
By:
Name:
Title:
[●]
By:
Name:
Title:
[●]
By:
Name:
Title:
[●]
By:
Name:
Title:
[●]
By:
Name:
Title:

Signature Page to Purchase Agreement